SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Aon plc

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Table of Contents

Proxy Summary	1

Proposal 1—Resolutions Regarding the Re-election of Directors	5

Corporate Governance	12

Security Ownership of Directors and Executive Officers	18

Report of the Audit Committee	19

Principal Holdings of Voting Securities	21

Proposal 2—Advisory Resolution on Executive Compensation	22

Compensation Committee Report	23

Compensation Discussion and Analysis	24

Executive Compensation	36

Proposal 3—Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm	57

Proposal 4—Resolution to Re-appoint Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish law	57

Proposal 5—Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor’s under Irish law	58

Questions and Answers About the 2020 Annual General Meeting and Voting	64

Shareholder Resolutions for the 2020 Annual General Meeting	68

Notice of Annual General

Meeting of Shareholders

Friday, June 19, 2020 8:30 a.m. Central Daylight Time	At 200 East Randolph Street Chicago, Illinois United States of America

Online via webcast at www.meetingcenter.io/228952011
Password: AON2020

We are pleased to invite you to join our board of directors (the “Board” or the “Board of Directors”) and senior leadership at the Aon plc Annual General Meeting of Shareholders (the “Annual Meeting”) scheduled for Friday, June 19, 2020 at 8:30 a.m. Central Daylight Time.

Due to public health concerns and continuing uncertainty in connection with COVID-19, this year we will be making arrangements to enable persons to attend the Annual Meeting virtually via the Internet. The virtual attendance does not extend to voting at the Annual Meeting. In accordance with Irish law, we are required to have a principal meeting place, which is a physical location where shareholders may attend the Annual Meeting in person and vote thereat. However, in light of public health concerns and current local travel recommendations and restrictions, we strongly advise shareholders not to attend in person at the principal meeting place, but to vote in advance by one of the methods described on page 64 of the proxy statement, and, if you wish to hear the proceedings and ask questions, to do so virtually as described in the proxy statement.

Proposals:

1.	By separate resolutions, to re-elect each of the following 11 individuals as directors of the Company:

a.	Lester B. Knight
b.	Gregory C. Case
c.	Jin-Yong Cai
d.	Jeffrey C. Campbell
e.	Fulvio Conti
f.	Cheryl A. Francis
g.	J. Michael Losh
h.	Richard B. Myers
i.	Richard C. Notebaert
j.	Gloria Santona
k.	Carolyn Y. Woo

2.	To approve by an advisory resolution the compensation of the Company’s named executive officers (“NEOs”).

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (“Ernst & Young US”) for the fiscal year ending December 31, 2020.

4.

To re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law (“Ernst & Young Ireland”), to hold office until the conclusion of the Company’s next annual general meeting.

5.	To authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish law.

Other Business:

During the Annual Meeting, the Board will present, for consideration by the shareholders, the Company’s statutory financial statements under Irish law for the fiscal year ended December 31, 2019 (including the reports of the directors and the Irish statutory auditor thereon) and a review of the Company’s affairs.

Who Can Vote:

Only holders of Class A Ordinary Shares at the close of business on April 17, 2020 can vote at the Annual Meeting. Your vote is important. Please vote your shares by mail, over the Internet, or by telephone as soon as possible, or in person at the Annual Meeting.

How to Vote:

Holders of Class A Ordinary Shares may vote by mail, over the Internet, by telephone, or in person at the Annual Meeting. See “Questions and Answers About the 2020 Annual General Meeting and Voting—How do I vote?” on page 64 of the proxy statement.

Attending the Annual Meeting:

Shareholders who wish to attend the Annual Meeting in person or virtually should review pages 66-67 of the proxy statement.

A shareholder of record entitled to attend and vote at the Annual Meeting may appoint one or more proxies to attend, speak and vote on his or her behalf by any of the procedures set forth in the proxy statement. A proxy holder need not be a shareholder of record. To be valid, a proxy must be received by the Company by no later than 11:59 EDT on June 18, 2020, the proxy deadline.

Date of Mailing:

This notice and proxy statement is being mailed or made available to shareholders on or about April 24, 2020.

We urge you to read the attached proxy statement for additional information concerning the matters to be considered at the Annual Meeting. The proxy statement shall be deemed incorporated into this notice.

By Order of the Board of Directors,

Darren Zeidel

Company Secretary

April 24, 2020

Proxy Summary

The Board of Directors of Aon plc is soliciting proxies for use at the Company’s Annual General Meeting of Shareholders to be held on June 19, 2020

The following summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2019 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Voting Matters

Shareholders are being asked to vote on the following matters at the Annual Meeting:

Our Board’s Recommendation

Proposal 1. Resolutions Regarding the Re-election of Directors (page 5)

The Board and the Governance/Nominating Committee of the Board believe that the eleven nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

FOR each nominee

Proposal 2. Advisory Resolution on Executive Compensation (page 22)

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its NEOs as described in this proxy statement. The Board values shareholders’ opinions, and the Organization and Compensation Committee of the Board will take into account the outcome of the advisory vote when considering future executive compensation.

FOR

Proposal 3. Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm (page 57)

The Board and the Audit Committee of the Board believe that the continued retention of Ernst & Young US to serve as our independent registered accounting firm for the fiscal year ending December 31, 2020 is in the best interests of the Company and its shareholders. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s selection of Ernst & Young US as the Company’s independent registered accounting firm.

FOR

Proposal 4. Resolution to Re-Appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish law (page 57)

The Board and the Audit Committee of the Board believe that the continued retention of Ernst & Young Ireland to serve as our statutory auditor under Irish law from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting of the Company is in the best interests of the Company and its shareholders. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Board may appoint a statutory auditor to fill the vacancy.

FOR

Proposal 5. Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law (page 58)

The remuneration of our statutory auditor under Irish law must be fixed in a general meeting of the Company or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize the Board or the Audit Committee of the Board to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law. It is proposed that the Board would delegate the authority to determine the remuneration of the statutory auditor under Irish law to the Audit Committee of the Board in accordance with the Board’s procedures and applicable law.

FOR

2020 Aon Proxy Statement        1

Certain Proposals Mandated

by Irish Law

Certain proposals on which you are being asked to vote are customary or required for public limited companies incorporated in Ireland to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions. Specifically, proposals 4 and 5 are customary proposals and are mandated by Irish law.

Reorganization

On April 1, 2020, upon the consummation of a U.K. law Scheme of Arrangement (the “Reorganization”), Aon plc, a public company organized under the laws of Ireland (the “Company”), became the owner of the entire issued share capital of Aon plc, a company organized under the laws of the England and Wales (“Aon UK”), the new New York Stock Exchange-listed parent of the Aon group, and the successor issuer to Aon UK pursuant to Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Prior to the Reorganization, Aon UK had been the New York Stock Exchange-listed parent of the Aon group.

References in this proxy statement to the actions of the “Company,” “us,” “we” or “Aon” (or its Board of Directors, committees of its Board of Directors, or any of its directors or officers), its shares or SEC filings or any similar references relating to periods from, and after, the consummation of the Reorganization should be construed as references to the actions, shares or SEC filings of the Company (or, where appropriate, its Board of Directors, committees of its Board or its directors or officers) References in this proxy statement to the actions of the “Company,” “us,” “we” or “Aon” (or its Board of Directors, committees of its Board of Directors, or any of its directors or officers), its shares or SEC filings or any similar references relating to periods before the consummation of the Reorganization (other than the statutory financial statement under Irish law for the fiscal year ended December 31, 2019) should be construed as references to the actions of Aon UK (or, where appropriate, its Board of Directors, committees of its Board or its directors or officers), in each case unless the context requires otherwise.

Corporate Governance Highlights

Aon’s commitment to good corporate governance is integral to our business. Highlights of our strong corporate governance practices include:

Annual election of directors	Separation of Board Chairman and CEO functions	Strong Board oversight of risk management programs

10 of 11 directors are independent	Directors elected by a majority of votes cast in an uncontested election	Incentive-based compensation programs linked to performance

Regular executive sessions of the Board and its committees	Shareholder ability to call a special meeting	Robust share ownership guidelines for directors and senior executives

2        2020 Aon Proxy Statement

Director Nominees

		Director	Committee Membership(1)						Other
Name	Age	Since	A	OC	GN	E	F	C	Boards(2)
Lester B. Knight*	61	1999			C	C			0
Gregory C. Case	57	2005				X			1
Jin-Yong Cai*	60	2016		X			X		0
Jeffrey C. Campbell*	59	2018	X	X					1
Fulvio Conti*	72	2008	X		X	X	C		1
Cheryl A. Francis*	66	2010		X			X		2
J. Michael Losh*	73	2003	C		X	X	X		3
Richard B. Myers*	78	2006	X	X				X	0
Richard C. Notebaert*	72	1998		C	X	X	X		1
Gloria Santona*	69	2004	X		X			C	0
Carolyn Y. Woo*	66	1998	X	X				X	1

* Independent Director C = Chair X = Member

1. A = Audit Committee; OC = Organization and Compensation Committee; GN = Governance/Nominating Committee; E = Executive Committee; F = Finance Committee; C = Compliance Sub-Committee

2. Number of other public company boards on which the director will sit, as of the date of our Annual Meeting.

2019 Company Performance Highlights

In 2019, we delivered positive performance across each of our key metrics and continued to execute on our goals of strategically investing in client-serving capability and long-term growth opportunities across our portfolio, managing expenses, and effectively allocating capital to the highest return. Further, we returned approximately $2.4 billion of capital to shareholders through share repurchases and dividends, highlighting our strong cash flow generation and effective allocation of capital.

In assessing our performance, we focus on four metrics that are not recognized under U.S. generally accepted accounting principles (“GAAP”) that we communicate to shareholders: organic growth, expansion of adjusted operating margins, increase in adjusted diluted earnings per share, and increased free cash flow. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

The following is our measure of 2019 performance against GAAP metrics, as well as the four non-GAAP metrics outlined above:

•	2% Total Revenue Growth; 6% Organic Revenue Growth

•	19.7% Operating Margin; 27.5% Adjusted Operating Margin

•	$6.37 Earnings Per Share; $9.17 Adjusted Diluted Earnings Per Share

•	$1,835 million Cash flow from Operations; $1,610 million Free Cash Flow

2020 Aon Proxy Statement        3

2019 Executive

Compensation Highlights

Leadership Performance Program. In early 2020, we settled performance share units granted to our NEOs in 2017 under our twelfth Leadership Performance Program (“LPP”) cycle (“LPP 12”). The settlement of those units in Class A Ordinary Shares was contingent upon achieving adjusted earnings per share of at least $17.15 (threshold performance) over the performance period from January 1, 2017 to December 31, 2019, and reflects achievement of adjusted earnings per share of $21.41 (after permitted adjustments), which exceeded the target earnings per share of $17.95. Also in 2019, we granted performance share units under our fourteenth LPP cycle (“LPP 14”) to each of our NEOs (other than Mr. Lieb, who entered into a transition and separation agreement described below), which are expected to be settled in 2022 contingent upon the Company’s adjusted earnings per share performance over the January 1, 2019 to December 31, 2021 performance period.

Annual Incentive Compensation. Annual incentives for our NEOs typically are based on a comparison of current year adjusted operating income results against the prior year, as well as the Compensation Committee’s evaluation of each NEO’s contributions to our business and financial results, delivery of key strategic initiatives, and personal leadership. While our NEOs were eligible for annual incentive awards for 2019, in order to maintain alignment with our pay-for-performance executive compensation philosophy, Mr. Case and the other NEOs requested— prior to the determination of the funding status of the incentive pool for 2019 and prior to any individual determinations by the Board or the Compensation Committee—that they receive no annual incentive awards for fiscal 2019. The Board (for Mr. Case) and the Compensation Committee (for other NEOs) accepted this request. The annual incentive funding that would have been allocated to our CEO and other NEOs was instead reserved and allocated for the Company’s broad-based annual incentive bonus pool.

Compensation-Related Corporate

Governance Best Practices

Our compensation philosophy and related governance features are complemented by several policies and practices designed to align our executive compensation program with the long-term interests of our shareholders, including the following:

Robust share ownership guidelines for executive officers and directors	Clawback policy in the event of financial restatements, fraud, or a material violation of Company policies	Annual say-on-pay vote for shareholders

Robust annual risk assessment of executive compensation programs, policies, and practices	Independent compensation consultant advises the Compensation Committee	Prohibition on hedging transactions by all employees and directors; prohibition on pledging by executive officers and directors

Pay for performance philosophy weighted towards variable at-risk performance-based compensation	No dividends or dividend equivalents on unvested performance share awards	Effective balance between differentiated short-term and long-term performance factors and incentives

4        2020 Aon Proxy Statement

Proposal 1–Resolutions Regarding the

Re-Election of Directors

The Board of Directors unanimously recommends that shareholders vote

“FOR” each nominee to serve as director.

What am I voting on?

The eleven current members of the Board are standing for re-election, in each case for a one-year term.

The Governance/Nominating Committee of the Board (the “Governance/Nominating Committee”) has recommended to the Board that each director be nominated. With respect to Mr. Case, his employment agreement provides that he will be nominated for election as a director at each annual meeting of shareholders during the period of his employment. All nominees for director have consented to being named in this proxy statement named and have agreed to serve as directors if re-elected. We have no reason to believe that any of the nominees will not be available to serve as a director. However, if any nominee should become unavailable to serve for any reason, the proxies may be voted for such substitute nominees as may be designated by the Board.

The term of each director expires at the next annual general meeting of shareholders, and each director will continue in office until the election of his or her respective successor or until his or her resignation or removal in accordance with the Company’s articles of association (the “Articles”) or the Irish Companies Act 2014, as amended (the “Irish Companies Act”). Consistent with the terms of the Articles, the Board currently is authorized to have up to twenty-one members and the number of directors was most recently set by the Board at eleven.

Each of the eleven nominees for director will be elected by the vote of a majority of the votes cast with respect to such nominee. A shareholder may: (i) vote for the election of a nominee; (ii) vote against the election of a nominee; or (iii) abstain from voting for a nominee. Unless a proxy contains instructions to the contrary, it is assumed that the proxy will be voted “FOR” the re-election of each nominee named on the following pages. The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for 2020 Annual General Meeting” on page 68 of this proxy statement.

Aon values a number of attributes and criteria when identifying nominees to serve as a director, including professional background, expertise, reputation for integrity, business, financial and management experience, leadership capabilities, and diversity. In addition to the specific experience and qualifications set forth below, we believe all of the nominees are individuals with a reputation for integrity, demonstrate strong leadership capabilities, and are able to work collaboratively to make contributions to the Board and management.

Set forth on the following pages is biographical and other background information concerning each nominee for director. This information includes each nominee’s principal occupation as well as a discussion of the specific experience, qualifications, attributes, and skills of each nominee that led to the Board’s conclusion that each nominee should serve as a director. In addition, set forth below is the period during which each nominee has served as a director of Aon, including service as a director of Aon plc’s predecessor entities. The information presented below has been confirmed by each nominee for purposes of its inclusion in this proxy statement.

2020 Aon Proxy Statement        5

Bios

Lester B. Knight Director since 1999 Age: 61 Committees: • Executive Committee (Chair) • Governance/Nominating Committee (Chair)

Mr. Knight is a Founding Partner of RoundTable Healthcare Partners and the former Vice
Chairman and a director of Cardinal Health, Inc., a diversified healthcare service company.
Mr. Knight was Chairman of the Board and Chief Executive Officer of Allegiance Corporation
from 1996 until February 1999, and had been with Baxter International, Inc. from 1981 until 1996, where he served as Corporate Vice President from 1990, Executive Vice President from 1992, and as a director from 1995. Mr. Knight became Chairman of the Board of Directors of Aon in August
2008. He is a life director of NorthShore University HealthSystem and Junior Achievement of
Chicago, a life Trustee of Northwestern University, and a member of the Civic Committee of The
Commercial Club of Chicago.

The Board concluded that Mr. Knight should continue to serve as a director of Aon due to his experience as the founder of a private equity firm focused on investing in the healthcare industry, his executive background at several leading healthcare companies, and his financial and investment experience. Mr. Knight’s career in positions of executive and management leadership provides the Board and the Company with management expertise and experience in oversight.

Gregory C. Case Director since 2005 Age: 57 Committees: • Executive Committee

Mr. Case has served as Chief Executive Officer and director of Aon since April 2005. He also served as President from 2005 to 2018. Prior to joining Aon, Mr. Case was with McKinsey &
Company, the global management consulting firm, for 17 years where he served on the governing Shareholders’ Council and as head of the Global Insurance and Financial Services practice. Prior to joining McKinsey, Mr. Case was with the investment banking firm of Piper,
Jaffray and Hopwood and the Federal Reserve Bank of Kansas City. Mr. Case is a director of
Discover Financial Services.

The Board concluded that Mr. Case should continue to serve as a director of Aon due to his role as Chief Executive Officer of Aon, including his day-to-day leadership and intimate knowledge of Aon’s business and operations, and his background as a management consultant, including in the global insurance and financial services areas.

6        2020 Aon Proxy Statement

Jin-Yong Cai Director since 2016 Age: 60 Committees: • Finance Committee • Organization and Compensation Committee

Mr. Cai is a Partner at Global Infrastructure Partners, a global private equity investment firm.
Prior to his current position, Mr. Cai was a Partner at TPG Capital, L.P., a global private equity investment firm. From 2012 to 2016, Mr. Cai was the Chief Executive Officer of the International
Finance Corporation, a member of the World Bank Group and the largest global development institution focused on private sector development. Before the International Finance Corporation,
Mr. Cai worked in the financial services industry for nearly two decades, including 12 years with
Goldman Sachs Group, as a Partner and its top executive in China. He began his career at the
World Bank Group.

The Board concluded that Mr. Cai should continue to serve as a director of Aon due to his experience in global finance and international business, particularly in the Asian Pacific region.
Mr. Cai’s increased level of financial literacy and extensive background with international finance and global management provide valuable perspective and knowledge relating to financial risk and risks related to the Company’s international activities.

Jeffrey C. Campbell Director since 2018 Age: 59 Committees: • Audit Committee • Organization and Compensation Committee

Mr. Campbell is currently the Executive Vice President and Chief Financial Officer at American
Express, a position he has held since July 2013. From 2004 to 2013, Mr. Campbell served as the
Executive Vice President and Chief Financial Officer at McKesson Corporation. Prior to his time at McKesson Corporation, Mr. Campbell spent 13 years at AMR Corporation and its principal subsidiary, American Airlines, ultimately becoming its Chief Financial Officer in 2002. He serves as the Lead Director and Chair of the Audit Committee of Hexcel Corporation.

The Board concluded that Mr. Campbell should continue to serve as a director of Aon because of his background as a chief financial officer of a multinational, publicly traded, financial services corporation. His significant business experience, deep financial acumen, and leadership capabilities provide the Board and its committees with valuable management perspective, as well as knowledge and experience relating to the financial services sector. This experience has also led the Board to determine that Mr. Campbell is an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).

2020 Aon Proxy Statement        7

Fulvio Conti Director since 2008 Age: 72 Committees: • Finance Committee (Chair) • Audit Committee • Executive Committee • Governance/Nominating Committee

Mr. Conti served as Chairman of TIM SpA, a leader in the telecommunications market from May
2018 to September 2019. He served as Chief Executive Officer and General Manager of Enel SpA,
Italy’s largest power company, from May 2005 to May 2014. From 1999 until 2005, he served as
Chief Financial Officer of Enel. Mr. Conti has a financial and industrial career spanning over 40 years. From 1970 to 1990, he held many roles at Mobil Oil Corporation in Italy and other countries, including as Chief Financial Officer and general manager of Mobil Oil Europe and Chief Operating
Officer of Mobil Plastics Europe. From 1991 to 1995, Mr. Conti was Chief Financial Officer of
Montedison-Compart, SpA. Prior to joining Enel, SpA, he was the Chief Financial Officer and general manager of Ferrovie dello Stato SpA and Telecom Italia SpA. Mr. Conti currently serves as Chairman of Innova Italy Srl, Chairman of SGI SpA (Societa’ Gasdotti ltatlia SpA), director of
Fondo Italiano Efficienza Energetica (FIEE SGR SpA), director of Unidad Editorial SA, and director of RBC PSJC. Mr. Conti previously served as a non-executive director of Barclays plc,
RCS Mediagroup, and director of the Italian Institute of Technology. Mr. Conti served as a director of the National Academy of Santa Cecilia stepping down from his position in 2014. In 2009, he was appointed “Cavaliere del Lavoro” of the Italian Republic and in December of that year he became
“Officier de la Légion d’Honneur” of the French Republic.

The Board concluded that Mr. Conti should continue to serve as a director of Aon due to his background as a chief executive officer and chief financial officer of a large international energy company, his familiarity with international business and finance activities, particularly in the
European Union, and his global financial and management experience. In addition, Mr. Conti’s background as a chief financial officer of a multinational utility provides a knowledgeable resource on matters relating to financial reporting and treasury. This experience has also led the
Board to determine that Mr. Conti is an “audit committee financial expert” as defined by the SEC.

Cheryl A. Francis Director since 2010 Age: 66 Committees: • Finance Committee • Organization and Compensation Committee

Ms. Francis served as Executive Vice President and Chief Financial Officer of R.R. Donnelley &
Sons Co., a publicly traded print media company, from 1995 until 2000. Since 2000, Ms. Francis has served as a business consultant and, since August 2008, as Co-Chairman of the Corporate
Leadership Center. From 2002 until August 2008, she served as Vice Chairman of the Corporate
Leadership Center. Prior to her role at R.R. Donnelley, Ms. Francis served on the management team of FMC Corporation and its subsidiary, FMC Gold, including serving as Chief Financial Officer of FMC Gold from 1987 through 1991, and Treasurer of FMC Corporation from 1993 through 1995.
She was also an adjunct professor for the University of Chicago Graduate School of Business
from 1991 through 1993. Ms. Francis currently serves as a director of HNI Corporation and
Morningstar, Inc., and previously served as a director of Hewitt Associates, Inc. from 2002 until our acquisition of Hewitt Associates, Inc. in 2010.

The Board concluded that Ms. Francis should continue to serve as a director of Aon due to her background as a chief financial officer of a large publicly traded company, which provides the
Board with an increased level of financial literacy. In addition, her role as a Board member of other public companies provides valuable perspective on matters of risk oversight and executive management.

8        2020 Aon Proxy Statement

J. Michael Losh Director since 2003 Age: 73 Committees: • Audit Committee (Chair) • Executive Committee • Finance Committee • Governance/Nominating Committee

From July 2004 to May 2005, Mr. Losh served as Interim Chief Financial Officer of Cardinal Health, Inc., a diversified healthcare service company. From 1994 until 2000, Mr. Losh served as Chief Financial Officer and Executive Vice President of General Motors Corporation. Mr. Losh spent 36 years in various capacities with General Motors, where he served as Chairman of GMAC, its financial services group, Group Vice President of North American Sales, Service and Marketing, and Vice President and General Manager of both its Oldsmobile Division and Pontiac Division. Mr. Losh currently serves as a director of Prologis, Inc., Cardinal Health, Inc., Masco Corp., where he serves as non-executive chairman, and Amesite, Inc. He previously served as a director of H.B. Fuller Corporation, CareFusion Corporation, and TRW Automotive Corporation. Mr. Losh will not be standing for re-election to the boards of Prologis, Inc. at its 2020 annual meeting.

The Board concluded that Mr. Losh should continue to serve as a director of Aon due to his background as a chief financial officer of a large international automobile manufacturing company, which provides the Board with an increased level of financial literacy. In addition, his role as a board member of a variety of companies provides valuable perspective on matters of risk oversight and executive management. Mr. Losh’s experience has also led the Board to determine that Mr. Losh is an “audit committee financial expert” as defined by the SEC.

Richard B. Myers Director since 2006 Age: 78 Committees: • Audit Committee • Compliance Sub- Committee • Organization and Compensation Committee

General Myers is the President of Kansas State University. He previously served as the fifteenth
Chairman of the Joint Chiefs of Staff from October 1, 2001 until his retirement on September 30,
2005. In this capacity, he was the highest-ranking officer in the United States military and served as the principal military advisor to the President, the Secretary of Defense, and the
National Security Council. Prior to becoming Chairman, General Myers served as Vice Chairman of the Joint Chiefs of Staff from March 2000 to September 2001. From August 1998 to February
2000, General Myers was Commander in Chief, North American Aerospace Defense Command
and U.S. Space Command; Commander, Air Force Space Command; and Department of Defense
manager, space transportation system contingency support at Peterson Air Force Base,
Colorado. Prior to assuming that position, he was Commander, Pacific Air Forces, Hickam Air
Force Base, Hawaii, from July 1997 to July 1998. General Myers previously served as a director of
Deere & Company, Northrup Grumman Technologies, and United Technologies Corporation.
General Myers previously served as the Colin L. Powell Chair of National Security, Leadership,
Character, and Ethics at the National Defense University and was Chairman of the Board of
Directors of the United Service Organization’s World Board of Governors.

The Board concluded that General Myers should continue to serve as a director of Aon due to his background as the former Chairman of the Joint Chiefs of Staff, his strong leadership qualities and consensus building skills, and his related management experience. In addition, General
Myers’ extensive experience and knowledge of global affairs provides the Board with an invaluable resource regarding conducting business in diverse geo-political environments.

2020 Aon Proxy Statement        9

Richard C. Notebaert Director since 1998 Age: 72 Committees: • Organization and Compensation Committee (Chair) • Executive Committee • Finance Committee • Governance/Nominating Committee

From June 2002 until August 2007, Mr. Notebaert served as Chairman and Chief Executive Officer of Qwest Communications International Inc., a leading provider of broadband Internet based data, voice, and image communications. He previously served as President and Chief Executive Officer of Tellabs, Inc., which designs and markets equipment to providers of telecommunications services worldwide, from August 2000 to June 2002, and as a director of Tellabs from April 2000 to June 2002. He served as Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a full-service communications company, from 1994 until 1999. Mr. Notebaert first joined Ameritech Communications in 1983 and served in significant positions within the Ameritech organization before his election as Vice Chairman in January 1993, President and Chief Operating Officer in June 1993, and President and Chief Executive Officer in January 1994. Mr. Notebaert is a director of American Electric Power and serves as a member of the Board of Trustees of the University of Notre Dame. Mr. Notebaert previously served as a director of Cardinal Health, Inc. and as Chairman of the Board of Trustees of the University of Notre Dame.

The Board concluded that Mr. Notebaert should continue to serve as a director of Aon due to his background as a chairman and chief executive officer of several large international communications companies, which provides the Board with substantial global management, financial, and risk oversight experience. In addition, Mr. Notebaert’s experience as a director of a variety of companies provides valuable perspective on matters of risk oversight and executive management.

Gloria Santona Director since 2004 Age: 69 Committees: • Compliance Sub- Committee (Chair) • Audit Committee • Governance/Nominating Committee

Ms. Santona is currently Of Counsel at Baker McKenzie, an international law firm. Ms. Santona served as Executive Vice President, General Counsel and Secretary of McDonald’s Corporation
from 2001 to 2017 when she retired. Since joining McDonald’s in 1977, Ms. Santona held positions of increasing responsibility in the legal department, serving as U.S. General Counsel from
December 1999 to June 2001 and corporate General Counsel since 2001. She is a member of the
American Bar Association, the Association of General Counsel, the Society for Corporate
Governance, and the National Society of Corporate Directors. She is a former member of the
Board of Directors of the American Society of Corporate Secretaries, the Association of
Corporate Counsel, and the Minority Corporate Counsel Association. She is also a member of the
Board of Trustees of Rush University Medical Center, and is a member of the Boards of Directors of the National Immigrant Justice Center. She is a former member of the Board of Trustees of the
Chicago Zoological Society and the Chicago Symphony Orchestra and the Board of Directors of
The Chicago Network and the Chicago Food Depository.

The Board concluded that Ms. Santona should continue to serve as a director of Aon due to her background as a general counsel and secretary of a large international corporation and her related legal experience, which is particularly relevant to Aon in light of Aon’s worldwide operations. Her experience also provides the Board with expertise in the area of regulatory compliance and risk management globally.

10        2020 Aon Proxy Statement

Carolyn Y. Woo Director since 1998 Age: 66 Committees: • Audit Committee • Compliance Sub-Committee • Organization and Compensation Committee

Dr. Woo is the former President and Chief Executive Officer of Catholic Relief Services, a position she held from 2012 to 2016. From July 1997 to December 2011, Dr. Woo served as the Dean of the Mendoza College of Business at the University of Notre Dame. Dr. Woo currently serves on the Board of Directors of NiSource Industries, Inc. and Arabesque Partners.

The Board concluded that Dr. Woo should continue to serve as a director of Aon due to her background as leader of a global relief organization, which provides the Board with an invaluable resource regarding conducting business in diverse geo-political environments. In addition, her previous position as former dean of the business school of a large university provides leadership expertise and consensus building skills as well as relevant management and business experience.

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Corporate Governance

We are committed to continually enhancing our strong corporate governance practices, which we believe help us sustain our success and build long-term value for our shareholders. Aon’s Governance Guidelines provide the framework for our system of corporate governance, which, together with our committee charters and Code of Business Conduct, sets forth standards of conduct for employees, officers, and directors. The Board provides oversight of Aon’s overall performance, strategic direction, and executive management team performance. The Board also approves major initiatives and transactions and advises on key financial and business matters. The Board is kept apprised of the Company’s progress on a regular basis through Board and committee meetings, discussions with management, operating and financial reports provided by our Chief Executive Officer and Chief Financial Officer, and other materials distributed to the Board throughout the year. The charter of each committee, the Governance Guidelines, and the Code of Business Conduct are available on the corporate governance section of our website at http://www.aon.com/about-aon/corporate-governance/corporate-governance.jsp.

Good Corporate Governance Practices Highlights of our corporate governance practices include:

Board Independence. All of our directors are independent, with the exception of our Chief Executive Officer.

Independent Chairman. Since 2008, Lester B. Knight has served as the independent, Non-Executive Chairman of the Board.

Annual Elections with Majority Voting. Directors are elected annually by a majority of votes cast in an uncontested election.

Incentive Repayment Policy and Forfeiture Provision. Our Board has adopted an incentive repayment policy whereby the Board may cancel or require reimbursement of any incentive payments or equity-based awards received if the incentive payment or equity-based award was based on the achievement of financial results that are subsequently restated. In addition, beginning with equity-based awards granted in 2019, unvested equity-based awards are subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants.

Robust Share Ownership Guidelines. Our Board has established share ownership guidelines for senior management, requiring that our Chief Executive Officer hold at least six times his base salary in Class A Ordinary Shares, and each other member of senior management hold at least three times his or her base salary in Class A Ordinary Shares. Our Chief Executive Officer has agreed to hold shares in excess of the guidelines, committing to hold at least twenty times his base salary in Class A Ordinary Shares. Our Board has also established share ownership guidelines for non-management directors, requiring that each such director hold at least five times the annual Board retainer in Class A Ordinary Shares.

Restrictions on Hedging and Pledging Company Shares. Our Board has adopted a policy prohibiting all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Compensation Programs. The Compensation Committee oversees our incentive compensation programs, which are designed to link pay to performance and not encourage excessive risk-taking.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board are held by separate individuals. Lester B. Knight has served as the Non-Executive Chairman of the Board since 2008. The position of Non-Executive Chairman is independent from management. As Non-Executive Chairman, Mr. Knight sets the agendas for, and presides over, the Board meetings and also chairs executive sessions of the non-management directors. The Chief Executive Officer is also a member of the Board and participates in its meetings. The Board believes the separation of the positions of Chief Executive Officer and Chairman is the appropriate structure at this time as it allows the Chief Executive Officer to focus on the management of the Company and the Chairman to ensure that the Board is focused on its oversight responsibilities, including independent oversight of management.

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Board Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, competitive risks, financial risks, legal and regulatory risks, cybersecurity risks, and others. Management is responsible for the day-to-day management of risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to ensure that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that establishing the right “tone at the top” and full and open communication between management and the Board are essential for effective risk management and oversight. The Board receives presentations from senior management on strategic and risk enterprise matters involving the Company. In addition, senior management attends Board meetings and is available to address any questions or concerns raised by the Board related to risk management and any other matters.

While the Board is ultimately responsible for our risk oversight, the committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The role of each committee in connection with risk oversight is provided in this proxy statement in the section captioned “Board of Directors and Committees.”

The Board believes that its oversight of risks, primarily through delegation of primary responsibility to committees to oversee specific risks within their areas of responsibility and expertise, and the sharing of information with the full Board, is appropriate for a company like Aon. The chair of each committee that oversees risk provides a summary of the matters discussed with the committee to the full Board following each committee meeting. The minutes of each committee meeting are also provided to all Board members.

Director Independence

Aon’s Governance Guidelines require that it have a majority of directors who meet the categorical independence standards adopted by the Board, which must meet or exceed the independence requirements of the New York Stock Exchange (“NYSE”) corporate governance standards. The Governance Guidelines further provide that each of the Audit Committee, Governance/Nominating Committee, and Compensation Committee be composed entirely of independent directors.

In connection with the determination of director independence, the Governance/Nominating Committee reviewed the categorical standards together with other applicable legal requirements and the rules of the NYSE. The Governance/Nominating Committee also reviewed information compiled from the responses to questionnaires completed by each nominee for director, information derived from our corporate and financial records, information available from public records, and information received from other relevant parties. Following this review, the Governance/Nominating Committee delivered a report to the Board, and the Board made its determination of director independence.

As a result of this review, the Board affirmatively determined that each nominee for director other than Mr. Case is independent under the categorical standards adopted by the Board, applicable legal requirements, and the rules of the NYSE. Mr. Case is considered a management director because of his position as our Chief Executive Officer.

In determining that each of the non-management directors is independent, the Board also considered the following relationships that it deemed were immaterial to such director’s independence:

•

With respect to Mr. Knight, Mr. Campbell, and Ms. Santona, the Board considered that, in the ordinary course of business, Aon has sold services to, or received services from, a company or other entity at which the director is an employee and the amount that we received from or paid to the entity in any of the previous three fiscal years was below the greater of $1 million or two percent (2%) of that entity’s annual revenue; and

•

With respect to Mr. Knight, Ms. Francis, Mr. Notebaert, General Myers and Ms. Santona, the Board considered that Aon or certain of its affiliates made charitable contributions in 2019 to organizations in which the director or the director’s spouse was an officer, director, or trustee. In each case, the amount that we contributed was below the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenue.

2020 Aon Proxy Statement        13

Board of Directors and Committees

The Board met seven times in 2019 and acted by unanimous written consent on one occasion. All nominees for director who served as a director in 2019 attended at least 75% of the total meetings of the Board and committees of the Board on which they served.

In accordance with NYSE rules and the Governance Guidelines, non-management directors meet regularly in executive session without management. Mr. Knight chairs these executive sessions.

The Board has five standing committees: the Executive Committee, the Audit Committee, the Finance Committee, the Governance/Nominating Committee and the Organization and Compensation Committee. The Board has also established the Compliance Sub-Committee as a standing sub-committee of the Audit Committee.

Executive Committee

When the Board is not in session, the Executive Committee is empowered to exercise the power and authority in the management of the business and affairs of Aon as would be exercised by the Board, subject to certain exceptions. The Executive Committee acted by unanimous written consent on four occasions in 2019.

Audit Committee

The primary purposes of the Audit Committee are to assist the Board with the oversight of: (i) the integrity of Aon’s financial statements and financial reporting process; (ii) Aon’s compliance with legal and regulatory requirements and ethics programs established by management and the Board; (iii) the engagement of Aon’s independent auditor, and its qualifications, independence and performance; (iv) subject to the provisions of Irish law, the appointment and performance of Aon’s statutory auditor as required under Irish law; and (v) the performance of Aon’s internal audit function. In discharging this role, the Audit Committee is authorized to retain outside counsel or other experts as it deems appropriate to carry out its duties and responsibilities.

The Board has also delegated to the Audit Committee the primary responsibility for the oversight of the Company’s risk management. The charter of the Audit Committee provides that the Audit Committee will discuss guidelines and policies with respect to the Company’s risk assessment and risk management, including the major financial risk exposures facing the Company and the steps management has taken to monitor and control such exposures. The Audit Committee also has primary responsibility for oversight of cybersecurity risk and engages in regular discussion with management regarding cybersecurity risk mitigation and incident management. The Audit Committee also has general oversight responsibility for the Company’s legal, regulatory, and ethics policies and programs and annually reviews the adequacy of those policies and programs, including Aon’s Code of Business Conduct. In addition, the Audit Committee periodically reviews with management any material correspondence with, or other action by, regulators or governmental agencies.

In 2019, the Audit Committee met nine times. The Board has determined that each of the members of the Audit Committee is independent as defined by the rules of the NYSE and under the Company’s categorical independence standards, as well as Rule 10A-3 under the Exchange Act. In addition, as required by the rules of the NYSE, the Board has determined that all of the Audit Committee members are financially literate, and that Mr. Losh, Mr. Campbell, and Mr. Conti are “audit committee financial experts” within the meaning of rules promulgated by the SEC.

Additional information regarding the Audit Committee’s responsibilities may be found in this proxy statement in the section captioned “Report of the Audit Committee.”

Compliance Sub-Committee

In light of the breadth and number of responsibilities that the Audit Committee must oversee, and the importance of the evaluation and management of risk related to our compliance programs and policies, the Board formed the Compliance Sub-Committee, a standing sub-committee of the Audit Committee. The primary responsibilities of the Compliance Sub-Committee are to: (i) oversee matters of non-financial compliance, including Aon’s implementation of compliance programs, policies, and procedures that are designed to be responsive to the compliance and regulatory risks facing Aon; (ii) assist the Audit Committee in fulfilling its oversight responsibilities for our compliance and ethics programs, policies, and procedures; and (iii) perform any other duties as directed by the Audit Committee or the Board. The Compliance Sub-Committee reports regularly to the Audit Committee and the Board regarding its activities.

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Each member of the Compliance Sub-Committee is independent as defined in the independence standards of the NYSE. The Compliance Sub-Committee met four times during 2019.

Finance Committee

The Finance Committee is responsible for assisting the Board with monitoring and overseeing Aon’s balance sheet, including Aon’s capital management strategy, capital structure, investments, returns, and related policies. The Finance Committee also reviews certain proposed mergers, acquisitions, divestitures, and strategic and passive investments in accordance with policies established by the Board. In addition, the Finance Committee oversees the financial, investment, and actuarial policies and objectives of Aon’s U.S. tax-qualified defined benefit plans, reviews the investment performance of non-U.S. benefit and retirement plans, and reviews Aon’s major insurance programs.

Each member of the Finance Committee is independent as defined in the independence standards of the NYSE. The Finance Committee met seven times during 2019.

Governance/Nominating Committee

The Governance/Nominating Committee oversees the risks associated with Aon’s overall governance and: (i) identifies and recommends to the Board candidates for service on the Board; (ii) reviews and recommends the re-nomination of incumbent directors for each annual general meeting; (iii) reviews and recommends Board committee appointments; and (iv) leads the annual performance evaluation of the Board and its committees. In addition, the Governance/Nominating Committee develops and recommends the Governance Guidelines to the Board, reviews related party transactions, and annually reviews compliance with share ownership guidelines.

Each member of the Governance/Nominating Committee is independent as defined in the independence standards of the NYSE. The Governance/Nominating Committee met four times during 2019.

Organization and Compensation Committee

The Organization and Compensation Committee assists the Board in carrying out its overall responsibilities with regard to executive compensation, including oversight of the determination and administration of our compensation philosophy, policies, programs, and plans for executive officers and non-management directors. The Compensation Committee annually reviews and determines the compensation of Aon’s executive officers, including the Chief Executive Officer, subject to the input of the independent members of the Board. The Compensation Committee consults with the Chief Executive Officer on, and directly approves, the compensation of other executive officers, including special hiring and severance arrangements.

The Compensation Committee administers the Amended and Restated Aon plc 2011 Incentive Plan (and its predecessor plans) (the “Shareholder-Approved Plan”), including granting equity (other than awards to the Chief Executive Officer, which awards are approved by the independent members of the Board) and interpreting the Shareholder-Approved Plan, and has certain settlor responsibilities with respect to our other U.S. employee benefit programs. In addition, the Compensation Committee reviews and makes recommendations to the Board concerning non-management director compensation and amendments to U.S. employee benefit plans or equity plans. The Compensation Committee reviews and discusses the compensation disclosures contained in the proxy statement. As part of these duties, the Compensation Committee reviews the risks associated with Aon’s compensation practices, including an annual review of Aon’s risk assessment of its compensation policies and practices for its employees. The Compensation Committee also reviews and monitors the Company’s policies and practices with respect to diversity, inclusion, and equal employment opportunity.

Each member of the Compensation Committee is independent as defined in the independence standards of the NYSE. The Compensation Committee met six times and acted by unanimous consent five times during 2019. Additional information regarding the Compensation Committee’s responsibilities may be found in this proxy statement in the sections captioned “Compensation Committee Report” and “Compensation Discussion and Analysis.”

Other Corporate Governance Practices

Director Selection and Shareholder Recommendations

The Governance/Nominating Committee will consider shareholder recommendations for director candidates. Recommendations, together with the name and address of the shareholder making the recommendation, relevant biographical information regarding the proposed candidate, and a description of any arrangement or understanding between

2020 Aon Proxy Statement        15

the shareholder and the proposed nominee, should be sent to the Company Secretary. Consistent with the Governance Guidelines, the Governance/Nominating Committee considers a number of criteria in evaluating director candidates, including professional background, expertise, reputation for integrity, business, finance and management experience, leadership capabilities, and potential contributions to the Board. The Governance/Nominating Committee also considers whether a potential nominee would satisfy the categorical independence standards adopted by the Board consistent with the NYSE corporate governance standards.

The Board values diversity as a factor in selecting nominees to serve on the Board and believes that the diversity that exists in its composition provides significant benefits to the Board and Aon. Although there is no specific policy on diversity, the Governance/Nominating Committee considers the criteria noted above in selecting nominees for director in an effort to have a Board comprised of members from diverse backgrounds who have a broad spectrum of experience and expertise and a reputation for integrity. Such considerations may include gender, race, national origin, functional background, executive or professional experience, and international experience. The effectiveness of the nomination process, including the criteria used for selecting nominees for director, is evaluated by the Board each year as part of its annual self-evaluation process and by the Governance/Nominating Committee as it evaluates and identifies director candidates.

When a vacancy exists on the Board due to the expansion of the size of the Board or the resignation or retirement of an existing director, the Governance/Nominating Committee identifies and evaluates potential director nominees. The Governance/Nominating Committee has sole authority to retain and terminate any search firm to be used to identify director candidates and sole authority to approve such search firm’s fees and other retention terms.

Candidates for director are evaluated using the criteria discussed above and the existing composition of the Board, including its size, structure, backgrounds and areas of expertise of existing directors, and the number of independent and management directors. The Governance/Nominating Committee also considers the specific needs of the Board as a whole and the various Board committees. The Governance/Nominating Committee recommends potential director candidates to the full Board, which is responsible for final approval of any director candidate. This process is the same for director candidates who are recommended by our shareholders.

Recommendations for director candidates to stand for election at the 2021 annual general meeting must be submitted in writing to the Secretary, Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland. Recommendations will be forwarded to the Chairman of the Governance/Nominating Committee for review and consideration. For further information, see “Shareholder Proposals for 2021 Annual General Meeting” on page 61 of this proxy statement.

Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board by contacting the non-management directors of Aon plc, c/o the Secretary, Metropolitan Building, James Joyce Street, Dublin 1, Ireland. Alternatively, shareholders and other interested parties may communicate with Aon’s non-management directors via electronic mail to the following address: corporate.governance@aon.com.

The non-management directors have established procedures for handling communications from shareholders and other interested parties. Communications are distributed to the Chair of the Governance/Nominating Committee, the full Board, the non-management directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Solicitations, spam, junk mail and mass mailings, resumes and other forms of job inquiries, business solicitations or advertisements, and frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management director upon request.

Majority Voting

The Articles require that directors be elected by majority vote in uncontested elections. In a contested election, directors will be elected by plurality vote. In addition, the Governance Guidelines provide that any incumbent director who fails to receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting in an uncontested election (and who is not otherwise removed by ordinary resolution of the shareholders) must immediately offer to tender his or her resignation to the Board. The Board will then determine, through a process overseen by the Governance/Nominating Committee, whether to accept the resignation, reject the resignation, or take other action. The Board will act on the recommendation of the Governance/Nominating Committee.

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Share Ownership Guidelines

The Board has adopted Share Ownership Guidelines for Non-Management Directors and Share Ownership Guidelines for Aon’s senior executives. The Share Ownership Guidelines for Non-Management Directors require each non-management director to hold an investment position in Class A Ordinary Shares equal to five times the annual director retainer and provide a transition period of five years for non-management directors to achieve the requisite ownership level; provided, however, that each new non-management director is expected to hold 1,000 Class A Ordinary Shares within the first year of joining the Board. The guidelines serve to increase our non-management directors’ equity stakes in Aon and align Aon’s non-management directors’ interests more closely with those of Aon’s shareholders. Further information on the Share Ownership Guidelines for Aon’s senior executives can be found in the section captioned “Compensation Discussion and Analysis.”

Hedging and Pledging Shares

The Board has adopted a policy prohibiting all directors and employees from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Incentive Repayment Policy and Forfeiture Provisions

The Board has adopted an Incentive Repayment Policy applicable to Aon’s executive officers. Pursuant to the Incentive Repayment Policy, the Board may cancel or require reimbursement of any incentive payments or equity-based awards received if the incentive payment or equity award was based on the achievement of financial results that are subsequently restated. If the Board determines that the executive officer engaged in fraud that caused or partially caused the need for the financial restatement, the incentive payment or equity-based award is required to be forfeited or reimbursed in full. If the restatement was not the result of fraud by the executive officer, the Board may, to the extent allowed under applicable law, require forfeiture or reimbursement of the amount the incentive payment or equity-based award exceeded the lower amount that would have been made based on the restated financial results. In addition, beginning with equity-based awards granted in 2019, unvested equity-based awards are subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants.

Attendance at Annual General Meeting

The Governance Guidelines provide that directors are expected to attend the annual general meeting. All of our Board members then serving attended our 2019 annual general meeting.

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Security Ownership of Directors and

Executive Officers

The following table sets forth the number of Class A Ordinary Shares beneficially owned as of April 17, 2020 by each of the nominees for director, by each of Aon’s NEOs, and by Aon’s directors, nominees and executive officers as a group. As used in this proxy statement, beneficially owned means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). No shares held by Aon’s directors or executive officers are pledged as security.

Name	Aggregate Number of Class A Ordinary Shares Beneficially Owned[1]	Percent of Class[2]
Directors
Lester B. Knight[3]	217,482	*
Gregory C. Case[4]	1,206,977	*
Jin-Yong Cai	4,220	*
Jeffrey C. Campbell	8,001	*
Fulvio Conti	27,822	*
Cheryl A. Francis	24,674	*
J. Michael Losh[5]	34,569	*
Richard B. Myers	25,878	*
Richard C. Notebaert	47,409	*
Gloria Santona	35,578	*
Carolyn Y. Woo	26,287	*
Other NEOs
Christa Davies	219,571	*
Eric Andersen	123,243	*
Michael O’Connor	123,884	*
Peter Lieb	0	*
John Bruno	68,684
All directors and executive officers as a group (21 persons)	2,241,239	*

(1)

The directors, NEOs, and all directors and executive officers of Aon combined, have sole voting power and sole investment power over the Class A Ordinary Shares listed, except as indicated in notes (3), (4), and (5).

(2)	As of April 15, 2020, we had 231,082,482 Class A Ordinary Shares outstanding.

(3)	Includes 85,000 Class A Ordinary Shares that are beneficially owned by the Knight Family Partnership and 124,604 Class A Ordinary Shares owned by Mr. Knight’s spouse.

(4)	Includes 325,604 Class A Ordinary Shares that are beneficially owned in trust.

(5)	Includes 15,203 Class A Ordinary Shares that are beneficially owned in trust.

*	An asterisk indicates that the percentage of Class A Ordinary Shares beneficially owned does not exceed 1% of our outstanding Class A Ordinary Shares.

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Report of the Audit Committee

The Audit Committee oversees Aon’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the reporting process. Ernst & Young US, Aon’s independent registered public accounting firm for 2019, is responsible for expressing opinions on the conformity of Aon’s audited financial statements with generally accepted accounting principles and the effectiveness of Aon’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young US the audited financial statements for the year ended December 31, 2019, as well as management’s assessment of the effectiveness of Aon’s internal control over financial reporting, and Ernst & Young US’s evaluation of Aon’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young US the matters that are required to be discussed by Auditing Standards and the SEC.

In addition, the Audit Committee has discussed with Ernst & Young US the independence of that firm from Aon and its management, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence). The Audit Committee has also considered whether Ernst & Young US’s provision of non-audit services to Aon is compatible with maintaining Ernst & Young US’s independence. The Audit Committee has concluded that Ernst & Young US is independent from Aon and its management.

Ernst & Young Ireland, Aon’s statutory auditor under Irish law for 2019, is responsible for expressing opinions on the conformity of Aon’s statutory audited financial statements under Irish law with the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the matters that are required to be discussed under the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the independence of that firm from Aon and its management and the Audit Committee has concluded that Ernst & Young Ireland is independent.

The Audit Committee discussed with Aon’s internal auditors, Ernst & Young US and Ernst & Young Ireland, the overall scope and plans for their audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Aon’s internal controls, and the overall quality of Aon’s financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Audit Committee has approved, and the Board has requested that shareholders ratify, the selection of Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2020 and Ernst & Young Ireland as Aon’s statutory auditor under Irish law (as is required under the Irish Companies Act) until the conclusion of the next annual general meeting of the Company.

J. Michael Losh, Chairman	Richard B. Myers
Jeffrey C. Campbell	Gloria Santona
Fulvio Conti	Carolyn Y. Woo

Auditor Fees

Audit Fees. Fees for audit services totaled approximately $17.4 million in 2019 and $16.6 million for 2018. For both years, audit fees included services associated with the annual audit, including fees related to Section 404 of the Sarbanes Oxley Act of 2002, as amended, the reviews of Aon’s documents filed with the SEC, and substantially all statutory audits required domestically and internationally.

Audit-Related Fees. Fees for audit-related services totaled approximately $1.5 million in both of 2019 and 2018. Audit-related fees include services such as employee benefit plan audits, other attestation services, due diligence in connection with acquisitions, and accounting consultations not included in audit fees.

Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately $1.4 million in 2019 and $3.0 million for 2018.

All Other Fees. Fees for all other services not included above totaled $200,000 in 2019 and $400,000 for 2018. The fees for in this category pertain to permissible services not related to financial reporting.

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Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Each pre-approval provides details regarding the particular service or category of service to be provided. The Audit Committee requires that the independent registered public accounting firm and management report on the actual fees charged by the independent registered public accounting firm for each category of service at Audit Committee meetings held during the year.

The Audit Committee may pre-approve engagements either on a case-by-case basis or on a category basis. The Audit Committee grants pre-approvals for certain categories of services at the start of each year which are applicable for the year. In considering these pre-approvals, the Audit Committee reviews a description of the scope of services falling within each category and approves budgetary limits for each category. The Audit Committee acknowledges that circumstances may arise throughout the year that require the engagement of the independent registered public accounting firm to provide additional services not contemplated in the Audit Committee’s initial pre-approval process. In those circumstances, the Audit Committee requires that specific pre-approval be obtained for any audit or permitted non-audit service that is not included in an approved category, or for which total fees are expected to exceed the relevant budgetary limits. The Audit Committee also requires specific pre-approval be obtained for any services in the other services category.

The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. Such pre-approvals are reported to the Audit Committee at the next scheduled Audit Committee meeting.

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Principal Holders of Voting Securities

As of April 17, 2020, the beneficial owners of 5% or more of Aon’s Class A Ordinary Shares entitled to vote at the Annual Meeting and known to the Company were:

Name and Address of Beneficial Owner	Number of Class A Ordinary Shares		Percent of Class(1)

Massachusetts Financial Services Corporation 111 Huntington Avenue Boston, MA 02199	20,978,225	[2]	9.08%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	18,204,629	[3]	7.88%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	16,623,898	[4]	7.19%

(1)	As of April 17, 2020, we had 231,082,482 Class A Ordinary Shares outstanding.

(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2020, pursuant to Rule 13d-1(b) of the Exchange Act. Massachusetts Financial Services Corporation is a parent holding company and has: (a) sole voting power as to 19,752,553 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 20,978,225 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

(3)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 12, 2020, pursuant to Rule 13d-1(b) of the Exchange. The Vanguard Group is a registered investment advisor and has (a) sole voting power as to 363,721 Class A Ordinary Shares; (b) shared voting power as to 71,599 Class A Ordinary Shares; (c) sole dispositive power as to 17,790,414 Class A Ordinary Shares; and (d) shared dispositive power as to 414,215 Class A Ordinary Shares.

(4)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 5, 2020, pursuant to Rule 13d-1(b) of the Exchange Act. BlackRock, Inc. is a parent holding company and has: (a) sole voting power as to 14,385,047 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 16,623,898 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

2020 Aon Proxy Statement        21

Proposal 2–Advisory Resolution on Executive Compensation

The Board of Directors unanimously recommends that shareholders vote “FOR” advisory approval of the compensation of Aon’s NEOs.

What am I voting on?

In accordance with applicable law and Section 14A of the Exchange Act, we are providing shareholders with the opportunity to vote on an advisory resolution, commonly known as “say on pay,” approving Aon’s executive compensation as reported in this proxy statement.

At our 2019 annual general meeting, we provided shareholders with the opportunity to vote on an advisory resolution regarding the executive compensation of our NEOs as disclosed in the proxy statement for the 2019 annual general meeting, and shareholders approved the proposal by a large majority.

We encourage shareholders to read the Compensation Discussion and Analysis beginning on page 24 of this proxy statement, which describes in detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives of (1) directly linking the compensation of our NEOs to our performance, and (2) aligning the financial interests of our NEOs with those of our shareholders, as well as the Summary Compensation Table for Fiscal Years 2019, 2018, and 2017, and other related tabular and narrative disclosures beginning on page 36 of this proxy statement, which provide detailed information on the compensation of our NEOs.

The Board and the Compensation Committee believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our compensation objectives, and that the design of our compensation program and the compensation awarded to our NEOs fulfill these objectives.

The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for 2020 Annual General Meeting” on page 68 of this proxy statement.

Is this vote binding on the Board?

As this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of Aon’s executive compensation programs.

22        2020 Aon Proxy Statement

Compensation Committee Report

The Organization and Compensation Committee of the Board of Aon has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth in this proxy statement.

Based on its review and discussions with management, the Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Aon’s Annual Report on Form 10-K.

This Report is provided by the Organization and Compensation Committee, which is composed entirely of the following independent directors:

Richard C. Notebaert, Chairman	Cheryl A. Francis
Jin-Yong Cai	Richard B. Myers
Jeffrey C. Campbell	Carolyn Y. Woo

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for our NEOs for 2019, who are listed below. We recommend that you read this section in conjunction with the executive compensation tables and corresponding footnotes that follow, as it provides context for the amounts shown in the tables and the footnote disclosures.

Name	Role
Gregory C. Case	Chief Executive Officer (“CEO”)
Christa Davies	Executive Vice President and Chief Financial Officer
Eric Andersen(1)	Co-President
Michael O’Connor(2)	Co-President
Peter Lieb	Special Legal Advisor to CEO; Former Executive Vice President, General Counsel, and Company Secretary
John Bruno(3)	Chief Operating Officer; Former Chief Operations Officer

(1)	On February 24, 2020, Mr. Andersen was named President of the Company.
(2)

On February 20, 2020, Mr. O’Connor notified the Company of his decision to step down from his position as Co-President of the Company, effective immediately. Mr. O’Connor will remain at the Company for a transition period to be determined.

(3)	On February 24, 2020, Mr. Bruno was named Chief Operating Officer of the Company.

Executive Summary

Who We Are

Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our approximately 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights intended to reduce volatility and improve performance.

2019 Business Highlights

In assessing our performance, we focus on four non-GAAP metrics that we communicate to shareholders: organic revenue growth, expansion of adjusted operating margins, increase in adjusted diluted earnings per share, and increased free cash flow. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP in metrics is set forth in Appendix A to this proxy statement.

In 2019, we continued to deliver against these four metrics:

•	Total revenue growth was 2% and organic revenue growth was 6%, driven by growth across every major solution line, with particular strength in Reinsurance Solutions and Commercial Risk Solutions.

•

Operating margin was 19.7% and adjusted operating margin was 27.5%, which reflects record adjusted operating margin driven by organic revenue growth of 6%, operational improvement, and $169 million of incremental savings from restructuring and other operational improvement initiatives.

•

Earnings per share was $6.37 and adjusted diluted earnings per share was $9.17, demonstrating strong operational performance and effective capital management, highlighted by $2.0 billion of share repurchase during 2019, partially offset by an unfavorable impact from foreign currency translation and a higher effective tax rate.

•

Cash flow from operations was $1,835 million and free cash flow was $1,610 million an increase of $164 million, or 11%, driven by strong operational improvement and a $15 million decrease in capital expenditures, partially offset by approximately $130 million of net cash payments related to certain litigation settlements.

Performing to these metrics allows us to continue to execute on our goals of strategically investing in long-term growth, improving return on invested capital, and effectively allocating capital.

During 2019, we returned approximately $2.4 billion in excess capital to our shareholders, including $2.0 billion in share repurchases and $410 million in dividends, which highlights our strong cash flow generation and effective allocation of capital. During Mr. Case’s leadership, which began in April 2005, our average annual total shareholder return has been 18%, compared to the return of the benchmark S&P 500 of 7% and 11% for our direct peer averages (Arthur J. Gallagher & Co., Brown & Brown, Inc., Marsh & McLennan Companies, Inc. and Willis Towers Watson Public Limited Company). We believe we are well positioned to create long-term value by improving our growth profile and operating performance and generating strong free cash flow.

24        2020 Aon Proxy Statement

We compensate our senior executives through incentive programs that measure both long-term and short-term performance. Our long-term incentive program (described in this CD&A under “Leadership Performance Program Under Our Shareholder-Approved Plan”) is based on adjusted cumulative earnings per share (a measure driven by operational performance and capital management) across overlapping three-year performance periods. Our short-term incentive program (described in this CD&A under “Annual Incentive Awards Under Our Shareholder-Approved Plan”) is based on adjusted operating income, a measure driven by operating margin and organic revenue growth.

We achieved strong results against these two metrics, which were the key performance measures under our 2019 annual and 2017-2019 long-term incentive compensation programs. Set forth below are the results against these metrics as well as the results against their GAAP comparative metrics:

•	$2,169M Operating Income; $3,025M Adjusted Operating Income, an increase of 12% year-over-year

•	$12.19 Cumulative EPS; $23.80 Adjusted Cumulative EPS for 2017-2019; $21.41 LPP Adjusted Cumulative EPS for 2016-2018, as compared to target Adjusted Cumulative EPS of $17.95

Because our short-range or long-range corporate planning may dictate a change to the metrics we use over time, we expect to continue reassessing the metrics annually.

Features of Our Executive Compensation Program

The following table provides an overview of our compensation program elements for our NEOs. The guiding philosophy underlying our executive compensation program is to provide a fair, flexible, and market-based total compensation package that is meaningfully tied to the Company’s short- and long-term performance and aligned with the interests of our shareholders.

	Element	Description	Objectives
Fixed	Base Salary	Fixed amount of compensation for services provided during the year.	Intended to provide our executives with a predictable level of income; determined in view of job responsibilities, experience, contractual commitments, individual performance, and market pay data.
Performance-Contingent	Annual Incentive Compensation	Performance-based annual incentive determined and paid based on achievement of specified annual corporate performance objectives and individual review of executives’ contributions to business and financial results, delivery of key strategic initiatives, and personal leadership. Annual incentives, if paid, are generally made under our shareholder-approved 2011 Incentive Plan (our “Shareholder-Approved Plan”) in a combination of 65% cash and 35% in restricted share units that vest over a three-year period.	Intended to serve as a vehicle for recognizing annual results and performance, while the portion payable in time-vested restricted share units promotes retention and provides value tied to long-term Company performance.
	Long-Term Incentive Compensation	Performance-based long-term incentive determined and paid under our Leadership Performance Program. LPP awards are issued under our Shareholder-Approved Plan in the form of performance share units that vest upon achievement of specific corporate performance objectives over a three-year performance period.	Intended to encourage and reward long-term performance by giving executives a stake in the Company’s long-term financial success, and promotes retention.

2020 Aon Proxy Statement        25

	Element	Description	Objectives
Benefit Plans	Retirement and Health and Welfare Benefits	Standard 401(k) plan and health and welfare benefits as provided to non-executive full-time employees. We also offer a nonqualified supplemental savings plan to eligible employees who exceed statutory U.S. Internal Revenue Service (“IRS”) limits for participation in our 401(k) plan, as well as a nonqualified plan through which eligible employees may defer receipt of their salary and/or annual incentive payments.	Intended to provide competitive benefits to attract and retain talented employees.
Severance	Severance and Change in Control Benefits	Severance benefits payable upon certain qualifying terminations of employment without cause or with specified good reason, including in connection with a change in control.	Intended to provide a temporary income stream following termination of employment without cause or with specified good reason and, in the case of change in control protection, to ensure continuity and objectivity of management during a change in control event.
Other	Certain Other Benefits	Housing, tax equalization, and various cost of living payments made to certain NEOs in connection with their relocation to London for the Company’s redomestication; limited personal use of Company aircraft; certain NEOs also receive annual health screenings, a supplemental insurance program, reimbursement for club dues, legal services, relocation benefits, and car allowances.	Intended to recognize and make NEOs whole for expenses incurred in connection with the Company’s U.K. redomestication; also intended to attract and retain committed employees and allow them to focus on job duties.

Our Pay for Performance Orientation and Executive Compensation Philosophy

The core principle of our executive compensation program continues to be pay for performance, as we continue towards our goal of being the leading global professional services firm focused on risk, health, and retirement. That core principle dictates that performance-based pay elements (which constitute the bulk of our NEOs’ total direct compensation) will not be earned or paid unless our shareholders also benefit. For 2019, performance-based compensation comprised approximately 90% of the total direct compensation for Mr. Case and averaged approximately 77% of the total direct compensation for our other NEOs:

*

Mr. Lieb, who received $1.2 million in fixed compensation and no performance-based compensation for 2019, is excluded from the chart immediately above because he received a special $1.8 million transition payment in 2019 in connection with his resignation as Executive Vice President, General Counsel, and Company Secretary and transition to Special Legal Advisor to our CEO.

26        2020 Aon Proxy Statement

The “performance-based” pay component of the above graphs is the sum of (1) the cash portion of the NEO’s bonus paid for 2019 performance, plus (2) the target value of all performance-based equity awards granted to the NEO for 2019 performance or during 2019. The “fixed” pay component is the NEO’s 2019 base salary. (Mr. Lieb is not included in these calculations, in connection with his transition to a non-executive officer role during 2019.) For our NEOs other than Mr. Case, the actual performance-based amount of total direct compensation ranged from 72% to 82%. Please refer to the Summary Compensation Table below for complete disclosure of the total compensation paid to our NEOs serving in that capacity during the prior three years.

In addition to our focus on pay-for-performance, our compensation program is complemented by several practices designed to align with the long-term interests of our shareholders:

Share Ownership Guidelines

Our share ownership guidelines are designed to increase executives’ equity stakes in Aon and to align executives’ interests more closely with those of our shareholders. The guidelines provide that our CEO should attain an investment position in Class A Ordinary Shares equal to six times annual base salary and each other executive officer, including the remainder of our NEOs, should attain an investment position in Class A Ordinary Shares equal to three times annual base salary. The guidelines also establish equity retention rules generally requiring that net shares received through the exercise of share options, the vesting of restricted share units, and the vesting of performance share units are retained until the required investment position is achieved. Class A Ordinary Shares counted toward these guidelines include any shares owned outright, shares owned through an Aon-sponsored savings or retirement plan, shares purchased through an Aon-sponsored employee share purchase plan, shares obtained through the exercise of share options, and shares issued upon the vesting of restricted share units or performance share units. Each of our NEOs held the requisite number of shares under the guidelines as of December 31, 2019.

Mr. Case has agreed to maintain an investment position in Class A Ordinary Shares in excess of those required under our share ownership guidelines. In his employment agreement, he agreed to maintain an investment position equal to 20 times his annual base salary.

Hedging and Pledging Policies	We have a policy prohibiting all employees, executive officers, and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, and derivative transactions relating to our securities. We also maintain a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.
Independent Compensation Consultant	The Organization and Compensation Committee (referred to throughout this CD&A and the accompanying compensation tables as the “Compensation Committee”) retains an independent compensation consultant to provide advice and market data to bolster the Compensation Committee’s decision-making.
Clawback Policy and Forfeiture Provision	We have adopted an Incentive Repayment Policy applicable to our executive officers. Pursuant to the Incentive Repayment Policy, the Board may cancel or require reimbursement of any incentive or equity-based award received if such award was based on the achievement of financial results that are subsequently restated. If the Board determines that the executive officer engaged in fraud that caused or partially caused the need for the financial restatement, the incentive payment or equity-based award is required to be forfeited or reimbursed in full. If the restatement was not the result of fraud by the executive officer, the Board may, to the extent allowed under applicable law, require forfeiture or reimbursement of the amount by which the incentive payment or equity-based award exceeded the lower amount that would have been paid based on the restated financial results. In addition, beginning with equity-based awards granted in 2019, unvested equity-based awards are subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants.

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2019 Executive Compensation Highlights

Leadership Performance Program. In early 2020, we settled performance share units granted to our NEOs in 2017 under our twelfth LPP cycle (“LPP 12”). The settlement of those units in Class A Ordinary Shares was contingent upon achieving adjusted earnings per share of at least $17.15 (threshold performance) over the performance period from January 1, 2017 to December 31, 2019, and reflects achievement of adjusted earnings per share of $21.41 (after permitted adjustments), which exceeded the target earnings per share of $17.95. Also in 2019, we granted performance share units under our fourteenth LPP cycle (“LPP 14”) to each of our NEOs (other than Mr. Lieb, who entered into a transition and separation agreement described below), which are expected to be settled in 2022 contingent upon the Company’s adjusted earnings per share performance over the January 1, 2019 to December 31, 2021 performance period.

Annual Incentive Compensation. Annual incentives for our NEOs typically are based on a comparison of current year adjusted operating income results against the prior year, as well as the Compensation Committee’s evaluation of each NEO’s contributions to our business and financial results, delivery of key strategic initiatives, and personal leadership. While our NEOs were eligible for annual incentive awards for 2019, with a view toward total compensation and maintaining alignment with our pay-for-performance executive compensation philosophy, Mr. Case and the other NEOs requested— prior to the determination of the funding status of the incentive pool for 2019 and prior to any individual determinations by the Board of the Compensation Committee—that they receive no annual incentive awards for fiscal 2019. The Board (for Mr. Case) and the Compensation Committee (for the other NEOs) accepted this request. The annual incentive funding that would have been allocated to our CEO and other NEOs was instead reserved and allocated for the Company’s broad-based annual incentive bonus pool.

The Executive Compensation Process

Process of Determining Executive Compensation

Management assists the Compensation Committee in developing and administering our executive and director compensation programs. Direct responsibilities of management include, but are not limited to:

•	Recommending executive compensation adjustments and short- and long-term incentive awards and other benefits, where applicable, for executive officers other than our CEO;

•	Providing ongoing review of the effectiveness of our executive compensation programs and alignment of the programs with our business and strategic objectives;

•	Designing and recommending appropriate amendments to our long-term and short-term cash and equity-based incentive plans for executives; and

•	Designing and recommending appropriate amendments to our employee benefit plans.

In the first quarter of 2019, our independent directors evaluated our CEO’s performance and compensation. At that time, the Compensation Committee also evaluated the performance and reviewed the compensation of other executive officers. During this review, the Compensation Committee approved for each executive officer a target annual incentive for 2019 performance and the specific corporate performance metrics that our performance would be measured against for 2019.

In early 2020, in connection with the Compensation Committee’s annual compensation review, management presented the Compensation Committee with compensation tally sheets reporting compensation paid for the prior four years and the best-available competitive pay data. The Compensation Committee also reviewed and considered Aon’s overall performance against targets that were established for 2019. This review culminated in certain compensation decisions made by the Compensation Committee with respect to our executive officers during the first quarter of 2020, which are described in more detail below.

Relationship with Executive Compensation Consultant

The Compensation Committee retains Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. FW Cook provides expertise on various matters coming before the Compensation Committee. FW Cook is engaged by, and reports directly to, the Compensation Committee, and does not advise management or receive other compensation from Aon. FW Cook typically participates in all Compensation Committee meetings where executive compensation matters are

28        2020 Aon Proxy Statement

discussed and communicates with the Chair of the Compensation Committee between meetings. During 2019, FW Cook assisted the Compensation Committee by advising on our compensation philosophy, objectives, and strategy; developing criteria for identification of our peer group for executive and Board compensation and Company performance review purposes; reviewing management’s design proposals for short-term cash and long-term equity incentive compensation programs; assessing risks arising from our compensation policies and practices; providing change in control severance calculations for our NEOs in the 2019 annual proxy disclosure; providing compensation data from our peer group proxy and other disclosures; advising on the terms and conditions of the renewal of employment agreements and transition to employment letters with our senior executive officers; and advising and providing comments on management’s recommendations regarding executive officers’ annual incentives for 2019 and equity-based awards granted in 2019. Management periodically retains other consulting firms to provide pay survey data and other non-executive compensation services that may be presented to or reviewed by the Compensation Committee.

The Compensation Committee has assessed the independence of FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FW Cook from serving as an independent consultant to the Compensation Committee.

How We Determine Total Compensation

The Compensation Committee generally targets a competitive level and mix of total direct compensation elements using market data as a reference point. For 2019, the Compensation Committee did not use a specific formula or comparative percentile objectives or target to determine total compensation, individual components of compensation, or the relative mix of pay components, and the establishment of compensation levels in 2019 was not a mechanical process. Rather, the Compensation Committee used its judgment and business experience. The Compensation Committee’s overall intent was to manage the various elements of total compensation together so that the emphasis of the Company’s compensation program was on its variable components of pay, including long-term equity awards and annual bonus awards that fluctuate based on Aon’s performance.

Use of Tally Sheets

The Compensation Committee regularly reviews compensation tally sheets. The tally sheets assign dollar amounts to each component of the executive’s compensation, including base salary, annual incentives (target and actual), long-term incentives granted and outstanding, employee benefits (including health care and qualified and nonqualified retirement plans), relocation benefits including income tax equalization, perquisites, and potential change in control severance payments. The tally sheets are presented to the Compensation Committee to help ensure that it is aware of all rewards components and the value of such elements when making compensation decisions.

Involvement of Mr. Case in the Compensation Process

Each year, the Compensation Committee approves all elements of compensation for our NEOs and other executive officers (other than Mr. Case). These decisions are typically made during the annual compensation review process conducted in the first quarter of the year. The Compensation Committee solicits certain recommendations from Mr. Case and our Chief People Officer (formerly known as our Chief Human Resources Officer).

Mr. Case recommends to the Compensation Committee the equity award, annual incentive payment, and base salary adjustments, if any, for the executive officers who report directly to him. He has direct knowledge of the contributions made to Aon by these executive officers and he shares this knowledge with the Compensation Committee. Mr. Case supports his recommendations by providing performance evaluations for his direct reports.

During the annual review process, our Chief People Officer and the Chair of the Compensation Committee work together on Mr. Case’s annual evaluation report, which summarizes Mr. Case’s qualitative and quantitative performance. The report is considered, along with other factors (including the Compensation Committee’s own assessment of Mr. Case’s performance, relevant market data, and Aon’s overall performance), in determining Mr. Case’s compensation.

The Compensation Committee has the ultimate authority to make compensation decisions for our NEOs and other executive officers except for Mr. Case, whose compensation is approved by the independent directors of the Board. The Compensation Committee discusses its preliminary compensation decisions with the independent members of the Board who do not serve

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on the Compensation Committee. This process garners additional input from those directors regarding the executives’ performance. The sharing of performance review information also aids the directors in carrying out their succession planning responsibilities. After considering input from those directors, the Compensation Committee makes its final determinations.

Mr. Case, together with our Chief People Officer and our Chief Financial Officer, makes recommendations to the Compensation Committee relating to the corporate performance targets to be established under Aon’s annual incentive and long-term equity incentive programs. The Compensation Committee reviews such recommendations with FW Cook and reserves the ultimate authority to set such targets and to determine whether such goals were achieved.

Result of Advisory Vote by Shareholders on Our “Say on Pay” Proposal

The Compensation Committee considered the results of the advisory vote by shareholders on the “say on pay” proposal presented to our shareholders at our 2019 annual general meeting of shareholders. As reported in our Current Report on Form 8-K, filed with the SEC on June 25, 2019, approximately 93% of shareholder votes cast at that meeting were voted in support of the compensation program offered to our NEOs. Accordingly, the Compensation Committee made no changes to our executive compensation programs as a result of such vote.

Review of Compensation Policies and Practices

We believe that we maintain an appropriate level of prudence associated with our compensation programs and will continue to do so. We engage in a process to evaluate whether our executive and broad-based compensation programs contribute to unnecessary risk-taking, which includes an assessment by the Compensation Committee’s independent consultant of whether these programs create material risk. We have concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. In the first quarter of 2020, FW Cook assessed our executive compensation policies and practices and also concluded that they do not motivate imprudent risk-taking.

Internal Pay Relationships

In determining an executive officer’s target annual incentive or long-term performance award value, the Compensation Committee will, from time to time, consider internal pay relationships. However, the Compensation Committee has not adopted a broad internal pay equity policy pursuant to which each executive officer’s compensation, or one or more components thereof, is related to or benchmarked against the compensation of other executive officers.

Tax Deductibility of Executive Compensation

Prior to the passage of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) on December 22, 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallowed a tax deduction to publicly held companies for compensation paid to certain covered executive officers in excess of $1 million per officer, unless such compensation qualified as “performance-based.” Under the TCJA, the performance-based exception has been repealed with respect to taxable years beginning after December 31, 2017, subject to a special rule that “grandfathers” certain compensation paid pursuant to a written binding contract in effect as of November 2, 2017 that is not materially modified thereafter. As a result of the TCJA, most of the compensation paid to our NEOs in excess of $1 million per officer in a year will not be deductible. While the TCJA may limit the deductibility of compensation paid to our NEOs, the Compensation Committee will—consistent with past practice—retain flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders.

Compensation Committee Interlocks and Insider Participation

During 2019, the Compensation Committee was composed of Mr. Notebaert (Chair), Mr. Cai, Mr. Campbell, Ms. Francis, General Myers, and Dr. Woo. No member of the Compensation Committee was, during 2019 or previously, an officer or employee of Aon or any of its subsidiaries. In addition, during 2019, there were no Compensation Committee interlocks required to be disclosed.

Analysis of Key 2019 Compensation Decisions

Peer Group

The Compensation Committee selects our executive compensation peer group based on a process that considers objective criteria including: industry segment; revenues, market-cap value, and employee head count; business complexity; and global footprint. We also consider peers of our direct peers (“peers of peers”) and proxy-advisor peer groups. Our goal is to have relevant market-data to inform our decisions on pay levels and practices. As such, we strive for a sample that is balanced with larger and smaller companies in a comparable range, and to have continuity through an annual review process.

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The defined criteria used to establish our peer group includes global financial services industry companies or major consulting firms with which we compete for executive talent and/or financial capital that are between one-third and three times our size in average market capitalization (calculated over the most recent eight quarters to reduce volatility), between one-fourth and four times our size in trailing four-quarter revenues, and with at least one-half our headcount or revenues per employee that are between one-half and two times our revenues per employee. No changes were made as a result of the annual review with FW Cook in 2018.

In 2019, we again reviewed our peer group with FW Cook and concluded that The Allstate Corporation should be removed, while BlackRock and IHS Markit should be added. These changes reflect our objective selection criteria and maintain appropriate relevance and size balance. Our 2019 and 2020 peer group members are listed below:

2020 Peer Group

Accenture plc	Fidelity National Information Services	Northern Trust Corporation

A.J. Gallagher & Co.	Fiserv, Inc.	S&P Global

Bank of New York Mellon	IHS Markit	State Street

BlackRock	Marsh & McLennan Companies, Inc.	Willis Towers Watson plc

Cognizant Technology Solutions Corp.	Moody’s Corporation

DXC Technology	Morgan Stanley

2019 Peer Group

Accenture plc	DXC Technology	Morgan Stanley

A.J. Gallagher & Co.	Fidelity National Information Services	Northern Trust Corporation

The Allstate Corporation	Fiserv, Inc.	S&P Global

Bank of New York Mellon	Marsh & McLennan Companies, Inc.	State Street

Cognizant Technology Solutions Corp.	Moody’s Corporation	Willis Towers Watson plc

Base Salary

Using the peer group and executive compensation review processes outlined above, the Compensation Committee annually considers and reviews salaries for our executive officers. While base salaries for our senior executives are adjusted infrequently, they may be occasionally adjusted to, among other things, recognize changes in job responsibilities or to bring the fixed component of an executive’s total compensation in line with his or her peers at the Company or the industry generally. Where approved, base salary adjustments generally take effect on April 1. In 2019, the Compensation Committee approved increases of $100,000 (from $900,000 to $1,000,000) to the base salaries of each of Ms. Davies, Mr. Andersen, and Mr. O’Connor, and an increase of $100,000 (from $850,000 to $950,000) for Mr. Bruno. The base salaries for our other NEOs were not adjusted in 2019.

Leadership Performance Program under Our Shareholder-Approved Plan

During the first quarter of 2019, we granted performance share units to our executive officers, including each NEO, pursuant to LPP 14 (performance period of 2019-2021), a sub-plan of our Shareholder-Approved Plan. During the first quarter of 2020, we determined our actual levels of achievement under LPP 12 (performance period of 2017-2019).

LPP 14. This is our fourteenth layer of consecutive three-year performance cycles for long-term incentive awards granted to our most senior leaders. It is intended to further strengthen the relationship between capital accumulation for our executives and long-term financial performance of the Company and increasing shareholder value. The performance share units awarded under LPP 14 are payable (to the extent earned) in the form of Class A Ordinary Shares. The nominal value of the awards was determined and approved by the Compensation Committee. The number of target performance share units was calculated on the date of grant based on that day’s closing price for Class A Ordinary Shares on the NYSE. The performance share units under LPP 14 will be earned and settled in a range of 0% (if the threshold level is not achieved) to 200% of the target number of shares based on the Company’s cumulative adjusted EPS over the three-year performance period.

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The performance results for LPP 14 will be measured against three-year publicly reported adjusted cumulative EPS growth rate, subject to limited adjustments set forth in the program documentation at the beginning of the three-year period. The adjustments are intended to exclude the impact of unusual or infrequently occurring items, to provide a target that, while challenging, eliminates the impact of certain events and circumstances outside of the control of the relevant executive officers. The Compensation Committee’s selection under LPP 14 of the three-year performance period and cumulative adjusted EPS financial performance metric is intended to provide the award recipients a reasonable period within which to achieve and sustain what are intended to be challenging long-term growth objectives. The Compensation Committee believes adjusted EPS is a more effective measure of Company performance for purposes of motivating executive performance than against EPS calculated in accordance with U.S. GAAP, as the adjusted measure provides a target that is within the executives’ control and area of accountability. Further, the Company believes that adjusted EPS provides a perspective on the Company’s ongoing core operating performance that is consistent with how shareholders measure our success and that creates transparency and clarity for participants.

In determining the individual awards under LPP 14, the Compensation Committee considered internal pay relationships, the award recipient’s compensation mix, and total direct compensation.

LPP 12. In early 2020, we determined the actual achievement under LPP 12. The performance period for LPP 12 ended on December 31, 2019.

LPP 12—Performance Share Units (Performance Period 1/1/2017—12/31/2019)

Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Cumulative Adjusted EPS	$17.16	$17.95	$19.76
		Actual	$21.41

For LPP 12, the cumulative adjusted EPS goals from continuing operations ranged from a threshold level of $17.16, below which no payout would occur, to $19.76 or higher, which would yield shares equal to 200% of the target number. A result of $17.95 in cumulative adjusted EPS from continuing operations would have yielded shares equal to 100% of the target number. This target represented a 5.6% decrease over the EPS target for the eleventh cycle of our LPP established for the performance period from 2016 through 2018 (“LPP 11”). The reason for the decrease in EPS target for LPP 11 is primarily due to the Company’s divestiture of our benefits administration and business process outsourcing platform in 2017. Our actual cumulative adjusted EPS from continuing operations for the three-year period of 2017-2019 (after permitted adjustments, as described below) was $21.41, resulting in a payout at 200% of target.

The adjusted EPS from continuing operations results for LPP 12 include adjustments detailed by the plan governing LPP 12 and approved by the Compensation Committee. For each year of the performance period associated with LPP 12, adjustments to EPS from continuing operations were approved by the Compensation Committee to address the impact of the disposition of National Flood Services and restructuring savings. Each NEO received a distribution under LPP 12.

We do not pay dividends or dividend equivalents on performance share units.

LPP Adjustments for Restructuring. We consider underlying restructuring charges, as well as the resulting savings, to be unusual in nature and infrequently occurring and, therefore, consider these transactions for adjustments when assessing LPP performance. Since the inception of our restructuring plan, we excluded each respective year’s incremental restructuring savings from reported adjusted EPS for the purposes of LPP 11 (2016-2018), LPP 12 (2017-2019), and LPP 13 (2018-2020). For LPP 12 and LPP 13, the original performance targets were set based on a series of assumptions related to the impact of our restructuring plan, with acknowledgement that the Compensation Committee retains discretion to adjust the stated performance to address deviations from expectations, in accordance with LPP rules. In 2019, the Compensation Committee determined that, given the underlying nature of the restructuring savings and the fact that the benefits are realized in multiple subsequent years, it was appropriate to adjust out the majority of the cumulative savings, rather than the incremental savings, on a go-forward basis. No further adjustments will be made to LPP 11 (2016-2018), as it has already vested, or LPP 14 (2019-2021), as full knowledge of the impact of the restructuring savings was considered when assessing performance targets.

32        2020 Aon Proxy Statement

Annual Incentive Awards under Our Shareholder-Approved Plan

Shareholder-Approved Plan. Under our Shareholder-Approved Plan, the Compensation Committee annually approves the framework for our annual incentive compensation plan, including the applicable Aon-wide performance metric and minimum achievement threshold against that performance metric. If the metric is not achieved, no annual bonuses are payable under our Shareholder-Approved Plan. If the minimum achievement threshold is met, our Shareholder-Approved Plan allows for the payment of current-year annual incentives to our executive officers up to a cap of the lesser of $10 million or the maximum annual incentive otherwise established by the Compensation Committee for each executive officer. For 2019, the Compensation Committee established a cap of 300% of each NEO’s target annual incentive.

In the first quarter of 2019, the Compensation Committee set 2019 annual incentive eligibility for our NEOs. For each NEO, annual incentive eligibility was set as a target percentage of the executive’s base salary at year end (and, for Ms. Davies and Mr. Lieb, their annual foreign service allowance received in connection with their relocation to London). The target annual incentives for each of our NEOs are shown in the table below:

NEO	2019 Target Annual Incentive
Case	$3,000,000
Davies	$1,680,000
Andersen	$1,000,000
O’Connor	$1,000,000
Lieb	$805,000
Bruno	$950,000

Our Shareholder-Approved Plan does not provide guidelines or formulas for determining the actual annual incentives payable to our executive officers once the metric is achieved. If the metric is achieved, our Shareholder-Approved Plan allows the Compensation Committee to award an annual incentive up to the previously established cap. As explained below, for 2019, the Compensation Committee adopted a framework (the “Executive Committee Incentive Compensation Plan”) for determining actual annual incentives to be paid if the metric under our Shareholder-Approved Plan was achieved.

2019 Performance Metrics. In the first quarter of 2019, the Compensation Committee determined that 2019 Aon-wide performance would be measured by growth in adjusted operating income (“OI”) for 2019 (as adjusted for unusual or infrequently occurring items) as compared to a 2018 baseline adjusted OI number of $2,697 million. The Compensation Committee set the minimum achievement threshold at 70% of the 2018 adjusted OI, or $1,888 million. The Compensation Committee retained the discretion to further adjust OI under the plan for extraordinary, unusual, or infrequently occurring items. The Compensation Committee selected OI as the measure to emphasize performance of Aon as a whole and directly link executives’ awards to Aon’s key business initiatives of delivering distinctive client value and achieving operational excellence.

The Compensation Committee set the minimum threshold at 70% because it believed performance below that level would not create enough value for the Company’s shareholders and, therefore, should not result in annual incentive payments. If the minimum achievement threshold is satisfied, an annual incentive pool may be funded as described below under “Determining 2019 Annual Incentives.”

2019 Actual Performance. During the first quarter of 2020, the Compensation Committee determined that Aon’s 2019 adjusted OI was $2,856 million (after permitted adjustments), or 105.9%, of the 2018 baseline. This exceeded the minimum threshold established under our Shareholder-Approved Plan.

Determining 2019 Annual Incentives. In the first quarter of 2019, the Compensation Committee approved the Executive Committee Incentive Compensation Plan for funding the total annual incentive pool under our Shareholder-Approved Plan for those executives and members of senior management who at such time comprised Aon’s executive committee. That group included each of our NEOs. The rationale for establishing this funding framework was to provide executives with a clear connection between the expected reward and the required performance, as well as a basis for annual incentive accruals. Under those guidelines, the size of the incentive pool generally equals the budgeted accruals for aggregate target annual incentive payments for members of the Company’s executive committee, multiplied by the percentage increase in OI from

2020 Aon Proxy Statement        33

the 2018 baseline to 2019 (reduced by 200 basis points), although the CEO retains the discretion to approve increases (up to 10%, subject to Compensation Committee consent) and decreases (up to 20%) in the size of the incentive pool. In other words, the incentive pool is only funded at target if there is a 2% increase in adjusted OI over the previous year. However, no individual could receive an award in excess of the maximum amount established by the Committee (the lesser of $10 million or three times their target annual incentive).

In accordance with our Shareholder-Approved Plan, the Executive Committee Incentive Compensation Plan would not be funded for 2019 unless Aon achieved the minimum threshold of 70% of the 2018 baseline. After determining that the minimum threshold had been achieved, the Compensation Committee met in February 2020 to determine the funding status of the incentive pool for 2019. While our NEOs were eligible for annual incentive awards for 2019, with a view toward total compensation and maintaining alignment with our pay-for-performance executive compensation philosophy, Mr. Case and the other NEOs requested—prior to the determination of the funding status of the incentive pool for 2019 and prior to any individual NEO bonus determinations by the Board or the Compensation Committee—that they receive no annual incentive awards for fiscal 2019. The Board (for Mr. Case) and the Compensation Committee (for the other NEOs) accepted this request. After application of the NEOs’ request to receive no bonuses for 2019, the formula guidelines described above, and discretionary adjustments by the Committee, the total incentive pool reserved for members of the Company’s executive team (including our NEOs, other than Mr. Lieb), was reduced to $3.2 million. The annual incentive funding that would have been allocated to our CEO and other NEOs was instead reserved and allocated for the Company’s broad-based annual incentive bonus pool.

Effective for 2020, the Executive Committee Incentive Compensation Plan has been updated to reflect the restructuring of the Executive Committee and will be renamed the Senior Executive Incentive Compensation Plan.

Executive and Relocation Benefits

Executive Benefits. In addition to our broad-based employee benefit programs that are available to our employees generally (such as health coverage, 401(k) plan, etc.), each of our currently serving NEOs is eligible to participate in a deferred compensation program and a supplemental savings plan. Only Mr. Andersen participates in our defined benefit pension plan and the supplemental pension program because each other NEO was hired after the Aon Pension Plan was closed to new hires in 2004. Additional information regarding these qualified and nonqualified plan benefits is set forth under the headings “Pension Benefits in Fiscal Year 2019” and “Nonqualified Deferred Compensation in Fiscal Year 2019” contained in this proxy statement. We also provide an executive health screening program available to all members of our management executive committee, including our NEOs.

Relocation Benefits. In 2019, we continued to provide relocation benefits resulting from our relocation of our headquarters to London, United Kingdom in 2012 (the “2012 Redomestication”) to certain of our NEOs. Relocation benefits are customary for expatriate assignments for us and other employers in our industry. The Compensation Committee approved certain benefits for the relocated executives after consulting with FW Cook, and each relocated executive has signed an international assignment letter with Aon that sets forth the relocation benefits available to him or her. The relocation packages for our NEOs are intended to keep them “whole” on a total rewards basis, be transparent and equitable, and reflect competitive practices and benchmarks of industry peers. The Compensation Committee periodically reviews the relocation packages of our executives. These benefits are provided pursuant to international assignment letters with our NEOs on assignment, which are described in more detail under the heading “International Assignment Letters.”

The compensation received in the form of such benefits is reflected in the Summary Compensation Table for Fiscal Years 2019, 2018, and 2017.

Post-Termination Compensation

We believe that providing severance and change in control severance benefits is important to recruit talented employees and secure the continued employment and dedication of our existing employees. A significant number of the companies with which we compete for talent have similar arrangements in place for their senior executives. While we consider these benefits to be important, the terms of these benefits are not considered as part of the compensation strategy when the Compensation Committee annually determines the compensation for the NEOs. Additional information about post-termination compensation is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

34        2020 Aon Proxy Statement

Severance Benefits Upon Change in Control. Our NEOs, other than Mr. Case and Mr. Lieb, are eligible for change in control severance benefits under our Senior Executive Combined Severance and Change in Control Plan (referred to throughout this CD&A and the accompanying compensation tables as the “Combined Severance Plan”). The Combined Severance Plan provides that covered executives would receive certain severance benefits upon qualifying terminations of employment in connection with or within two years following a change in control of Aon. Thus, the Combined Severance Plan requires a “double trigger”—a qualifying change in control of Aon and a qualifying termination of the executive’s employment—for severance benefits to become payable. Mr. Case, who is not covered under the Combined Severance Plan, is party to an individual change in control severance agreement with the Company that also provides certain severance benefits upon a qualifying termination in connection with or within two years following a change in control of Aon. Neither the Combined Severance Plan nor Mr. Case’s individual agreement provides for excise tax gross-up protection in the event the executive becomes subject to tax under Section 280G of the Code in connection with such double trigger. Mr. Lieb entered into a transition and separation agreement in June 2019, discussed below.

Additional information regarding the change in control arrangements for our NEOs is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Pursuant to Employment Agreements and Combined Severance Plan. We have entered into agreements with certain executive officers that provide for post-employment severance benefits and transitional compensation if the officer’s employment terminates for a qualifying event or circumstance unrelated to a change in control of Aon, such as being terminated without “cause” as such term is defined in the operative agreement. To the extent that our NEOs are not party to an individual employment agreement providing for severance benefits, those individuals are eligible to receive severance benefits under the Combined Severance Plan. During 2019, each of our NEOs had an employment agreement providing for severance benefits or was eligible to receive severance benefits under the Combined Severance Plan (or, in the case of Mr. Lieb, entered into a transition and separation agreement discussed below). Additional information regarding such post-employment severance or transitional compensation for Mr. Case and the other NEOs is set forth in the section captioned “Potential Payments on Termination or Change in Control” contained in this proxy statement.

Transition and Separation Agreement with Mr. Lieb. We entered into a transition and separation agreement with Mr. Lieb, effective June 3, 2019, under which he resigned as our Executive Vice President, General Counsel, and Company Secretary and transitioned to the role of Special Legal Advisor to our CEO as of June 24, 2019, until his anticipated separation from service on December 31, 2020. During the transition period, Mr. Lieb continues to receive his regular base salary ($700,000 annually, of which he received an advance of $500,000 of his 2020 salary in 2019). In connection with Mr. Lieb’s transition, and subject to customary conditions, Mr. Lieb received a cash payment of $1.8 million in 2019, in exchange for carrying out duties and responsibilities during the transition period. In addition, Mr. Lieb received relocation benefits under our domestic transfer policy, as well as price protection in the amount of $300,000 for the sale of his residence, and was entitled to (but did not receive) payment of legal fees up to $20,000. Mr. Lieb is not eligible to receive any other incentive payments during or with respect to 2019 or 2020. Mr. Lieb’s existing equity awards will continue to be governed by the terms of the applicable plan documents.

Directors’ Remuneration Policy

In accordance with English law, our shareholders approved our directors’ remuneration policy at our 2017 annual general meeting. The directors’ remuneration policy is intended to be consistent with the compensation programs and policies set forth in this CD&A and to provide a binding framework within which the Compensation Committee oversees the Company’s compensation programs applicable to management and non-management directors. The directors’ remuneration policy provides the Compensation Committee with discretion to administer the Company’s director compensation programs.

As reported in our Current Report on Form 8-K filed with the SEC on June 27, 2017, there was significant support by shareholders for the directors’ remuneration policy. All compensation reported in this proxy statement was in compliance with the approved directors’ remuneration policy. This policy governed the Company’s director compensation decisions while the Company was a U.K. company for all of 2019.

2020 Aon Proxy Statement        35

Executive Compensation

The executive compensation disclosure contained in this section reflects compensation information for the years ended December 31, 2019, December 31, 2018, and December 31, 2017 with respect to our NEOs for all years in which each NEO served in that capacity. The following Summary Compensation Table contains compensation information for the following NEOs: (1) Mr. Case, who served as our CEO during 2019, (2) Ms. Davies, who served as our Chief Financial Officer during 2019, (3) Mr. Andersen, Mr. O’Connor, and Mr. Bruno, who were our three other most highly compensated executive officers serving as of December 31, 2019, and (4) Mr. Lieb, who served as our General Counsel, Executive Vice President, and Company Secretary from January 1, 2019 through June 24, 2019, and then as a Special Legal Advisor to our CEO through December 31, 2020.

Summary Compensation Table for Fiscal Years 2019, 2018 and 2017

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Gregory C. Case	2019	1,500,000	—	13,705,798	0	—	802,045	16,007,843
CEO	2018	1,500,000	—	12,694,073	1,300,000	—	669,802	16,163,875
	2017	1,500,000	—	11,086,351	1,300,000	—	723,331	14,609,682
Christa Davies	2019	975,000	—	5,024,842	0	—	1,739,576	7,739,418
Executive Vice President	2018	900,000	—	4,375,050	1,040,000	—	6,003,119	12,318,169
and Chief Financial Officer	2017	875,000	—	3,648,221	936,000	—	1,923,293	7,382,514
Eric Andersen	2019	975,000	—	3,261,849	0	—	47,384	4,284,233
Co-President (5)	2018	900,000	—	2,944,817	650,000	—	44,355	4,539,172
	2017	875,000	—	2,692,635	526,500	—	49,702	4,143,837
Michael O’Connor	2019	975,000	—	3,226,907	0	11,176	52,913	4,265,996
Co-President (6)	2018	900,000	—	2,944,817	585,000	10,544	62,002	4,502,363
	2017	875,000	—	2,657,686	526,500	9,947	54,655	4,123,788
Peter Lieb	2019	700,000	1,800,000	297,513	0	16,058	2,829,423	5,642,995
Former Executive Vice President, General Counsel, & Company Secretary; Current Special Legal Advisor to CEO (7)	2018	700,000	—	1,771,221	552,500	15,149	1,029,170	4,068,040
	2017	700,000	—	1,745,082	503,750	14,292	1,076,183	4,039,307

John Bruno	2019	925,000	—	2,741,532	0	—	38,086	3,704,618
Chief Operations Officer (8)	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)

The amounts shown reflect the aggregate grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”)) of restricted share unit awards (paid in satisfaction of 35% of each NEO’s annual incentive award for the previous performance year) and performance share unit awards granted to our NEOs pursuant to our Shareholder-Approved Plan in 2019, 2018, and 2017. These amounts disregard adjustments for forfeiture assumptions and do not reflect amounts actually paid to, or realized by, the NEOs in the years shown, or any prior years.

36        2020 Aon Proxy Statement

In 2017-2019, each of our NEOs received awards under the LPP with a grant date fair value as set forth in the table below. Mr. Lieb was not granted an LPP award in 2019 due to his employment transition.

Name	Year	Grant Date Fair Value of Performance Share Unit Awards Assuming Probable Outcomes Under LPP ($)	Grant Date Fair Value of Performance Share Unit Awards Assuming Achievement of Maximum Performance Levels Under LPP ($)
Gregory C. Case	2019	13,005,880	26,011,760
	2018	11,994,139	23,988,279
	2017	10,036,338	20,072,677
Christa Davies	2019	4,464,926	8,929,852
	2018	3,871,087	7,742,173
	2017	3,088,209	6,176,418
Eric Andersen	2019	2,911,923	5,823,846
	2018	2,661,347	5,322,694
	2017	2,412,688	4,825,377
Michael O’Connor	2019	2,911,923	5,823,846
	2018	2,661,347	5,322,694
	2017	2,412,688	4,825,377
Peter Lieb	2019	—	—
	2018	1,500,007	3,000,015
	2017	1,447,544	2,895,089
John Bruno	2019	2,426,548	4,853,096
	2018	N/A	N/A
	2017	N/A	N/A

For awards granted under the LPP, the grant date fair value of performance share units is calculated in accordance with ASC Topic 718 based on the probable outcome of the performance conditions at the time of grant. Set forth above are the grant date fair values of the performance share unit awards granted under the LPP, calculated assuming (i) the probable outcome of the performance conditions for each program, which amount is included in the “Stock Awards” column of this Summary Compensation Table and (ii) achievement of the maximum levels of performance (which is the dollar value attributed to the original award multiplied by 200% for each year shown for the LPP). The amounts shown in the table above reflect the aggregate grant date fair value for these awards computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be recognized by our NEOs.

(2)

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for each of 2019, 2018 and 2017 reflect the cash portion of the annual incentive awards earned by the NEOs for performance in those years (generally, under the terms of those awards, 35% has been paid in the form of restricted share units and 65% in the form of cash). These amounts were actually paid to the NEOs in the first quarter of the year following the relevant performance year. As described in the CD&A under “Annual Incentive Awards under Our Shareholder-Approved Plan,” our NEOs determined to forego 2019 annual incentive plan awards prior to the time any final determinations were made by the Board or the Compensation Committee with respect to such awards and, as a result, no such awards were paid for 2019 performance.

(3)

Mr. O’Connor and Mr. Lieb are the only NEOs who have participated in the Deferred Compensation Plan. For amounts deferred prior to January 1, 2014, the investment options under the Deferred Compensation Plan include a fixed annual rate of 6%. The amount included in this column represents the difference between the interest rate used to calculate earnings under this fixed return and 120% of the applicable federal long-term rate.

(4)	For 2019, the amounts reported as “All Other Compensation” consist of the following components:

Name	Company Contributions ($)(a)	Perquisites ($)(b)	Other ($)(c)	Tax Reimbursements ($)(d)	Total ($)
Gregory C. Case	29,200	158,332	614,513	—	802,045
Christa Davies	29,200	58,723	527,510	1,124,143	1,739,576
Eric Andersen	31,400	15,984	—	—	47,384
Michael O’Connor	29,200	23,713	—	—	52,913
Peter Lieb	29,200	416,190	1,052,510	1,331,523	2,329,423
John Bruno	27,000	11,086	—	—	38,086

(a)

The amounts shown in the “Company Contributions” column represent, for each of our NEOs, (i) a contribution by Aon of $17,900 for each of Mr. Case, Ms. Davies, and Mr. Andersen, and $18,200 for each of Mr. O’Connor, Mr. Lieb, and Mr. Bruno to the Aon Savings Plan, our qualified defined contribution plan; and (ii) a contribution by Aon of $11,300 for each of Mr. Case and Ms. Davies, $13,500 for Mr. Andersen, and $11,000 for Mr. O’Connor and Mr. Lieb to the Aon Supplemental Savings Plan, a nonqualified defined contribution plan.

(b)

In connection with the 2012 Redomestication, certain of our NEOs agreed to relocate to London, U.K. The relocation packages are intended to keep the transferred executives “whole” on a total rewards basis, be transparent and equitable, and reflect competitive practices and benchmarks of industry counterparts. This column also includes amounts Aon paid to third parties for the NEO’s eligible dependents’ schooling or assistance in preparing his or her tax returns in connection with the 2012 Redomestication.

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In 2019, the Company provided perquisites related to the relocation as follows:

Name	Schooling Assistance ($)	Tax Preparation Services ($)
Christa Davies	42,447	13,341
Michael O’Connor	—	13,023
Peter Lieb	—	29,223

For a description of cash allowances and cash bonuses paid to our NEOs in connection with the relocation, see footnote (c) below.

Mr. Case, Ms. Davies, Mr. O’Connor, Mr. Lieb, and Mr. Bruno participated in Aon’s executive health screening program in 2019. The amount included in “All Other Compensation” is the actual cost to Aon of the NEO’s use of this program, which was $12,697 for Mr. Case, $2,935 for Ms. Davies, $6,970 for Mr. O’Connor, $6,320 for Mr. Lieb, and $11,086 for Mr. Bruno.

Mr. O’Connor and Mr. Lieb received reimbursement for club dues of $3,720 and $3,984 respectively. Mr. Andersen also received an annual car allowance of $12,000.

As part of Mr. Case’s employment agreement, Aon provides him with life insurance coverage in the amount no less than $5,000,000 during the term of his agreement. This amount reflects the cost above and beyond the cost of life insurance that is provided to a typical Aon employee. For 2019, the cost was $20,635.

We maintain an arrangement with NetJets for use of chartered aircraft and associated ground travel as necessary. Infrequently, an NEO will use a NetJets flight for personal purposes, or the spouse or guests of an NEO may accompany the executive when a NetJets flight is already going to a specific destination for a business purpose. In the case of a personal flight, the cost to the Company of such flight is reimbursed to the Company by the NEO. In the case of a spouse or other guest on a business flight, this has a minimal cost to the Company and, where applicable, the variable costs associated with the additional passenger are included in determining the aggregate incremental cost to the Company. During 2019, the Company paid $125,000 on Mr. Case’s behalf in connection with a regulatory compliance filing under the Hart-Scott-Rodino Act resulting from Mr. Case’s acquisition of Company shares under our executive compensation programs in excess of certain limits under such act. During 2019, pursuant to a transition and separation agreement with Mr. Lieb, the Company paid relocation costs of $80,647 for Mr. Lieb. In addition, Mr. Lieb received price protection in the amount of $300,000 for the sale of his residence in Chicago, Illinois.

(c)

In connection with their relocation to London, U.K., certain NEOs are entitled to additional cash compensation in accordance with the terms of their international assignment letters and our relocation programs. Allowances became payable to the NEOs beginning on the date the NEO’s foreign assignment began and terminate at the end of the foreign assignment. Additionally, Mr. Lieb received an advance of his 2020 salary in the amount of $500,000 in 2019 in connection with his transition and separation agreement. The following table sets forth the additional compensation received by the NEOs with respect to 2019 service:

Name	Housing Allowance ($)	Cost of Living Allowance ($)	Foreign Service Allowance ($)	Home Leave Allowance ($)	Transportation Allowance ($)	Salary Advance ($)	Total ($)
Gregory C. Case	382,013	97,500	135,000	—	—	—	614,513
Christa Davies	286,510	97,500	120,000	—	23,500	—	527,510
Peter Lieb	286,510	97,500	105,000	40,000	23,500	500,000	1,052,510

(d)

In connection with their relocation to London, U.K., Ms. Davies and Mr. Lieb are entitled to receive a tax equalization benefit designed to equalize the income tax paid by the executive so that their total income and social tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount the executive would have paid had all of the earnings been taxable solely pursuant to U.S. income and social tax laws.

The tax equalization benefit caps the executive’s total income and social tax exposure to what he or she would be taxed on earnings from the Company under the U.S. tax laws (as compared to the U.K. tax laws as in existence from time to time). This policy is designed and intended to yield neither an economic benefit nor detriment to an executive as a result of his or her international assignment.

For Ms. Davies and Mr. Lieb, any applicable schooling assistance and allowances for foreign service, housing, cost of living, home leave, and transportation are grossed up for applicable U.S. taxes.

The amounts shown in the “All Other Compensation” table represent Aon’s calculation of the excess U.K. taxes paid above the hypothetical tax that Ms. Davies and Mr. Lieb would have paid had they not been relocated to London, U.K. and the amount paid by Aon to neutralize the tax impact on Ms. Davies and Mr. Lieb with respect to eligible relocation compensation.

(5)	Mr. Andersen became President on February 24, 2020.

(6)

Mr. O’Connor notified the Company on February 20, 2020, of his decision to step down from his position as Co-President of the Company, effective immediately. Mr. O’Connor will remain at the Company for a transition period to be determined.

(7)	Mr. Lieb resigned as our Executive Vice President, General Counsel, and Company Secretary and transitioned to the role of Special Legal Advisor to our CEO as of June 24, 2019.

(8)	Mr. Bruno became Chief Operating Officer on February 24, 2020.

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Employment Agreements and Other Compensation Agreements

Mr. Case’s Employment Agreement

We entered into an Amended and Restated Employment Agreement with Gregory C. Case, our CEO, dated January 16, 2015, and amended on April 20, 2018, which provides that Mr. Case will be employed as Aon’s President and CEO through April 1, 2023 unless terminated earlier. The agreement was further amended effective May 15, 2018 to reflect Mr. Case’s title change to CEO. The agreement also provides that Mr. Case will be nominated for re-election as a member of the Board at each annual meeting of shareholders during the period of his employment.

Mr. Case’s agreement provides for an initial base salary of $1,500,000, subject to adjustment at the discretion of the Board, a target annual incentive bonus of not less than 200% of his base salary, subject to the provisions of our Shareholder-Approved Plan. The Board retains the discretion to determine Mr. Case’s actual bonus payment.

In addition, the agreement provides that Mr. Case will be provided with life insurance coverage in an amount equal to no less than $5,000,000 during the term of the agreement. Under the agreement, Mr. Case has also agreed to maintain an investment position in Aon Class A Ordinary Shares equal to no less than 20 times his annual base salary.

Ms. Davies’s Employment Agreement

We entered into an Employment Agreement with Christa Davies, our Executive Vice President and Chief Financial Officer, dated as of October 3, 2007, which was amended effective March 27, 2012, February 20, 2015, and April 19, 2018, and which will expire on April 1, 2023 unless terminated earlier. The agreement provides that Ms. Davies will be employed as Aon’s Executive Vice President and Chief Financial Officer. The agreement reflects Ms. Davies’s then-current base salary of $900,000, which is subject to adjustment at the discretion of our CEO and the Compensation Committee, and a target annual incentive bonus of 150% of her base salary and foreign service allowance. In early 2019, the Committee approved an increase of $100,000 to Ms. Davies’s base salary, from $900,000 to $1,000,000.

Mr. Andersen’s Employment Agreement and Employment Letter

We entered into an Employment Agreement with Eric Andersen dated as of October 1, 2013, which expired on October 1, 2018. The agreement provided that Mr. Andersen would serve as Chief Executive Officer of Reinsurance and Retirement Solutions, Data and Analytics for a base salary of no less than $800,000, subject to adjustment, and a target annual incentive bonus of 100% of his base salary, subject to a cap of 300% of his base salary.

In connection with Mr. Andersen’s appointment as Aon’s Co-President and the expiration of Mr. Andersen’s employment agreement on October 1, 2018, and consistent with the Company’s general intent of moving away from the practice of entering into fixed-term employment agreements with our management employees, the Company and Mr. Andersen entered into an employment letter dated May 11, 2018. The employment letter provides that Mr. Andersen will serve as Aon’s Co-President, that his continued employment with the Company is on an at-will basis, and that he is eligible to participate in the Combined Severance Plan. The letter also provides that Mr. Andersen’s then-current base salary of $900,000 and his target annual incentive bonus are unchanged. In early 2019, the Committee approved an increase of $100,000 to Mr. Andersen’s base salary, from $900,000 to $1,000,000.

Mr. O’Connor’s Employment Agreement and Employment Letter

We entered into an Employment Agreement with Michael J. O’Connor, our Co-President, dated as of March 29, 2013, which expired on March 1, 2018. The agreement provided that Mr. O’Connor would serve as Chief Executive Officer of Commercial Risk and Health Solutions for a base salary of no less than $800,000, subject to adjustment, and a target annual incentive bonus of 100% of his base salary, subject to a cap of 300% of his base salary.

In connection with the expiration of Mr. O’Connor’s employment agreement on March 1, 2018, and consistent with the Company’s general intent of moving away from the practice of entering into fixed-term employment agreements with our management employees, the Company and Mr. O’Connor entered into an employment letter dated March 1, 2018. The employment letter provides that Mr. O’Connor’s continued employment with the Company is on an at-will basis, and that he is eligible to participate in the Combined Severance Plan. The letter also provided that Mr. O’Connor’s then-current base salary of $900,000 and his target annual incentive bonus were unchanged. The letter was amended and restated effective May 15, 2018 to reflect his change in title to Aon’s Co-President. In early 2019, the Committee approved an increase of $100,000 to Mr. O’Connor’s base salary, from $900,000 to $1,000,000.

2020 Aon Proxy Statement        39

Mr. O’Connor notified the Company on February 20, 2020, of his decision to step down from his position as Co-President of the Company, effective immediately. Mr. O’Connor will remain at the Company for a transition period to be determined.

Mr. Lieb’s Employment Agreement, Employment Letter, and Transition Agreement

We entered into an Employment Agreement with Peter Lieb, our Executive Vice President, General Counsel and Company Secretary, dated as of January 1, 2014, which expired on January 1, 2019. The agreement replaced Aon’s prior agreement with Mr. Lieb and provided for a base salary of no less than $700,000, subject to adjustment, and a target annual incentive bonus of 100% of his base salary and foreign service allowance, subject to a cap of 300% of his base salary.

In connection with the expiration of Mr. Lieb’s employment agreement on January 1, 2019, and consistent with the Company’s general intent of moving away from the practice of entering into fixed-term employment agreements with our management employees, the Company and Mr. Lieb entered into an employment letter dated November 6, 2018. The employment letter provided that Mr. Lieb’s continued employment with the Company was on an at-will basis and that he was eligible to participate in the Combined Severance Plan. The letter also provided that Mr. Lieb’s base salary and target annual incentive bonus are unchanged.

Mr. Lieb and Aon entered into a transition and separation agreement effective June 3, 2019, under which Mr. Lieb resigned as our Executive Vice President, General Counsel, and Company Secretary and transitioned to the role of Special Legal Advisor to our CEO, effective June 24, 2019. During the transition period through December 31, 2020, Mr. Lieb will continue to receive his base salary. This transition and separation agreement is described in more detail above in the CD&A under “Transition and Separation Agreement with Mr. Lieb.”

International Assignment Letters

In connection with the Company’s 2012 Redomestication, we entered into international assignment letters with each of Mr. Case, Ms. Davies, Mr. O’Connor, and Mr. Lieb. These letters describe the international assignments and set forth the relocation benefits to the executives, which are described below. The letters are not intended to diminish the rights of the executives under their current employment arrangements; however, the letters provide by their terms that the executives’ acceptance of their international assignments, and repatriation thereafter, will not give rise to any right to terminate for good reason (as such term is defined in the applicable executive’s employment agreement, if applicable).

The letters for Mr. Case, Ms. Davies, and Mr. Lieb were amended and extended in July 2014 for an additional two years, July 1, 2016 for an additional two years, July 1, 2018 for an additional one year, and (for Mr. Case and Ms. Davies only) July 1, 2019 for an additional year. Mr. Lieb’s letter was not extended in 2019 and is no longer in effect (however he continued to receive certain benefits under his transition and separation agreement, as set forth below), and Mr. O’Connor’s 2012 letter was not extended and is no longer in effect; however, Mr. Lieb and Mr. O’Connor are still eligible to receive tax preparation services in connection with compensation attributable to the periods of time they were on international assignment.

Depending on each executive’s personal circumstances, and as disclosed in the tables above, the relocation packages, as amended, generally provide some or all of the following benefits:

•	a monthly housing allowance of approximately $31,834 for Mr. Case and $23,876 for each of Ms. Davies and Mr. Lieb;

•	a monthly cost of living differential of $8,125;

•	a monthly foreign service allowance of $11,250 for Mr. Case, $10,000 for Ms. Davies, and $8,750 for Mr. Lieb;

•	a monthly car allowance of approximately $1,958 for each of Ms. Davies and Mr. Lieb;

•	eligible dependents’ schooling assistance, including tuition and application fees, for Ms. Davies;

•	an annual home leave allowance for Mr. Lieb;

•

a tax equalization benefit for Ms. Davies and Mr. Lieb, designed to equalize the income tax paid by the executive so that his or her total income and social tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount the executive would have paid had all of the earnings been taxable solely pursuant to the U.S. income and social tax laws;

40        2020 Aon Proxy Statement

•	a tax gross-up for Ms. Davies on schooling assistance and, for both Ms. Davies and Mr. Lieb, on allowances related to housing, cost of living, home leave and transportation; and

•	enhanced tax preparation and planning and expatriate services for the tax years covered by the international assignment or for which international earnings are taxed by the U.K.

All of the relocation benefits are subject to recoupment if the executive officer resigns employment with the Company within two years of commencing the international assignment, or 12 months after the end of the assignment, and becomes employed by a direct competitor of the Company.

Grants of Plan-Based Awards in Fiscal Year 2019

The following table provides information on non-equity incentive plan compensation, restricted share unit awards, and performance share unit awards granted in 2019 to each of the NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory C. Case	—	3,000,000	9,000,000	—	—	—	—	—
	2/15/2019	—	—	—	—	—	4,070	699,918
	3/29/2019	—	—	39,250	78,500	157,000	—	13,005,880
Christa Davies	—	1,680,000	5,040,000	—	—	—	—	—
	2/14/2019	—	—	—	—	—	3,301	559,916
	3/28/2019	—	—	13,596	27,192	54,384	—	4,464,926
Eric Andersen	—	1,000,000	3,000,000	—	—	—	—	—
	2/14/2019	—	—	—	—	—	2,063	349,926
	3/28/2019	—	—	8,867	17,734	35,468	—	2,911,923
Michael O’Connor	—	1,000,000	3,000,000	—	—	—	—	—
	2/14/2019	—	—	—	—	—	1,857	314,984
	3/22/2018	—	—	8,867	17,734	35,468	—	2,911,923
Peter Lieb	—	—	—	—	—	—	—	—
	2/14/2019	—	—	—	—	—	1,754	297,513
	—	—	—	—	—	—	—	—
John Bruno	—	950,000	2,850,000	—	—	—	—	—
	2/14/2019	—	—	—	—	—	1,857	314,984
	3/28/2019	—	—	7,389	14,778	29,556	—	2,426,548

(1)

The amounts shown relate to potential annual incentive plan awards for 2019 service for each NEO under our Shareholder-Approved Plan. The amounts shown as “Target” represent the target payment level of 200% for Mr. Case, 150% for Ms. Davies, and 100% for each of Mr. Andersen, Mr. O’Connor, and Mr. Bruno, of their respective base salaries, and the amounts shown in “Maximum” reflect the maximum payment level of the lesser of $10,000,000 or three times the target incentive amount, as provided by the terms of our Shareholder-Approved Plan. For Ms. Davies, the annual foreign service allowance is included with base salary in determining her bonus target. Pursuant to his transition and separation agreement with the Company, Mr. Lieb was not entitled to any new plan-based grants in 2019.

Our Shareholder-Approved Plan does not contain a threshold payment level for any of the NEOs. If pre-established performance measures are not met, no payments are made.

As described in the CD&A under “Annual Incentive Awards under Our Shareholder-Approved Plan,” our NEOs determined to forego 2019 annual incentive plan awards prior to the time any final determinations were made by the Board or the Compensation Committee with respect to such awards and, as a result, no such awards were paid for 2019 performance.

(2)

The amounts shown in columns titled “Threshold,” “Target,” and “Maximum” represent the threshold, target, and maximum number of performance share units granted to our NEOs pursuant to Aon’s LPP 14 that will be earned and settled in Class A Ordinary Shares if certain performance criteria are achieved during the 2019 to 2021 performance period. As the potential payments are dependent on achieving certain performance criteria, actual payouts could differ by a significant amount. For more information regarding the terms of these performance share units and LPP 14, see the section titled “Leadership Performance Program under Our Shareholder-Approved Plan” in the CD&A.

(3)

The amounts shown in this column represent the number of restricted share units granted to each NEO in 2019 in satisfaction of 35% of the annual incentive award earned by such NEO for 2018 performance. Within the framework of our Shareholder-Approved Plan, the target amount of each NEO’s annual incentive award for 2018 performance (calculated as a percentage of base salary and, with respect to Ms. Davies and Mr. Lieb, their annual foreign service allowance) was 200% for Mr. Case, 150% for Ms. Davies, and 100% for each of Mr. Andersen, Mr. O’Connor, Mr. Lieb, and

2020 Aon Proxy Statement        41

Mr. Bruno; the bonus range was capped at 600% for Mr. Case, 450% for Ms. Davies, and 300% for each of Mr. Andersen, Mr. O’Connor, Mr. Lieb, and Mr. Bruno. The determination of the actual incentive amount payable was determined based, among other things, on Aon’s overall performance and individual performance. These restricted share units will vest in installments of 33 1/3% on the first through third anniversaries of the date of grant. Dividend equivalents are paid quarterly in cash on unvested restricted share units and voting rights do not attach to any unvested restricted share units.

(4)

The amounts shown in this column are the grant date fair values of the various awards. The grant date fair value generally reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 and, with respect to the performance share unit awards granted under the LPP, is based on the probable outcome of the performance-based conditions at the time of grant. These amounts do not correspond to the actual value (if any) that may be recognized by the NEOs. For additional information about the applicable assumptions for determining the grant date fair value of restricted share unit awards, see footnote (1) to the Summary Compensation Table.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information regarding outstanding restricted share units and performance share units held by each of our NEOs on December 31, 2019. See “Potential Payments and Benefits on Termination or Change in Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

			Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory C.	2/17/2017	(1)	2,978	620,288	—	—
Case	3/31/2017	(2)	175,246	36,501,989	—	—
	2/16/2018	(1)	3,313	690,065	—	—
	3/23/2018	(3)	—	—	180,798	37,658,415
	2/15/2019	(1)	4,070	847,740	—	—
	3/29/2019	(3)	—	—	157,000	32,701,530
Christa	2/16/2017	(1)	1,592	331,598	—	—
Davies	3/30/2017	(2)	54,018	11,251,409	—	—
	2/15/2018	(1)	2,385	496,772	—	—
	3/22/2018	(3)	—	—	57,426	11,961,262
	2/14/2019	(1)	3,301	687,565	—	—
	3/28/2019	(3)	—	—	54,384	11,327,643
Eric	2/16/2017	(1)	796	165,799	—	—
Andersen	3/30/2017	(2)	42,202	8,790,255	—	—
	2/15/2018	(1)	1,342	279,525	—	—
	3/22/2018	(3)	—	—	39,480	8,223,289
	2/14/2019	(1)	2,063	429,702	—	—
	3/28/2019	(3)	—	—	35,468	7,387,630
Michael	2/16/2017	(1)	697	145,178	—	—
O’Connor	3/30/2017	(2)	42,202	8,790,255	—	—
	2/15/2018	(1)	1,342	279,525	—	—
	3/22/2018	(3)	—	—	39,480	8,223,289
	2/14/2019	(1)	1,857	386,795	—	—
	3/28/2019	(3)	—	—	35,468	7,387,630
Peter	2/16/2017	(1)	846	176,213	—	—
Lieb	3/30/2017	(2)	25,320	5,273,903	—	—
	2/15/2018	(1)	1,284	267,444	—	—
	3/22/2018	(3)	—	—	22,252	4,634,869
	2/14/2019	(1)	1,754	365,341	—	—
John	2/16/2017	(1)	846	176,213	—	—
Bruno	3/30/2017	(2)	32,072	6,680,277	—	—
	2/15/2018	(1)	1,408	293,272	—	—
	3/22/2018	(3)	—	—	30,866	6,429,079
	2/14/2019	(1)	1,857	386,795	—	—
	3/28/2019	(3)	—	—	29,556	6,156,219

42        2020 Aon Proxy Statement

(1)	The vesting schedule for the restricted share units, other than performance share units, held by each NEO is as follows:

Vesting Date	Gregory C. Case	Christa Davies	Eric Andersen	Michael O’Connor	Peter Lieb	John Bruno
2/14/2020	—	1,100	687	619	584	619
2/15/2020	1,356	1,192	671	671	642	704
2/16/2020	1,656	1,592	796	697	846	846
2/17/2020	2,978	—	—	—	—	—
2/14/2021	—	1,100	688	619	585	619
2/15/2021	1,357	1,193	671	671	642	704
2/16/2021	1,657	—	—	—	—	—
2/14/2022	—	1,101	688	619	585	619
2/15/2022	1,357	—	—	—	—	—
Total	10,361	7,278	4,201	3,896	3,884	4,111

(2)

The performance share units convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. For performance share units with a March 30, 2017 or March 31, 2017 grant date, the three-year performance period ended on December 31, 2019. These performance share units were subsequently settled in Class A Ordinary Shares on February 13, 2020.

(3)

The performance share units, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. A pre-established cumulative EPS target as certified by the Compensation Committee in the first quarter of the year after the performance period must be met. For LPP performance share units with a March 22, 2018 or March 23, 2018 grant date, the three-year performance period ends on December 31, 2020. For LPP performance share units with a March 28, 2019 or March 29, 2019 grant date, the three-year performance period ends on December 31, 2021.

If the minimum or threshold performance is not attained, the performance share units will be forfeited. In this table, the maximum number of performance share units is shown for outstanding awards for all LPP cycles as awards granted under these cycles are currently tracking at or above target payout levels. The market value is calculated using $208.29, the closing price of a Class A Ordinary Share on the NYSE on December 31, 2019 (the last trading day of 2019). If Aon does not attain the maximum cumulative target over the three-year period, the number of Class A Ordinary Shares received by the NEOs upon settlement will be reduced.

Stock Vested in Fiscal Year 2019

The following table sets forth (1) the number of Class A Ordinary Shares acquired during 2019 by our NEOs upon the vesting of restricted share unit awards and the settlement of performance share unit awards, and (2) the value realized upon such vesting or settlement.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory C. Case	190,585	32,347,381
Christa Davies	61,087	10,372,147
Eric Andersen	39,419	6,691,621
Michael O’Connor	39,381	6,685,087
Peter Lieb	28,941	4,914,643
John Bruno	46,916	8,217,939

(1)

Represents (a) the vesting of restricted share units granted under our Shareholder-Approved Plan and (b) the settlement of performance share unit awards granted under the LPP in March 2016 for the three-year performance period ending on December 31, 2018, which were converted into Class A Ordinary Shares on February 14, 2019. Of the amounts shown, the following aggregate number of Class A Ordinary Shares were withheld to pay taxes due in connection with the vesting: Mr. Case, 85,330 shares; Ms. Davies, 24,051 shares; Mr. Andersen, 18,423 shares; Mr. O’Connor, 16,566 shares; Mr. Lieb, 12,774 shares; and Mr. Bruno, 23,119 shares.

(2)

Calculated by multiplying (a) the fair market value of Class A Ordinary Shares on the vesting date, which was determined using the closing price on the NYSE of a Class A Ordinary Share on the vesting date or, if such day is a holiday, on the immediately preceding working day, by (b) the number of Class A Ordinary Shares acquired upon vesting.

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Pension Benefits in Fiscal Year 2019

The table below provides information regarding the benefits expected to be paid from the Company’s defined benefit pension plans, as well as a supplemental contractual arrangement, for Mr. Andersen, the only NEO who participates in these plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Eric Andersen	Aon Pension Plan	12	430,237	0
	Excess Benefit Plan	12	631,527	0
	Supplemental Contractual Pension	5	615,864	0

(1)

Reflects the actuarial present value of benefits accumulated under the respective plans from service and compensation through December 31, 2019, in accordance with the assumptions disclosed in Note 12 to the audited financial statements included in the Company’s Annual Report on Form 10-K, as filed with the SEC on February 14, 2020.

Mr. Andersen commenced participation in the Aon Pension Plan on May 16, 1997. Under the Aon Pension Plan, a participant is generally entitled to an annual pension benefit commencing at normal retirement age of 65, calculated based on the participant’s years of service, compensation, and Social Security benefits. Participants are fully vested after completing five years of service. Eligible compensation under the plan is subject to applicable IRS limits; accordingly, the maximum eligible compensation under the plan was $245,000 up to April 1, 2009, the date that the Aon Pension Plan was frozen. The pension formula for service after January 1, 1998 through December 31, 2006 is 1.15% of the participant’s final average earnings multiplied by years of service on or after January 1, 1998, plus 0.45% of the participant’s final average earnings in excess of covered compensation multiplied by years of service on or after January 1, 1998 (not in excess of 35 years). Final average earnings is the average of the participant’s base salary and certain eligible bonus payments for the five consecutive calendar years within the last 10 calendar years of employment for which the average was the highest. Covered compensation is the average of the Social Security Taxable Wage Base for the 35-year period prior to the participant’s normal retirement age. Effective January 1, 2007, the prior plan benefit was frozen and a career average formula of 1.15% of each year’s earnings plus 0.45% of earnings in excess of covered compensation is effective for service after December 31, 2006. The default form of benefit payment for married participants is a 50% joint and survivor pension; other actuarially equivalent payment options are also available. The Aon Pension Plan was frozen as to benefit accrual effective April 1, 2009, and was previously closed to newly hired employees effective January 1, 2004. Effective January 1, 2020, a portion of the liabilities of the Aon Pension Plan was spun-off to a mirror plan, the Aon Retirement Pension Plan, and Mr. Andersen’s pension plan participation continues under the Aon Retirement Pension Plan as of that date.

The Excess Benefit Plan was established in 1989 as an unfunded deferred compensation plan for a select group of management or highly compensated employees, and was intended to replace benefits lost under the Aon Pension Plan due to application of certain IRS compensation limits. To be eligible for a benefit under this plan, participants must have attained age 50 and at least 10 years of benefit accrual service. Mr. Andersen satisfied those requirements as of February 3, 2015. The benefit under this plan is determined based on amount of the monthly benefit payable under the Aon Pension Plan had such plan not applied the maximum annual benefit limitation imposed by Section 415 of the Code. Effective for the 2002 plan year and thereafter, the Excess Benefit Plan was amended to provide that earnings in excess of $500,000 would not be taken into account for purposes of calculating the plan benefit. Effective January 1, 2006, the Excess Benefit Plan was further amended to incorporate an alternative benefit formula that provides a benefit of 1% of final average compensation multiplied by total years of service, subject to a maximum annual pension benefit of $500,000. Upon retirement, a participant will receive the greater of the pension from the basic formula (1.15%/0.45%) or the 1% formula. With respect to plan benefits that were earned and vested after December 31, 2004, the form of benefit is an actuarially equivalent term certain annuity for five years, payable monthly. With respect to plan benefits earned and vested on or before December 31, 2004, the form of benefit is the same that would apply under the Aon Pension Plan (subject to certain exceptions). The Excess Benefit Plan was frozen as to benefit accrual effective April 1, 2009.

Mr. Andersen and the Company entered into a Supplemental Pension Agreement effective January 19, 2010, in connection with the Company’s decision to freeze further benefit accruals under the Aon Pension Plan and the Excess Benefit Plan in 2009. Under this supplemental agreement, Mr. Andersen is entitled to a supplemental pension benefit upon termination of employment equal to the aggregate pension benefit earned under the Aon Pension Plan and the Excess Benefit Plan for the 2008 plan year, multiplied by five (effectively giving Mr. Andersen an additional five years of pension service). Mr. Andersen became fully vested in this benefit upon his continuous employment with the Company through the later of December 31, 2014 or attainment of age 50 and completion of 10 years of benefit accrual service. This benefit is payable in the form of a 100% joint and survivor annuity commencing following termination of employment or, if later, attaining age 55.

44        2020 Aon Proxy Statement

Nonqualified Deferred Compensation in Fiscal Year 2019

The table below shows any executive contributions, contributions by Aon, earnings, withdrawals, and account balances for the NEOs with respect to our Deferred Compensation Plan and our Supplemental Savings Plan.

See the section titled “Executive and Relocation Benefits” in the CD&A and the narratives set forth below the following table for additional information on these plans.

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)	Aon Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Gregory C. Case	Deferred Compensation Plan	—	—	—	—	—
	Supplemental Savings Plan	—	11,300	3,794	—	165,015
Christa Davies	Deferred Compensation Plan	—	—	—	—	—
	Supplemental Savings Plan	—	11,300	29,800	—	183,167
Eric Andersen	Deferred Compensation Plan	—	—	—	—	—
	Supplemental Savings Plan	—	13,500	161,043	—	683,841
Michael O’Connor	Deferred Compensation Plan	—	—	23,284	—	411,344
	Supplemental Savings Plan	—	11,000	37,383	—	179,324
Peter Lieb	Deferred Compensation Plan	104,200	—	56,533	—	1,095,759
	Supplemental Savings Plan	—	11,000	30,189	—	151,837
John Bruno	Deferred Compensation Plan	—	—	—	—	—
	Supplemental Savings Plan	—	8,800	5,592	—	43,728

(1)	These amounts are included in “All Other Compensation” for 2019 in the Summary Compensation Table.

(2)

In November 2013, Aon changed investment options available under the Deferred Compensation Plan to include a fixed annual return of 6%. Of the amount shown in this column, $11,176 was included as 2019 compensation for Mr. O’Connor, and $16,058 for Mr. Lieb in the Summary Compensation Table as above-market earnings. Otherwise, no amounts in this column are included as 2019 compensation in the Summary Compensation Table.

(3)

The following table provides the amount reported in the “Aggregate Balance at Last Fiscal Year End” column for each NEO that has been previously reported as compensation in the Summary Compensation Tables for 2019, 2018 and 2017.

Name	Name of Plan	Amount Included in 2019 Compensation in Summary Compensation Table ($)	Amount Included in 2018 Compensation in Summary Compensation Table ($)	Amount Included in 2017 Compensation in Summary Compensation Table ($)
Gregory C. Case	Supplemental Savings Plan	11,300	11,625	11,950
Christa Davies	Supplemental Savings Plan	11,300	11,625	11,950
Eric Andersen	Supplemental Savings Plan	13,500	13,875	14,250
Michael O’Connor	Supplemental Savings Plan	11,000	11,250	9,650
	Deferred Compensation Plan	11,176	10,544	9,947
Peter Lieb	Supplemental Savings Plan	11,000	9,000	9,200
	Deferred Compensation Plan	16,058	15,149	14,292
John Bruno	Supplemental Savings Plan	8,800	N/A	N/A

(a)	The compensation of Mr. Bruno was not reported in our Summary Compensation Table in 2017 or 2018.

Aon Deferred Compensation Plan

The Deferred Compensation Plan is an unfunded, unsecured nonqualified deferred compensation program that allows certain senior management or highly compensated employees to defer:

•	Up to 75% of their base salary;

•	All or a portion of cash incentive income;

•	Up to 75% of commissions, production bonuses, and cross-sell bonuses; and

•	Up to 75% of other earnings, including certain hiring, retention, or non-performance bonuses.

2020 Aon Proxy Statement        45

Aon does not presently make any company contributions to the Deferred Compensation Plan. The aggregate balances shown in the table above represent amounts that the NEOs earned but elected to defer, plus earnings or losses. Deferrals may be allocated among a choice of three valuation funds that are used to determine investment gains or losses credited to the accumulated account balance. Participants can change their investment selections on a go-forward basis by contacting the plan’s administrator.

When participants elect to defer amounts into the Deferred Compensation Plan, they must also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year, whether or not employment has then ended, or after the executive’s retirement or termination.

Participants who elect to have distributions made in a specific year must choose a payout date that is at least three years after the date of the first deferral election, and can elect to receive a single, lump-sum payment or up to five annual installments. Distributions begin as soon as practicable after February 28 of the elected calendar year. Participants who elect to have distributions made at retirement or termination can elect to receive a single, lump-sum payment and/or up to 10 annual installments. Payments commence as soon as practicable after February 28 of the year following termination of employment.

Aon Supplemental Savings Plan

The Aon Supplemental Savings Plan was created to provide matching and other company allocations similar to those participants in the Aon Savings Plan (our qualified 401(k) plan) would have received had the Code limits not restricted contributions under the Aon Savings Plan. Participants eligible for Aon Savings Plan company contributions who are active at the end of the plan year and who attain the IRS 401(k) contribution limit and compensation limit (or participate in the Deferred Compensation Plan) receive supplemental allocations to the Supplemental Savings Plan based on their years of service and their match eligible compensation in excess of the IRS limit or Deferred Compensation Plan deferrals (to a combined plan limit of $500,000). Distributions from the Supplemental Savings Plan must begin at the earlier of retirement or age 65.

Each NEO participated in the Supplemental Savings Plan in 2019. If an executive officer contributes on a match-eligible basis to the Aon Savings Plan an amount equal to the annual contribution limit imposed by the Code ($19,000 in 2019), the Supplemental Savings Plan provides for a company allocation as a percentage of eligible compensation deferred under the Aon Deferred Compensation Plan, and of eligible compensation in excess of the IRS limit ($280,000 in 2019). The combined total annual eligible compensation for the Aon Savings and Aon Supplemental Savings Plans is capped at $500,000. The percentage allocation varies by length of service but in the first four years of employment the allocation percentage is 3% and increases to 6% after 15 years of service.

Potential Payments and Benefits on Termination or Change in Control

During 2019, each NEO was party to an employment agreement with Aon that addresses the payments and benefits that he or she will receive under various termination scenarios or an employment letter that provides for participation in the Combined Severance Plan. Non-competition and non-solicitation covenants apply to each NEO for a period of two years following the termination of employment of such executive without regard to the reason for such termination.

Each NEO other than Mr. Case is entitled to participate in our Combined Severance Plan, which provides certain severance benefits upon a qualifying termination in connection with or during the two years following a change in control of Aon. Mr. Case is party to his own individual agreement with the Company providing certain severance benefits in connection with a qualifying termination in the event of a change in control.

The tables below outline the potential payments to the NEOs upon the occurrence of various termination events, including a termination upon a change in control of Aon. The following assumptions apply with respect to the tables below and any termination of employment of an NEO:

•

The amounts shown in the table assume that the employment of each NEO was terminated on December 31, 2019, and that the price per Class A Ordinary Share is $208.29 per share, the closing market price per share on December 31, 2019 (the last trading day of 2019). Accordingly, the tables set forth amounts earned as of December 31, 2019, and include estimates of amounts that would be paid to the NEO upon the occurrence of a termination event.

46        2020 Aon Proxy Statement

•

Each NEO is entitled to receive amounts earned during the term of his or her employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time, and other employee benefits to which the NEO was entitled on the date of termination, and are not shown in the tables below. Under each NEO’s employment agreement, other than Mr. Case’s, or by virtue of the NEO’s eligibility for the Combined Severance Plan, the NEO is entitled to 365 days’ notice in the event that the Company terminates his or her employment without cause, during which period the NEO would continue to receive base salary and remain eligible for the Company’s standard benefit plans.

•

The specific definitions of (i) “good reason” applicable to “Voluntary—Good Reason,” (ii) “cause” applicable to “Involuntary—For Cause,” and (iii) “without cause” or “not for cause” applicable to “Involuntary—Without Cause” for each of the NEOs can be found, to the extent applicable, in their respective employment agreements or the Combined Severance Plan. In addition, the specific definitions of “qualifying termination” applicable to “Qualifying After Change in Control” can be found in the Combined Severance Plan or, with respect to Mr. Case, in his change in control severance agreements.

Name	Termination Reason	Total Cash Payment ($)(1)	Accelerated Share Vesting ($)	Welfare, Retirement and Other Benefits ($)	Excise Tax Cutback ($)	Total ($)
Gregory C. Case	Retirement	—	62,939,545	—	—	62,939,545
	Voluntary-Good Reason	12,000,000	62,939,545	138,901	—	75,078,446
	Death	3,000,000	73,840,055	5,000,000	—	81,840,055
	Disability	3,000,000	73,840,055	—	—	76,840,055
	Involuntary-Without Cause	12,000,000	62,939,545	138,901	—	75,078,446
	Qualifying After Change in Control	15,833,333	73,840,055	208,351	—	89,881,739
Christa Davies	Voluntary-Good Reason	2,680,000	20,635,915	—	—	23,315,915
	Death	2,932,055	24,411,796	—	—	27,343,851
	Disability	3,932,055	24,411,796	—	—	28,343,851
	Involuntary-Without Cause	4,360,000	20,635,915	—	—	24,995,915
	Qualifying After Change in Control	6,586,667	24,411,796	75,269	—	31,073,732
Michael O’Connor*	Voluntary-Good Reason	1,000,000	14,944,669	—	—	15,944,669
	Death	—	17,407,212	—	—	17,407,212
	Disability	—	17,407,212	—	—	17,407,212
	Involuntary-Without Cause	1,000,000	14,944,669	—	—	15,944,669
	Qualifying After Change in Control	4,513,333	17,407,212	85,987	—	22,006,532
Eric Andersen	Voluntary-Good Reason	1,000,000	15,008,197	—	—	16,008,197
	Death	—	17,470,740	—	—	17,470,740
	Disability	—	17,470,740	—	—	17,470,740
	Involuntary-Without Cause	1,000,000	15,008,197	—	—	16,008,197
	Qualifying After Change in Control	4,680,000	17,470,740	100,934	(1,454,878)	20,796,796
John Bruno	Voluntary-Good Reason	950,000	11,777,133	—	—	12,727,133
	Death	—	13,829,206	—	—	13,829,206
	Disability	—	13,829,206	—	—	13,829,206
	Involuntary-Without Cause	950,000	11,777,133	—	—	12,727,133
	Qualifying After Change in Control	4,516,667	13,829,206	91,626	—	18,437,499

* On February 20, 2020, Mr. O’Connor notified the Company of his decision to step down from his position as Co-President of the Company, effective immediately. Mr. O’Connor will remain at the Company for a transition period to be determined.

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(1)	The Total Cash Payment is calculated in accordance with the terms of the agreements and plans described below. The components of the Total Cash Payment are set forth in the following table:

Name	Termination Reason (a)	Base Salary ($)(b)	Base Salary Mutiple	Bonus ($)	Bonus Multiple	Average Annual Cash Bonus ($)	Total Severance ($)	Pro Rata Bonus ($)	Total Cash Payment ($)
Gregory C. Case	V-GR	1,500,000	2x	3,000,000	2x	—	9,000,000	3,000,000	12,000,000
	Death	—	—	3,000,000	1x	—	3,000,000	—	3,000,000
	Disability	—	—	3,000,000	1x	—	3,000,000	—	3,000,000
	I-WC	1,500,000	2x	3,000,000	2x	—	9,000,000	3,000,000	12,000,000
	C-in-C	1,500,000	3x	3,000,000	3x	2,333,333	15,833,333	—	15,833,333
Christa Davies	V-GR	1,000,000	1x	1,680,000	1x	—	2,680,000	—	2,680,000
	Death	1,252,055	—	1,680,000	1x	—	2,932,055	—	2,932,055
	Disability	2,252,055	—	1,680,000	1x	—	3,932,055	—	3,932,055
	I-WC	1,000,000	1x	1,680,000	2x	—	4,360,000	—	4,360,000
	C-in-C	1,000,000	2x	1,520,000	2x	1,546,667	6,586,667	—	6,586,667
Michael O’Connor	V-GR	1,000,000	1x	—	1x	—	1,000,000	—	1,000,000
	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	I-WC	1,000,000	1x	—	2x	—	1,000,000	—	1,000,000
	C-in-C	1,000,000	2x	855,000	2x	803,333	4,513,333	—	4,513,333
Eric Andersen	V-GR	1,000,000	1x	—	1x	—	1,000,000	—	1,000,000
	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	I-WC	1,000,000	1x	—	2x	—	1,000,000	—	1,000,000
	C-in-C	1,000,000	2x	905,000	2x	870,000	4,680,000	—	4,680,000
John Bruno	V-GR	950,000	1x	—	1x	—	950,000	—	950,000
	Death	—	—	—	1x	—	—	—	—
	Disability	—	—	—	1x	—	—	—	—
	I-WC	950,000	1x	—	2x	—	950,000	—	950,000
	C-in-C	950,000	2x	875,000	2x	866,667	4,516,667	—	4,516,667

(a)	The termination reasons are abbreviated as follows: V-GR = voluntary termination for good reason; I-WC = involuntary termination without cause; C-in-C = qualifying termination after change in control.

Change in Control Severance Arrangements

The Company maintains the Combined Severance Plan, under which our NEOs (other than Mr. Case and Mr. Lieb) are eligible to receive certain severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company. Mr. Case is party to an individual change in control severance agreement with the Company, which also provides these benefits. Mr. Lieb has entered into a transition and separation agreement that does not provide these benefits. The protections contained in the Combined Severance Plan and Mr. Case’s individual agreement are intended to secure the continued service and to ensure the dedication and objectivity of our most senior executives in the event of an actual or threatened change in control of the Company.

The Combined Severance Plan and Mr. Case’s individual agreement provide that each NEO (other than Mr. Lieb) would receive the following severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company:

•	a prorated bonus for the year of termination, based upon the executive’s average annual incentive for the preceding three years;

•

for NEOs other than Mr. Case, two times the sum of: (i) the executive’s annual base salary in effect immediately prior to the date of termination; and (ii) the executive’s average annual incentive bonus over the previous two years;

48        2020 Aon Proxy Statement

•

with regard to Mr. Case, three times the sum of (i) his highest annual base salary in effect during the twelve-month period prior to the date of termination; and (ii) his target annual incentive bonus for the fiscal year in which the date of termination occurs;

•	with regard to Mr. Case, the amount forfeited under any qualified defined contribution plan as a result of his termination;

•

immediate vesting of all accrued benefits under the Company’s nonqualified benefit plans, which shall be calculated assuming an additional two years of age and service credits and, in the case of the Supplemental Savings Plan, two additional years of contributions (with regard to Mr. Case, assuming three additional years of age and service credit and, in the case of the Supplemental Savings Plan, three additional years of contributions); and

•

continued medical, dental, and life insurance benefits under the Company’s employee benefit plans, at the same cost as applicable to the NEO if he or she were an active employee, until the earlier of the executive’s eligibility to receive similar benefits under another employer’s plan or two years following separation (or, with regard to Mr. Case, three years following separation).

In addition, pursuant to the terms of Mr. Case’s severance agreement, the Company is required to pay Mr. Case a lump sum cash amount equal to the actuarial equivalent of Mr. Case’s accrued benefits under the Company’s nonqualified benefit plans within 30 days of his termination of employment with the Company.

Qualifying terminations consist of termination by the Company other than for cause or by the executive for CIC good reason, in each case in connection with or within two years following a change in control of the Company. For purposes of the Combined Severance Plan and Mr. Case’s individual agreement, “CIC good reason” means: (i) a substantial adverse change in authority, powers, functions, duties, or responsibilities; (ii) a material reduction in salary or bonus opportunity; (iii) a failure to maintain material employee benefit or compensation plans; or (iv) a reassignment of the executive to an office location more than 50 miles from the executive’s current location. For purposes of the Combined Severance Plan, cause means: (i) a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation relating to the executive’s employment, or a breach of the duty of loyalty; (ii) an act of discrimination or harassment that may result in material liability or exposure to the Company; (ii) a material violation of Company policies and procedures; (iv) material non-compliance with any applicable restrictive covenants; or (v) any criminal act resulting in a criminal felony charge or conviction. For purposes of Mr. Case’s individual agreement, cause means: (i) a demonstrably willful and material breach of the executive’s duties and responsibilities, committed in bad faith or without reasonable belief that the breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice thereof; (ii) gross misconduct, theft, fraud, breach of trust, or any act of dishonesty which results in material harm to the Company; or (iii) commission of a felony involving moral turpitude.

A “change in control” for purposes of the Combined Severance Plan and Mr. Case’s individual agreement generally would have occurred upon any of the following: (i) an acquisition by any individual, entity or group of 30% or more of either the then outstanding Class A Ordinary Shares or the combined voting power of the outstanding securities entitled to vote in the election of directors (but excluding, generally, any acquisition from or by the Company or a Company employee benefit plan, or any acquisition that meets the requirements of clauses (a), (b), and (c) of subsection (iii) of this definition); (ii) a change in the majority of the current Board; (iii) the consummation of reorganization, merger, consolidation or other similar business combination involving the Company or its subsidiaries, or the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (unless each of the following is applicable: (a) all or substantially all of the Company’s existing shareholders will beneficially own, directly or indirectly, as a consequence of the transaction, more than 60% of the outstanding shares of common stock and the combined voting power, respectively, of the ultimate parent company resulting from such transaction, in the same proportions relative to each shareholder as their ownership immediately prior to such transaction; (b) no person or group owns, directly or indirectly, 30% or more of the outstanding Class A Ordinary Shares or combined voting power of the surviving company; and (c) individuals who were members of the Board prior to such transaction will constitute the majority of the members of the board of directors of the resulting entity); or (iv) a complete liquidation or dissolution of the Company.

As a condition to the receipt of change in control severance payments and benefits, the executive would be required to enter into an agreement with the Company providing that the executive would not compete with the Company or solicit employees or customers of the Company for a two-year period and would not use or disclose any confidential information of the Company. In addition, the executive would be required to execute a full release of claims in connection with the payment of severance benefits.

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Pursuant to the terms of the Combined Severance Plan and Mr. Case’s individual agreement, the Company is not obligated to provide a gross up payment in connection with any excise taxes imposed by Section 4999 of the Code. In addition, Mr. Case’s individual agreement provides that Mr. Case’s cash and non-equity award payments shall be capped at the “safe harbor” amount under Section 280G of the Code, such that the cash and non-equity award payments are not deemed to be “excess parachute payments” within the meaning of Section 280G of the Code. The Combined Severance Plan provides that the executive’s payments and benefits shall be capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them of receipt thereof.

Employment Agreements and Letters

As noted in “Employment Agreements and Other Compensation Arrangements” above, each NEO has entered into an employment agreement or employment letter with the Company that was in effect during 2019; Mr. Lieb has entered into a transition and separation agreement as discussed above. The terms of these various employment agreements that provide benefits upon a termination of employment under various scenarios are set forth below.

Employment Agreement with Mr. Case

Mr. Case’s employment agreement provides that, in the event of Mr. Case’s death or termination of employment due to disability during the term of the agreement, he (or, if applicable, his heirs, executors or the administrators of his estate) will receive: (i) his accrued base salary through and including his termination date; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his termination date; (iv) other employee benefits to which he was entitled at the time of termination in accordance with the terms of the plans and programs of the Company; and (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement.

Mr. Case’s employment agreement also provides that if the Company terminates Mr. Case’s employment for cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment without good reason (as defined in the agreement) as determined by a majority of the members of the Board (excluding Mr. Case), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; and (ii) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company. In the event of a termination for cause, Mr. Case must immediately resign from the Board.

If the Company terminates his employment for any reason other than cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment with good reason (as defined in the agreement), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of termination, subject to the satisfaction of the specified performance goals established for the applicable bonus year; (iv) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company; provided that the Company shall continue to provide medical, dental and vision benefits to Mr. Case, his spouse and dependent children for a period of 24 months following the date of termination, followed with immediate eligibility for coverage under the Company’s retiree medical program until Mr. Case, his spouse and dependent children become covered by the plan of another employer providing comparable benefits; (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement; (vi) a lump sum cash payment equal to two times Mr. Case’s target annual incentive bonus for the bonus year in which his employment terminates; and (vii) subject to continuing compliance with the non-competition, non-solicitation, and confidentiality covenants set forth in the agreement, an amount equal to two times Mr. Case’s base salary, payable in installment payments when the Company provides salary payments to its executives generally, through the two year non-competition period. The definition of “cause” under Mr. Case’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

50        2020 Aon Proxy Statement

If Mr. Case voluntarily terminates his employment with good reason, he will be entitled to receive the payments and benefits set forth in items (i) through (vii) of the immediately preceding paragraph. Under his employment agreement, “good reason” is defined as (i) the assignment to Mr. Case of any duties materially inconsistent with his position, authority, duties, or responsibilities contemplated by his employment agreement; (ii) the Company’s failure to comply with the provisions of his employment agreement regarding compensation; or (iii) any other material breach by the Company of his employment agreement.

Non-competition and non-solicitation covenants apply to Mr. Case for a period of two years following the termination of his employment without regard to the reason for such termination.

Employment Agreement with Ms. Davies

Ms. Davies’s employment agreement, as amended, provides that, in the event of the death of Ms. Davies during the term of the agreement, her heirs or executors or the administrators of her estate will receive: (i) her accrued base salary through and including her date of death plus any unpaid annual or long-term bonus earned for the completed year prior to her death; and (ii) a lump sum cash payment equal to her base salary at the date of death through April 1, 2023, reduced by the amount of any benefits paid under any life insurance policy maintained by the Company for her benefit. In the event of the Company’s termination of the employment of Ms. Davies by reason of disability, she will receive: (i) her accrued base salary through and including her date of termination plus any unpaid annual or long-term bonus earned for the completed year prior to her termination; and (ii) continuation of her base salary at the rate in effect at the date of termination through April 1, 2023, reduced by the amount of any benefits paid under any disability insurance policy maintained by the Company for her benefit.

If the Company terminates Ms. Davies’s employment for cause (as defined in her agreement), Ms. Davies will receive: (i) her accrued base salary through her date of termination; and (ii) other employee benefits to which she was entitled at the time of termination in accordance with the terms of the plans and programs of the Company. If the Company terminates Ms. Davies’s employment for any reason, other than for cause, and other than due to death or disability, the Company must give Ms. Davies 365 days prior written notice of termination, and she will be entitled to the following: (i) for the period of time beginning with the Company’s delivery of notice of termination to Ms. Davies and extending through the date of termination: (a) the Company will continue to pay her salary at the rate in effect on the date of delivery of notice of termination; (b) Ms. Davies will remain eligible for annual bonuses determined in accordance with the terms of the senior management incentive plan; (c) Ms. Davies will continue to be entitled to all employee benefits; and (d) Ms. Davies will continue to vest in and be eligible to earn long-term incentive awards; (ii) on the termination date, Ms. Davies shall receive a lump sum cash payment equal to any accrued but unpaid base salary; any unpaid annual or long-term bonus earned for the completed year prior to such date; and an amount equal to her target full year annual incentive award based on her base salary and target annual award percentage (or value, as applicable) as determined under the senior management incentive plan in effect for the bonus year in which the notice of termination is given; and (iii) for two years, provided that Ms. Davies complies with the non-competition, non-solicitation, and confidentiality provisions of the employment agreement, the continuation of base salary at the rate in effect on the date notice of termination is given. The definition of “cause” under Ms. Davies’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

If Ms. Davies voluntarily terminates her employment without good reason (as defined in the agreement), Ms. Davies must give the Company ninety (90) days prior written notice and will receive: (i) her accrued base salary through her date of termination; and (ii) other employee benefits to which she was entitled at the time of termination in accordance with the terms of the plans and programs of the Company. If Ms. Davies voluntarily terminates her employment for good reason (as defined in the agreement), Ms. Davies must give the Company thirty (30) days’ prior written notice and Ms. Davies will receive the benefits outlined in the second sentence of the immediately preceding paragraph, with the date of the delivery by Ms. Davies to the Company of notice of termination deemed to be the date of the notice of termination, and the date specified in such notice as Ms. Davies’s last day of employment with the Company as the termination date. Under her employment agreement, “good reason” is defined as (i) the assignment to Ms. Davies of any duties materially inconsistent with her position, authority, duties or responsibilities contemplated by her employment agreement; (ii) the Company’s failure to comply with the provisions of her employment agreement regarding compensation; or (iii) any other material breach by the Company of her employment agreement.

2020 Aon Proxy Statement        51

In addition, if Ms. Davies is terminated without cause, or if she voluntarily terminates her employment for good reason, the share awards and share options granted to Ms. Davies pursuant to the employment agreement will immediately vest as of the date of termination.

Non-competition and non-solicitation covenants apply to Ms. Davies for a period of two years following the termination of her employment without regard to the reason for such termination.

Employment Letters with Mr. Andersen, Mr. O’Connor, Mr. Lieb, and Mr. Bruno

The employment agreements with Mr. Andersen, Mr. O’Connor, Mr. Lieb, and Mr. Bruno were each transitioned to employment letters dated May 11, 2018, March 1, 2018 (which was amended and restated dated May 11, 2018), November 6, 2018, and November 6, 2018, respectively, as described in “Employment Agreements and Other Compensation Arrangements” above. The employment letters with Mr. Andersen, Mr. O’Connor, Mr. Lieb, and Mr. Bruno contain substantially similar termination provisions. The letters each provide that the executive is eligible to participate in the Combined Severance Plan. Under the Combined Severance Plan, if the executive experiences a “non-qualifying termination” (meaning a termination by the Company for cause, a termination by the executive without good reason, or a termination due to death or total disability), he will receive all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. In the event of a “qualifying termination” (meaning a termination by the Company without cause or a termination by the executive for good reason), he is entitled to receive a cash payment equal to his then-current base salary, as well as all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. The Company is required to provide the executive at least 365 days’ prior notice of termination without cause, and the executive is required to provide the Company at least 30 days’ prior notice of voluntary termination for any reason. Under the Combined Severance Plan, “good reason” means (i) a substantial adverse change in authority, powers, functions, duties or responsibilities, or (ii) a material reduction in salary or bonus opportunity. The definition of “cause” under the Combined Severance Plan is described above under “Change in Control Severance Arrangements.”

Mr. Lieb and Aon entered into a transition and separation agreement effective June 3, 2019, in connection with which Mr. Lieb resigned as our Executive Vice President, General Counsel, and Company Secretary and transitioned to the role of Special Legal Advisor to our CEO, effective June 24, 2019. During the transition period through Mr. Lieb’s anticipated separation from service on December 31, 2020, Mr. Lieb will continue to receive his base salary. Mr. Lieb’s transition and separation agreement is described in the CD&A under “Transition and Separation Agreement with Mr. Lieb.”

Mr. O’Connor notified the Company on February 20, 2020, of his decision to step down from his position as Co-President of the Company, effective immediately. Mr. O’Connor will remain at the Company for a transition period to be determined.

Leadership Performance Program

The LPP is a sub-plan of our Shareholder-Approved Plan that is intended to unite senior leaders of the Company around the common objectives of growing value, driving and motivating performance, and aligning senior executives with the overall success of the Company. For purposes of the tables above, performance share units granted pursuant to the LPP performance cycles will be treated as follows upon the occurrence of various termination events:

•

If the executive’s employment is terminated voluntarily without good reason or involuntarily for cause, participation in the LPP is cancelled retroactively back to the beginning of the performance period and performance share units will be forfeited in their entirety.

•

Under “Death” and “Disability”: (i) if death or disability occurs in the first or second calendar years of the performance cycle, the performance share units will become immediately vested at the target award level and convert to Class A Ordinary Shares as soon as administratively feasible following such death or disability; and (ii) if death or disability occurs in the third calendar year of the performance cycle, the performance share units will become vested at the greater of: (a) the target award level; or (b) the number of units earned based on the actual achievement of cumulative earnings for the entire performance cycle.

•

Under “Retirement,” “Voluntary—Good Reason,” and “Involuntary—Without Cause,” a prorated amount of the outstanding performance share units convert to Class A Ordinary Shares at the end of the performance period based on the cumulative growth achieved during the NEO’s employment during the performance period as a proportion of the total achieved over the performance period. For purposes of the calculation set forth in the preceding sentence only, the growth achieved during the

52        2020 Aon Proxy Statement

NEO’s employment will be measured as of the last full calendar quarter preceding the termination date. Effective for LPP cycles beginning in 2018 and later, the prorated amount will be based on the percentage of full participating quarters completed during the NEO’s employment during the performance period as a proportion of the total performance period.

•

Under “Qualifying After Change in Control,” the outstanding performance share units convert to Class A Ordinary Shares as follows: (i) if the NEO’s employment is terminated without cause following a change in control but prior to the end of the performance period, the conversion occurs at the greater of: (a) 100% of the target level; or (b) the number of shares that would have resulted from the growth rate achieved during the NEO’s period of service during the performance period, measured as of the last full calendar quarter preceding the termination date; and (ii) in the event of a termination for cause, voluntary termination, death or disability, or if the NEO’s employment continues through the end of the performance period, the treatment of performance share units described elsewhere in this section shall apply as if a change in control did not occur. In addition, amounts calculated using the methodology as described in this paragraph represent, for all grants, the payout of a prorated amount of the outstanding performance share units at current performance levels. For grants of performance share units under the LPP, in the event of a change in control, without a qualifying termination, where the successor entity does not assume and continue the respective LPP, the outstanding performance share units will immediately convert to Class A Ordinary Shares at the greater of: (i) 100% of the target level; or (ii) the number of shares that would have resulted from the growth rate achieved during the performance period measured as of the last full calendar quarter preceding the consummation of the change in control.

2019 Director Compensation

The table below summarizes compensation for the Company’s Board members who are not employees of the Company for the fiscal year ended December 31, 2019. All non-management directors are referred to in this proxy statement as “non-management directors.”

Mr. Case receives no additional compensation for his services as a member of the Board. The compensation received by Mr. Case as an employee of the Company is shown in the Summary Compensation Table for Fiscal Years 2019, 2018, and 2017 set forth in this proxy statement.

The Compensation Committee periodically reviews the compensation of the Company’s non-management directors, including the compensation of the Company’s non-executive Chair.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Jin-Yong Cai	136,000	176,082	24,727	336,809
Jeffrey C. Campbell	136,000	176,082	25,610	337,692
Fulvio Conti	136,000	176,082	29,171	341,253
Cheryl A. Francis	136,000	176,082	10,000	322,082
Lester B. Knight	156,000	401,130	113,024	670,154
J. Michael Losh	161,000	176,082	10,000	347,082
Richard B. Myers	136,000	176,082	26,101	338,183
Richard C. Notebaert	156,000	176,082	10,000	342,082
Gloria Santona	156,000	176,082	30,742	362,824
Carolyn Y. Woo	136,000	176,082	10,000	322,082

(1)

The amounts shown in “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of Class A Ordinary Shares granted in 2019. Additional information regarding the share awards granted to each non-management director in 2019 is contained under the heading “Elements of Director Compensation.”

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(2)	During 2019, the amounts reported as “All Other Compensation” consist of the following components:

Name	Matching Contribution ($)(a)	Tax Equalization ($)(b)	Total ($)
Jin-Yong Cai	10,000	14,727	24,727
Jeffrey C. Campbell	10,000	15,610	25,610
Fulvio Conti	10,000	19,171	29,171
Cheryl A. Francis	10,000	(0)	10,000
Lester B. Knight	10,000	103,024	113,024
J. Michael Losh	10,000	(0)	10,000
Richard B. Myers	10,000	16,101	26,101
Richard C. Notebaert	10,000	(0)	10,000
Gloria Santona	10,000	20,742	30,742
Carolyn Y. Woo	10,000	(0)	10,000

(a)

The amounts shown in the “Matching Contribution” column consist of a matching contribution of up to $10,000 on behalf of the non-management director to various organizations pursuant to the Aon Foundation Directors Matching Gift Program.

(b)

The amounts shown in the “Tax Equalization” column consist of the amount paid towards U.K. income taxes on behalf of the non-management director pursuant to our tax equalization policy. Due to tax reconciliation payments made to Aon in 2019, Ms. Francis, Mr. Losh, Mr. Notebaert, and Ms. Woo had a negative reportable benefits value, which are shown as zero. See “Components of Director Compensation—Tax Equalization” below.

Elements of Director Compensation

Element	Description	2019 Value	2020 Changes
Cash Compensation	Cash compensation payable in arrears to each non-management director.	$136,000	No changes
		Additional retainer of $20,000 for the Chair of each Board committee (other than Audit Committee)	No changes
Additional retainer of $25,000 for Chair of Audit Committee
Equity Compensation	Annual grant of fully vested shares to each non-management director. The number of Class A Ordinary Shares granted is determined by dividing the grant date value by the closing price of a Class A Ordinary Share on the date of grant.	Grant date value of $176,000 to each non-management director other than the non-executive Chair	No changes
		Grant date value of $401,000 for the non-executive Chair	No changes

The Company has adopted individual limits on annual non-management director compensation. The maximum value of total cash and equity compensation that may be paid annually is $600,000 for non-management directors other than the non-executive Chair, and $900,000 for the non-executive Chair. The maximum tax equalization payment that may be paid annually is $150,000 for non-management directors other than the non-executive Chair, and $250,000 for the non-executive Chair. The maximum value of other benefits (excluding charitable contributions under the Aon Corporation Outside Director Corporate Bequest Plan) that may be provided annually is $25,000 for all non-management directors, including the non-executive Chair.

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Other Policies and Practices

Tax Equalization	Non-management directors are eligible to receive a tax equalization payment if the U.K. income taxes owed on their director compensation exceed the income taxes owed on such compensation in their country of residence. Without these tax equalization payments, a director would be subject to double taxation since they are already paying taxes on their director income in their country of residence. We believe these tax equalization payments are appropriate to help ensure our ability to continue to attract qualified persons who do not reside in the U.K.
Matching Charitable Contributions	During 2019, Aon Foundation matched up to $10,000 of charitable contributions made to a qualified organization by any non-management director under the Aon Foundation Directors Matching Gift Program.
Bequest Plan	Non-management directors elected or appointed to serve on the Board before January 1, 2006, and who have completed at least one year of service as a member of the Board, remain eligible to participate in the Aon Corporation Outside Director Corporate Bequest Plan (the “Bequest Plan”), established in 1994. Non-management directors elected or appointed to serve on the Board on or after January 1, 2006, are not eligible to participate in the Bequest Plan.
The Bequest Plan was established to acknowledge the service of non-management directors, to recognize the mutual interest of Aon and our non-management directors in supporting worthy charitable institutions, and to assist us in attracting and retaining non-management directors of the highest caliber. Individual non-management directors derive no financial benefit from the Bequest Plan, as any and all insurance proceeds and tax-deductible charitable donations accrue solely to Aon.
The Bequest Plan allows each eligible non-management director to recommend total charitable contributions of up to $1,000,000 to eligible tax-exempt organizations chosen by the eligible non-management director and approved by Aon Foundation. Each eligible non-management director may designate up to five tax-qualified organizations to receive a portion of the $1,000,000 bequest amount, subject to a $100,000 minimum amount per organization. Each eligible non-management director is paired with another eligible non-management director under the Bequest Plan. The distribution of each eligible non-management director’s charitable bequest amount will begin at the later of: (i) the death of such eligible non-management director; or (ii) the death of the other eligible non-management director with whom such eligible non-management director is paired. Distributions under the Bequest Plan, once they begin, will be made to the designated tax qualified organization(s) in 10 equal annual installments.
Expense Reimbursement	Aon pays or reimburses non-management directors for reasonable travel, lodging and related expenses in connection with their attendance at Board, Committee or business meetings and for other reasonable expenses related to Board service such as continuing education.

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CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, Mr. Case. For 2019, our last completed fiscal year, the median annual total compensation of our employees (excluding Mr. Case) was $65,497, and the annual total compensation of Mr. Case was $16,027,458 (this amount differs from the total compensation amount reflected in the Summary Compensation Table appearing on page 36 of this proxy statement because it also includes the value of certain personal benefits and compensation under our non-discriminatory benefit plans). Based on this information and applicable SEC rules, our estimate of the ratio of Mr. Case’s annual total compensation to the median of the annual total compensation for all employees in 2019 was 245 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all our employees, we first determined that our total global employee population (including full-time, part-time, and temporary employees) as of December 1, 2019 was 47,920. As permitted by SEC rules which allow exclusion of a de minimis number of non-US employees in certain jurisdictions, we then excluded the following number of employees in the following jurisdictions, resulting in a total employee number (after applying the exclusions) of 47,377.

Excluded Jurisdiction	Number of Employees
Angola	25
Aruba	1
Bermuda	140
Botswana	145
Curacao	12
Cyprus	4
Iraq	2
Israel	87
Macao	8
Malta	10
Mauritius	3
Morocco	48
Northern Mariana Islands	6
Trinidad & Tobago	8
Tunisia	44

TOTAL	543
Percentage of Total Population Excluded	1.13%

To identify the median employee from this population, we determined that our compensation measure for this purpose would include: (1) an estimate of base salary, determined using the employee’s rate of pay and their work schedule (part-time or full-time), and (for permanent employees who worked part of the year) adjusted for annualization as permitted under SEC rules; and (2) actual performance-based incentives paid under our annual incentive plan during 2019. We chose to use base salary and annual incentives as our compensation measure because these two components represent the most consistently used elements of remuneration across our global workforce (unlike, for example, long-term incentive equity awards, which are only granted to roughly 10% of our employee population). Further, these two components are the most consistently recorded items in our global compensation system. A small percentage of our global employee population is employed on a seasonal or temporary basis; due to difficulties in collecting consistent data regarding periods of actual employment, we estimated the base salary and annual incentive for this group to be zero.

After identifying our median employee by applying the above-described compensation measure consistently to all employees included in the calculation, we identified and calculated the elements of that employee’s total compensation for 2019 and included the value of any personal benefits and compensation under our non-discriminatory benefit plans, as provided in applicable SEC rules. For the median employee, a substantial percentage (approximately 14%) of the total compensation amount was provided in the form of Company contributions to retirement funds and the cost of health and welfare coverage, which are in addition to the cash component of compensation.

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Proposal 3– Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young US as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

What am I voting on?

The Audit Committee has appointed Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2020, subject to ratification by our shareholders. Ernst & Young US was first retained as the independent registered public accounting firm of the predecessor entities to Aon, in February 1986. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the independent registered public accounting firm for the year 2020. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of Ernst & Young US.

The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for 2020 Annual General Meeting” on page 68 of this proxy statement.

We anticipate that a representative of Ernst & Young US will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so.

Proposal 4 –Resolution to Re-appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the reappointment of Ernst & Young Ireland as the Company’s statutory auditor or under Irish law, to hold office from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting.

What am I voting on?

Under the Irish Companies Act, our statutory auditor under Irish law must be appointed at each annual general meeting of the Company to hold office from the conclusion of that meeting until the conclusion of the next annual general meeting. Ernst & Young Ireland has served as our statutory auditor since our re-registration as a public limited company on March 18, 2020. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Board may appoint a statutory auditor to fill the vacancy.

The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for 2020 Annual General Meeting” on page 68 of this proxy statement.

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Proposal 5—Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the authorization of the Board or the Audit Committee of the Board to determine the remuneration of the Company’s statutory auditor under Irish law.

What am I voting on?

Under the Irish Companies Act, the remuneration of our statutory auditor under Irish law must be fixed in a general meeting of the Company or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize our Board or the Audit Committee of the Board to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law for the duration of Ernst & Young Ireland’s term of office. It is proposed that the Board would delegate the authority to determine the remuneration of the Company statutory auditor under Irish law to the Audit Committee of the Board in accordance with the Board’s procedures and applicable law.

The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for 2020 Annual General Meeting” on page 68 of this proxy statement.

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Other Information

Equity Compensation Plan Information

The following table summarizes the number of Class A Ordinary Shares that may be issued under our equity compensation plans as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,524,620	(1)(2)	52.93	(3)	11,337,577	(4)
Equity compensation plans not approved by security holders(5)	421,018		—	(6)	—	(7)

Total	6,945,638		52.93		11,337,577

(1)	This amount includes the following:

–	60,000 shares that may be issued in connection with outstanding share options under the 2001 Aon Stock Incentive Plan

–	3,621,901 shares that may be issued in connection with share awards;

–	12,077 shares that may be used in connection with share awards under the 2001 Aon Stock Incentive Plan;

–	98,543 shares that may be issued in connection with deferred share awards under the 2001 Aon Stock Incentive Plan;

–	104,131 shares that may be issued in connection with the US employee share purchase plan;

–	225,850 shares that may be issued in connection with the UK ShareSave share plan;

–	70,387 shares that may be issued to satisfy obligations under the Aon Deferred Compensation Plan in connection with the 2001 Aon Stock Incentive Plan; and

–

2,331,731 shares that may be issued in connection with the settlement of performance share units. For awards where the performance period has been completed, the actual number of shares to be issued is shown. For awards tracking significantly below threshold, the threshold number of shares which may be issued is shown. For all other performance share awards, the maximum number of shares which may be issued is shown.

(2)

On November 1, 2002, the Aon Deferred Compensation Plan was amended to discontinue the distribution of shares with respect to deferrals after November 1, 2002 from that plan. As of December 31, 2019, based on a share price of $208.29, the maximum number of shares that could be issued under the Aon Deferred Compensation Plan was 70,387.

(3)	Indicates weighted average exercise price of 60,000 outstanding options under the 2001 Aon Stock Incentive Plan.

(4)

The total number of Class A Ordinary Shares authorized for issuance in connection with awards under the Amended and Restated Aon plc 2011 Incentive Plan, as amended, is 39,000,000. As of December 31, 2019, 8,214,390 shares remained available for future issuance under this plan. The amount shown in column (c) also includes 3,123,188 shares available for future issuance under the Aon plc Global Share Purchase Plan, including 104,131 shares subject to purchase as of December 31, 2019. Permissible awards under the Shareholder-Approved Plan include share options, share appreciation rights, restricted shares, restricted share units and other share-based awards, including awards where the vesting, granting or settlement of which is contingent upon the achievement of specified performance goals, called “performance awards.”

(5)	Below are the material features of our equity compensation plans that have not been approved by shareholders:

Aon Supplemental Savings Plan

The Supplemental Savings Plan was adopted by the Board of Directors of Aon Corporation in 1998. It is a nonqualified supplemental retirement plan that provides benefits to participants in the Aon Savings Plan whose employer matching contributions are limited because of IRS-imposed restrictions. Prior to January 1, 2004, participants covered under the

Supplemental Plan were credited with an additional matching allocation they would have received under the former Aon Savings Plan provisions—100% of the first 1% to 3% of compensation (“Tier I”) and 75% of the next 4% to 6% of compensation (“Tier 2”)—had

2020 Aon Proxy Statement        59

compensation up to $500,000 been considered. Between January 1, 2004 and December 31, 2005, only participants defined as employees of Aon Consulting’s Human Resource Outsourcing Group maintained the matching provision in the Supplemental Plan. Participants may elect to have Tier I allocations credited to their accounts as if invested in a money market account or as if invested in Class A Ordinary Shares. Tier I allocations directed to a Class A Ordinary Shares account may not be moved to the money market account, regardless of the participant’s age. As of January 1, 2006, no participants are eligible for Tier I or Tier II matching allocations. Before the beginning of each plan year, an election may be made by any participant to transfer some or all of a participant’s money market account to the Class A Ordinary Shares account. All amounts credited to the Class A Ordinary Shares account are credited with dividends and other investment returns as under the Aon Savings Plan fund. Between January 1, 2004 and December 31, 2008, the Supplemental Plan provision in effect provided employees hired January 1, 2004 and later, benefits on plan compensation above the IRS limits (and up to $500,000) as under the Aon Retirement Account (the “ARA”) provision of the Aon Savings Plan. Benefits were in the form of a discretionary non-contributory company contribution made to eligible employees active at the end of the plan year with 1,000 or more hours of paid service. The Supplemental Plan ARA allocation was calculated using the same formula that the Board determines for the Aon Savings Plan ARA. Ongoing balances which resulted from the Supplemental Plan ARA allocation will continue to track the same investment options as selected by the participant under the Aon Savings Plan. This includes the Aon Class A Ordinary Shares option, and, like the Aon Savings Plan provision, has no transfer restrictions.

Effective for plan years beginning January 1, 2009, a new Supplemental Plan provision went into effect whereby employees were credited with an additional matching allocation they would have received under the new Aon Savings Plan match provision—100% of the first 6% of compensation—had compensation up to $500,000 been considered. Participants must also contribute the limit prescribed by the IRS ($19,000 for 2019) and be active on the last day of the year in order to receive the allocation. As of December 31, 2019, the number of shares that could be issued under the plan was 280,298.

Aon Supplemental Employee Stock Ownership Plan

The Aon Supplemental Employee Stock Ownership Plan was a plan established in 1989 as a nonqualified supplemental retirement plan that provided benefits to participants in the Aon Employee Stock Ownership Plan whose employer contributions were limited because of IRS-imposed restrictions. As of 1998, no additional amounts have been credited to participant accounts, although account balances are maintained for participants, and credited with dividends, until distribution is required under the plan. Distributions are made solely in Class A Ordinary Shares. No specific authorization of Class A Ordinary Shares for the plan has been made. As of December 31, 2019, the number of shares that could be issued under the plan was 140,720.

(6)	The weighted-average exercise price of such shares is uncertain and is not included in this column.

(7)

None of these equity compensation plans contain a limit on the number of shares that may be issued under such plans; however, these plans are subject to the limitations set forth in the descriptions of these plans contained in Note 5 above.

Certain Relationships and Related Transactions

Aon has adopted procedures governing the review and approval of related party transactions. The terms of these procedures provide that the Governance/Nominating Committee will review transactions in which: (i) Aon is a party, participant, or has a direct or indirect material interest; (ii) the amount involved exceeds or reasonably can be expected to exceed $120,000; and (iii) any director, executive officer or holder of five percent (5%) or more of Aon’s voting securities, or an immediate family member of any such person, has a direct or indirect material interest. To facilitate the review and approval of related party transactions, Aon’s directors and executive officers complete an annual director and officer questionnaire and disclose all potential related person transactions involving themselves and their immediate family members. Throughout the year, directors and executive officers are required to notify Aon’s General Counsel of any potential related person transactions of which they become aware. Aon’s General Counsel reports these transactions, as well as any other related party transactions of which he is aware, to the Governance/Nominating Committee. The Governance/Nominating Committee considers all relevant facts of any related party transactions to determine whether to approve or ratify the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that each of our directors and executive officers, and any other person who owns more than 10% of our Class A Ordinary Shares, file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Ordinary Shares. To our knowledge, based solely on information furnished to us and written representations by such persons that no such other reports were required to be filed, Aon believes that all such SEC filing requirements were met in a timely manner during 2019 other than with respect to a Form 4 filed on behalf of Christa Davies to report the vesting and sale of shares on February 19, 2019 and a form 4 filed on behalf of Michael O’Connor to report a sale of shares on February 20, 2019.

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Shareholder Proposals for 2021 Annual General Meeting

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2021 annual general meeting must submit their proposals to the Company Secretary at the Company’s registered office at Aon Metropolitan Building, James Joyce Street, Dublin 1, Ireland, on or before December 27, 2020. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

In accordance with our Articles, and without prejudice to the rights of a shareholder of record under applicable law, in order to nominate a candidate for election as a director or properly bring other business before the 2021 annual general meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to the Company Secretary at the Company’s registered office at Metropolitan Building, James Joyce Street, Dublin 1, Ireland, not less than 90 nor more than 120 days prior to the first anniversary of the date of the Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Articles (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 20, 2021 and no later than March 21, 2021.

Incorporation By Reference

To the extent that this proxy statement is incorporated by reference into any other filing by Aon with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Aon’s Annual Report on Form 10-K, except to the extent specifically provided otherwise in such filing.

Other Matters

The Board is not aware of any business to be acted upon at the Annual Meeting other than that described in this proxy statement. If any other business comes before the Annual Meeting, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

Disclosure Regarding Forward-Looking Statements

This proxy statement and any documents incorporated by reference into this proxy statement contain certain statements related to future results, or state our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent management’s expectations or forecasts of future events. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “probably,” “potential,” “looking forward,” “continue” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; public health concerns and continuing uncertainty in connection with COVID-19; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; expected effective tax rate; future actions by regulators; and the impact of changes in accounting rules. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include:

•	general economic and political conditions in the countries in which we do business around the world, including the U.K.’s withdrawal from the European Union;

•	changes in the competitive environment or damage to our reputation;

•	fluctuations in exchange and interest rates that could influence revenue and expenses;

•	changes in global equity and fixed income markets that could affect the return on invested assets;

•	changes in the funding status of our various defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

2020 Aon Proxy Statement        61

•	the level of our debt limiting financial flexibility or increasing borrowing costs;

•	rating agency actions that could affect our ability to borrow funds;

•	volatility in our tax rate due to a variety of different factors, including U.S. federal income tax reform;

•	changes in estimates or assumptions on our financial statements;

•	limits on our subsidiaries to make dividend and other payments to us;

•	the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against us;

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across jurisdictions in which we do business;

•	the impact of any investigations brought by regulatory authorities in the U.S., the U.K. and other countries;

•	the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes;

•	failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others;

•	the effects of Irish law on our operating flexibility and the enforcement of judgments against us;

•	the failure to retain and attract qualified personnel;

•	international risks associated with our global operations;

•	the effect of natural or man-made disasters, including the effects of COVID-19 and other health pandemics;

•	the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data;

•	our ability to develop and implement new technology;

•	the damage to our reputation among clients, markets or third parties;

•	the actions taken by third parties that perform aspects of our business operations and client services;

•

the extent to which we manage certain risks created in connection with the services, including fiduciary and investments, consulting, and other advisory, among others, that we currently provide, or will provide in the future, to clients;

•	our ability to continue, and the costs and risks associated with, growing, developing and integrating companies that we acquire or new lines of business;

•	changes in commercial property and casualty markets, commercial premium rates or methods of compensation;

•	changes in the health care system or our relationships with insurance carriers;

•	our ability to implement initiatives intended to yield cost savings and the ability to achieve those cost savings; and

•	our ability to realize the intended benefits from our restructuring plan.

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Any or all of these forward-looking statements may turn out to be inaccurate, and there are no guarantees about our performance. The factors identified above are not exhaustive. We and our subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement that we may make from time to time, whether as a result of new information, future events or otherwise. Further information about factors that could materially affect us, including our results of operations and financial condition, is contained in the “Risk Factors” section in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, and in Part II, Item 1A of our subsequent Quarterly Reports on Form 10-Q, in each case as filed with the SEC.

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Questions and Answers About the 2020 Annual

General Meeting and Voting

Why did I receive these proxy materials?

We have made these proxy materials available to you on the Internet or have delivered printed versions of these materials to you by mail to comply with our obligations under the Irish Companies Act in connection with the solicitation of proxies for use at the Annual Meeting, and at any adjournment or postponement thereof.

The Notice of Internet Availability and proxy materials were first mailed on or about April 24, 2020 to shareholders who held shares as of April 17, 2020, which we refer to as the “record date.”

Will any other matters be decided at the Annual Meeting?

At the date of this proxy statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are, in accordance with applicable law and the Company’s Articles, properly presented for consideration at the Annual Meeting, such matters will, subject to the Articles and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

Who is entitled to vote at the Annual Meeting?

Holders of our Class A Ordinary Shares, nominal value $0.01 per share as of the close of business in New York on April 17, 2020, are entitled to vote at the Annual Meeting. As of that date, being the last practicable date prior to the publication of this proxy statement, there were 231,082,482 Class A Ordinary Shares outstanding and entitled to vote. Unless disenfranchised under applicable law and/or the Articles, each Class A Ordinary Share is entitled to one vote on each matter properly brought before the Annual Meeting. Therefore, the total voting rights in the Company as at April 17, 2020 are 231,082,482 Class A Ordinary Shares.

What is the difference between holding Class A Ordinary Shares as a shareholder of record and as a beneficial owner?

If you are registered on the register of members of the Company in respect of Class A Ordinary Shares, you are considered, with respect to those Class A Ordinary Shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.

If your Class A Ordinary Shares are held in a stock brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials or the Notice of Internet Availability are being made available or forwarded to you by your broker, bank, or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your Class A Ordinary Shares by following the instructions for voting on the proxy card or Notice of Internet Availability.

How do I vote?

If you are a shareholder of record, you may appoint a proxy to vote on your behalf using any of the following methods:

•	by telephone using the toll-free telephone number shown on the proxy card or the Notice of Internet Availability;

•	through the Internet as instructed on the proxy card or the Notice of Internet Availability;

•

if you received proxy materials by mail or if you request a paper proxy card by telephone or through the Internet, you may elect to vote by mail by completing and signing the proxy card and returning it in the envelope provided to Proxy Services c/o Computershare Investor Services, PO Box 505008, Louisville, KY 40233-9814 inside the United States and Proxy Services c/o Computershare Investor Services, PO Box 505008, Louisville, KY 40233-5008 outside of the U.S. (which will be forwarded to the Company’s registered office in Ireland electronically) or otherwise depositing it at the Company’s registered office in Ireland.

To be valid, a proxy must be received by no later than 11:59 EDT on June 18, 2020 (or in the case of an adjournment or postponement thereof, such later time as may be announced by the Company not being greater than 48 hours before the adjourned or postponed meeting (the “proxy deadline”).

You may also vote at the Annual Meeting if you attend in person, although, in light of public health concerns and current local travel recommendations and restrictions, we strongly advise shareholders not to do so.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you properly give instructions as to your proxy appointment by telephone, through the Internet or by executing and returning a paper

64        2020 Aon Proxy Statement

proxy card, and your proxy appointment is not subsequently revoked, your Class A Ordinary Shares will be voted in accordance with your instructions. If you are a shareholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted in accordance with the recommendations of the Board.

Any corporate or institutional shareholder of record may, by resolution of its articles or other governing body, authorize another person to act as its representative at the Annual Meeting, and such authorized person will (on production of a certified copy of such resolution at the Annual Meeting) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it was an individual shareholder of the Company.

If you are a beneficial owner, you should follow the directions provided by your broker, bank, or other nominee. You may submit instructions by telephone or through the Internet to your broker, bank, or other nominee, or request and return a paper proxy card to your broker, bank, or other nominee.

In the case of joint holders, the vote of the senior holder who submits a vote will be accepted to the exclusion of the vote of the other joint holders, with seniority determined by the order in which the names of the holders appear in the register of members.

We will distribute written ballots to anyone who wants to vote in person at the Annual Meeting. If you are a beneficial owner, you should obtain a legal proxy from your broker, bank, or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting (see the section titled “Who can attend the Annual Meeting?” below).

What should I do if I receive more than one Notice of Internet Availability of proxy materials or proxy card?

If you own some Class A Ordinary Shares directly in your name as a registered holder and other Class A Ordinary Shares as a beneficial owner through a broker, bank, or other nominee, or if you own Class A Ordinary Shares through more than one broker, bank, or other nominee, you may receive multiple Notices of Internet Availability or multiple proxy cards. It is necessary for you to fill in, sign, and return all of the proxy cards included in the proxy materials that you receive or for you to follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability that you receive in order to vote all of the shares you own.

How is a quorum determined?

The presence of the holders of shares in the Company who together represent at least the majority of the voting rights of all of the shareholders entitled to vote, in person or by proxy, at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

What is a broker non-vote?

If you own your Class A Ordinary Shares through a broker, bank, or other nominee, and do not provide the organization that holds your Class A Ordinary Shares with specific voting instructions, pursuant to the rules of the NYSE, the bank, broker, or other nominee is generally permitted to vote your Class A Ordinary Shares at its discretion on certain routine matters. With respect to certain non-routine matters, the broker, bank, or other nominee is not permitted to vote your Class A Ordinary Shares for you. If the broker, bank, or other nominee that holds your Class A Ordinary Shares does not receive voting instructions from you on how to vote your Class A Ordinary Shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your Class A Ordinary Shares. A broker non-vote occurs when a broker, bank, or other nominee holding Class A Ordinary Shares on your behalf does not vote on a particular proposal because it has not received voting instructions from you and does not have discretionary voting power with respect to that proposal.

What proposals are considered “routine” or “non-routine”?

Proposals 3, 4, and 5 (the ratification of the appointment of Ernst & Young US as Aon’s independent registered public accounting firm for 2020, appointment of Ernst & Young Ireland as Aon’s statutory auditor under Irish law, and authorizing the Board to determine Ernst & Young Ireland’s remuneration) are each considered a routine matter under the rules of the NYSE. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposals 3, 4, and 5.

2020 Aon Proxy Statement        65

Proposals 1 and 2 (the re-election of directors by way of separate ordinary resolutions and the advisory vote on executive compensation) are matters considered non-routine under the rules of the NYSE. A broker, bank, or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to Proposals 1 and 2.

What are the voting requirements to elect directors and approve each of the other resolutions?

The re-election of each of the eleven nominees for director will be decided by ordinary resolution, which means that the nominee will be re-elected if a majority of the votes are cast, in person or by proxy, by the shareholders entitled to vote at the Annual Meeting are cast in favor of the nominee’s election. Abstentions and broker non-votes will not be counted as a vote either for or against a nominee for director. If the number of votes cast against an incumbent nominee exceeds the number of votes cast for the nominee, the Governance Guidelines adopted by our Board provide that the nominee must immediately offer to tender his or her resignation, and the Board, through a process managed by the Governance/Nominating Committee, will determine whether to accept or reject the resignation, or take other action.

The resolutions proposed in Proposals 2, 3, 4, and 5 require that a majority of the votes cast, in person or by proxy, by the shareholders entitled to vote at the Annual Meeting are cast in favor of the resolution, assuming a quorum is present. Abstentions and broker non-votes will not be counted as a vote either for or against these resolutions. If the number of votes cast against a resolution exceeds the number of votes cast for the resolution, the resolution will not be passed. With respect to the non-binding advisory resolution in Proposal 2, the results of the vote will not legally require the Board or any committee thereof to take any action (or refrain from taking any action). Nevertheless, our Board values the opinions of our shareholders as expressed through their advisory votes and other communications and the Board will carefully consider the outcome of the advisory votes.

Can I change my vote and/or revoke my proxy?

If you are a shareholder of record, you can revoke your proxy and change your vote at any time before the Annual Meeting by:

•	entering a later-dated proxy by telephone or through the Internet by the proxy deadline;

•	delivering a valid, later-dated proxy card by the proxy deadline;

•	sending written notice to the Company Secretary at the registered office; or

•	voting at the Annual Meeting if you attend in person.

If you are a beneficial owner of Class A Ordinary Shares, you may submit new proxy appointment instructions by contacting your broker, bank, or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All Class A Ordinary Shares that have been properly voted and not revoked will be counted in the votes held on the resolution proposed at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

Who can attend the Annual Meeting?

Shareholders as of the close of business in New York on April 17, 2020, which is the record date for voting, may attend the Annual Meeting virtually in order to hear the proceedings and ask questions. This virtual attendance does not extend to voting at the meeting. Such shareholders may also attend at the principal meeting place, and vote thereat. In light of public health concerns and current local travel recommendations and restrictions, we strongly advise shareholders wishing to attend at the Annual Meeting not to attend in person at the principal meeting place, but instead to vote in advance and, if you wish to hear the proceedings and present questions, to do so virtually as described below. If you are a shareholder of record and you would like to attend in person, you will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting. If you are the beneficial owner of shares held in “street name,”

66        2020 Aon Proxy Statement

you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker, or other nominee as of the close of business in New York on April 17, 2020, along with a form of personal photo identification. Alternatively, you may contact the broker, bank, or other nominee in whose name your Class A Ordinary Shares are registered and obtain a legal proxy to bring to the Annual Meeting in order to vote thereat.

In accordance with the requirements of Irish law, shareholders of record who wish to participate in the Annual Meeting without leaving Ireland may do so by attending in person at the offices of our Irish lawyers, Matheson, located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, at the meeting date and time described herein, where technological means will be made available to participate in the meeting. You will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted. In light of public health concerns and local travel recommendations and restrictions in Ireland, we also strongly advise shareholders not to attend at the Matheson offices, but instead to vote in advance and, if you wish to hear the proceedings and present questions, to do so virtually as described below.

How do I attend the Annual Meeting virtually via the Internet?

You will be able to attend the Annual Meeting online to hear the proceedings and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/228952011 at the meeting date and time described herein and entering the 15-digit control number on the proxy card, email or notice of availability of proxy materials you received and the meeting password: AON2020. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. The meeting will begin promptly at 8:30 a.m. Central Daylight Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined below. If you are attending the meeting as a “guest,” you will not be able to ask questions prior to and during the meeting. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. Accordingly, we strongly advise you to vote in advance by one of the methods described on page 64 of the Proxy Statement.

How do I register to attend the Annual Meeting virtually via the Internet?

If you are a registered shareholder, you do not need to register to attend the Annual Meeting virtually via the Internet. Please follow the instructions on the notice, email, or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually via the Internet. To register to attend the Annual Meeting online, you must submit proof of your proxy power (legal proxy) reflecting your Aon holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. EDT, June 16, 2020. To request registration, please forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com. You will receive a confirmation of your registration by email from Computershare after your registration has been received.

Registered holders who cannot locate their notice, email, or proxy card and beneficial owners without a legal proxy can attend the meeting as a “guest” but will not be able to ask questions.

Who will pay the costs of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made on our behalf by certain directors, officers, or employees of Aon and our subsidiaries telephonically, electronically or by other means of communication. Directors, officers, and employees of Aon and our subsidiaries will receive no additional compensation for such solicitation. We will also reimburse banks, brokers, and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners

Who will count the vote?

A representative of our transfer agent, Computershare Trust Company, N.A., will count the vote and serve as inspector of election.

Where can I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and disclosed in a Current Report on Form 8-K, which Aon is required to file with the SEC. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the Irish Companies Act will be made available on the Company’s website (www.aon.com) as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.

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Shareholder Resolutions for 2020 Annual

General Meeting

Proposal 1—Re-election of Directors

RESOLVED THAT, the following individuals be, and each hereby is, by way of separate ordinary resolution, re-elected to serve as director until the election of his or her respective successor or until his or her earlier removal or resignation pursuant to the Articles:

Lester B. Knight

Jeffrey C. Campbell

Gregory C. Case

Jin-Yong Cai

Fulvio Conti

Cheryl A. Francis

J. Michael Losh

Richard B. Myers

Richard C. Notebaert

Gloria Santona

Carolyn Y. Woo

Proposal 2—Advisory Resolution on Executive Compensation

RESOLVED THAT, the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement for the Annual General Meeting of the Company held on June 19, 2020 under “Compensation Discussion and Analysis” and “Executive Compensation,” including the tabular and narrative disclosure contained in the proxy statement.

Proposal 3—Ordinary Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm

RESOLVED THAT, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 be, and it hereby is, ratified and approved.

Proposal 4—Ordinary Resolution to Re-Appoint Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish Law

RESOLVED THAT, the re-appointment of Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the Annual General Meeting of the Company held on June 19, 2020 until the conclusion of the next annual general meeting of the Company be, and it hereby is, approved.

Proposal 5—Ordinary Resolution to Authorize the Board of Directors or the Audit Committee of the Board to Determine the Remuneration of Ernst & Young Chartered Accountants as the Company’s Statutory Auditor under Irish Law

RESOLVED THAT, the Board or the Audit Committee of the Board be, and they hereby are, authorized to determine Ernst & Young Chartered Accountant’s remuneration as statutory auditor under Irish law for the duration of Ernst & Young Chartered Accountants’ term of office.

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Appendix A

Reconciliation of Non-GAAP Measures

Organic Revenue Growth From Continuing Operations (Unaudited)

	Twelve Months Ended
(millions)	Dec 31, 2019	Dec 31, 2018	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$4,673	$4,652	—%	(3)%	—%	(4)%	7%
Reinsurance Solutions	1,686	1,563	8	(2)	1	(1)	10
Retirement Solutions	1,817	1,865	(3)	(2)	—	(3)	2
Health Solutions	1,667	1,596	4	(3)	—	2	5
Data & Analytic Services	1,184	1,105	7	(3)	—	6	4
Elimination	(14)	(11)	N/A	N/A	N/A	N/A	N/A
Total revenue	$11,013	$10,770	2%	(3)%	—%	(1)%	6%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.
(2)

Fiduciary investment income for the three months ended December 31, 2019 and 2018, respectively, was $16 million and $16 million. Fiduciary investment income for the twelve months ended December 31, 2019 and 2018, respectively, was $74 million and $53 million.

(3)

Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains and losses on derivatives accounted for as hedges.

Free Cash Flow from Continuing Operations (Unaudited)

	Twelve Months Ended
(millions)	Dec 31, 2019	Dec 31, 2018	% Change
Cash Provided By Continuing Operating Activities	$1,835	$1,686	9%
Capital Expenditures Used for Continuing Operations	(225)	(240)	(6)
Free Cash Flow Provided by Continuing Operations (1)	$1,610	$1,446	11%

(1)

Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

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Operating Income from Continuing Operations and Diluted Earnings Per Share (1)

	Twelve Months Ended
(millions, except percentages)	Dec 31, 2019	Dec 31, 2018	% Change
Revenue from continuing operations	$11,013	$10,770	2%

Operating income from continuing operations	$2,169	$1,544	40%
Amortization and impairment of intangible assets (2)	392	593
Restructuring	451	485
Legacy Litigation (3)	13	75
Operating income from continuing operations—as adjusted	$3,025	$2,697	12%
Operating margin from continuing operations	19.7%	14.3%
Operating margin from continuing operations—as adjusted	27.5%	25.0%

	Twelve Months Ended
(millions, except per share data)	Dec 31, 2019	Dec 31, 2018	% Change
Operating income from continuing operations—as adjusted	$3,025	$2,697	12%
Interest income	8	5	60%
Interest expense	(307)	(278)	10%
Other income (expense):
Other income (expense)—pensions—as adjusted (4)	9	38	(76)%
Other income (expense)—other	(8)	(26)	(69)%
Total Other income (expense)—as adjusted (4)	1	12	(92)%
Income before income taxes from continuing operations—as adjusted	2,727	2,436	12%
Income tax expense (5)	478	379	26%
Net income from continuing operations—as adjusted	2,249	2,057	9%
Less: Net income attributable to noncontrolling interests	41	40	3%
Net income attributable to Aon shareholders from continuing operations—as adjusted	$2,208	$2,017	9%
Net income (loss) from discontinued operations—as adjusted(6)	$(1)	$(8)	(88)%
Net income attributable to Aon shareholders—as adjusted	$2,207	$2,009	10%
Continuing operations—as adjusted	$9.17	$8.16	12%
Discontinued operations—as adjusted	—	(0.03)	(100)%
Net income attributable to Aon shareholders—as adjusted	$8.13		13%
Weighted average ordinary shares outstanding—diluted	240.6	247.0	(3)%
Effective Tax Rates (5)
Continuing Operations—U.S. GAAP	15.9%		11.7%
Continuing Operations—Non-GAAP	17.5%		15.6%
Discontinued Operations—U.S. GAAP	47.4%	15,94	9.3%
Discontinued Operations—Non-GAAP (6)	47.4%		29.7%

(1)	Certain noteworthy items impacting operating income in 2019 and 2018 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)	Included in the twelve months ended December 30, 2018 was a $176 million non-cash impairment charge taken on certain assets and liabilities held for sale.
(3)

During the fourth quarter of 2019 we settled legacy litigation that had been reported in a prior year as an adjustment to GAAP earnings. In connection with the settlement, we recorded a $13 million charge in the quarter, which represents the difference between the amount accrued in the prior year and the final settlement amount of the legacy litigation.

(4)	Adjusted Other income (expense) excludes pension settlement charges of $5 million and $37 million for the three and twelve months ended December 31, 2018, respectively.
(5)

Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring plan expenses, legacy litigation, accelerated tradename amortization, impairment charges and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the sale of the disposal group and enactment date impacts of U.S. Tax Reform.

(6)

Adjusted net income from discontinued operations excludes the gain on sale of discontinued operations of $73 million and $82 million for the three and twelve months ended December 31, 2018, respectively. The effective tax rate was further adjusted for the applicable tax impact associated with the sale, as applicable.

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Appendix B

Directors’ Report and Financial Statements for the year ended 31 December 2019

Table of Contents

Page
COMPANY INFORMATION	2
DIRECTORS’ REPORT	3-5
INDEPENDENT AUDITOR’S REPORT	6-7
INCOME STATEMENT AND STATEMENT OF COMPREHENSIVE INCOME	8
STATEMENT OF CHANGES IN EQUITY	9
STATEMENT OF FINANCIAL POSITION	10
NOTES TO THE FINANCIAL STATEMENTS	11-12

2020 Aon Proxy Statement        B-1

COMPANY INFORMATION

DIRECTORS	Mary Moore Johnson (Appointed November 6, 2019) Robert E. Lee III (Appointed November 6, 2019) Bas Oerlemans (Appointed November 6, 2019)
REGISTERED OFFICE	Metropolitan Building, James Joyce Street, Dublin 1, Ireland.
COMPANY NUMBER	604607
COMPANY SECRETARY	Matsack Trust Limited
SOLICITORS	Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland
BANKERS	Bank Mendes Gans N.V., PO Box 198, 1000 AD Amsterdam, Herengracht 619, The Netherlands.
AUDITORS	Ernst & Young, Chartered Accountants, Harcourt Centre, Harcourt Street, Dublin 2, Ireland.

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DIRECTORS’ REPORT

for the year ended 31 December 2019

The directors present herewith their report and audited financial statements of Aon Limited (formerly Linzicon Limited) (the “Company”) for the year ended 31 December 2019.

Principal Activity

The Company was incorporated under the laws of Ireland as a private company limited by shares on May 23, 2017 with the name “Linzicon Limited”. On November 5, 2019, the Company was renamed as “Aon Limited”. The Company was incorporated with an initial share capital of one ordinary share of €1.00 nominal value (the “Subscriber Share”), which was issued to Matsack Nominees Limited. On November 6, 2019, Matsack Nominees Limited transferred the Subscriber Share to Aon plc, the UK incorporated parent of the Aon Group of Companies (“Aon UK”). Aon UK as the holder of the Subscriber Share, holds the entire issued share capital of the Company. The Company has not engaged in any business since its incorporation other than activities associated with Reorganization (as defined below under Future Developments).

Dividends

No dividends were declared or distributed during 2019 (2018: Nil).

Business Review

Aon Limited was a dormant entity before it was purchased in November 2019. There were no profit related activities during 2019. The income statement for the year ended 31 December 2019 and the statement of financial position at that date are set out on pages 11 and 13. The profit on ordinary activities for the year before taxation amounted to $Nil.

Principal Risks and Uncertainties

Uncertainties

The directors assessed the ability of the Company to continue in operational existence on an ongoing basis. After having considered the matters relevant to the Company, the financial statements have been prepared on a going concern basis. Refer “Going concern” section below.

Financial Risks

The Company’s operations expose it to various financial risks that include liquidity risk, changes in company law and taxation regulations. The directors are satisfied that the policies, controls and procedures implemented by the Company are sufficient to manage the financial risks. The directors actively ensure that all controls are periodically reviewed.

Directors and Secretary

The names of the persons who were directors at any time during the year ended 31 December 2019 are set out below.

Directors

Fergus Bolster (Resigned November 6, 2019)

George Brady (Resigned November 6, 2019)

Mary Moore Johnson (Appointed November 6, 2019)

Robert E. Lee III (Appointed November 6, 2019)

Bas Oerlemans (Appointed November 6, 2019)

Company Secretary

Matsack Trust Limited

Transactions Involving Directors

There were no contracts or arrangements of any significance in relation to the business of the Company in which the directors had any interest, as defined by the Companies Act 2014, at any time during the year ended 31 December 2019.

Directors’ and Company Secretary’s Interests

The interests of the directors and secretary and their families who held office at 31 December 2019 and 2018 in the share capital of the Company and/or other group companies are less than 1% in nominal value of the issued voting share capital of that entity and so, in accordance with Section 329 of the Companies Act 2014, have not been disclosed.

2020 Aon Proxy Statement        B-3

Future Developments

On October 29, 2019, the parent Group filed with the Securities and Exchange (the “SEC”) a preliminary proxy statement and announced its intention to move the jurisdiction of incorporation for the parent company from the UK to Ireland (the “Reorganization”), as described in our definitive proxy statement filed with the SEC on December 20, 2019. The move is expected to drive ongoing shareholder value creation through effective capital management that maximizes return on invested capital (“ROIC”). The Reorganization received shareholder approval on February 4, 2020. The Group is required to make an application to the High Court of Justice of England and Wales to seek approval. This application is expected to be heard, and it is currently anticipated that the Reorganization will be completed, on March 31, 2020.

Events Since the Statement of Financial Position

On 10 March 2020, the Company approved the allotment of 24,999 additional ordinary shares of €1 to Aon plc in exchange for subscription monies of €1.

Going Concern

After making enquiries, the directors have a reasonable expectation that the Company has adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the financial statements.

Political Donations

The Company did not make any political donations during the year.

Accounting Records

The measures that the directors have taken to secure compliance with the requirements of sections 281 to 285 of the Companies Act 2014, with regard to the keeping of accounting records, include the provision of appropriate resources within the Aon Group to maintain adequate accounting records, throughout the Company, including the appointment of personnel with appropriate qualifications, experience and expertise. The Company’s accounting records are maintained at Metropolitan Building, James Joyce Street, Dublin 1, Ireland.

Directors’ Responsibilities Statement

The directors are responsible for preparing the Directors’ Report and the financial statements in accordance with applicable law and regulations.

Irish company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with accounting standards issued by the Financial Reporting Council and promulgated by the Institute of Chartered Accountants in Ireland, including FRS 102, the Financial Reporting Standard applicable in the UK and Republic of Ireland (Generally Accepted Accounting Practice in Ireland). Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the assets, liabilities and financial position, of the Company as at the end of the financial year, and the profit or loss of the company for the financial year, and otherwise comply with the Companies Act 2014.

In preparing these financial statements, the directors are required to:

•	Select suitable accounting policies and then apply them consistently;

•	Make judgements and estimates that are reasonable and prudent;

•

State whether the financial statements have been prepared in accordance with applicable accounting standards, identify those standards, and note the effect and reasons for any material departure from those standards; and

•	Prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Company will continue in business.

The directors are responsible for ensuring that the Company keeps or causes to be kept adequate accounting records which correctly explain and record the transactions of the Company, enable at any time the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy, enable them to ensure that the financial statements

B-4        2020 Aon Proxy Statement

and directors’ report comply with the Companies Act 2014 and enable the financial statements to be audited. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Statement on Relevant Audit Information

So far as the directors are aware, there is no relevant audit information of which the Company’s statutory auditors are unaware. The directors have taken all the steps that they ought to have taken as directors in order to make themselves aware of any relevant audit information and to establish that the Company’s statutory auditors are aware of that information.

Auditors

The auditors, Ernst & Young, Chartered Accountants, appointed on March 10, 2020, will continue in office in accordance with Section 382(2) of the Companies Act 2014.

Approved by the Board and signed on its behalf by:

Director:	/S/ Mary Moore Johnson
Mary Moore Johnson

Director:	/S/ Robert E. Lee III
Robert E. Lee III

Date: 13/3/2020

2020 Aon Proxy Statement        B-5

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF AON LIMITED

Opinion

We have audited the financial statements of Aon Limited (‘the Company’) for the year ended 31 December 2019, which comprise the Income Statement and Statement of Comprehensive Income, the Statement of Changes in Equity, the Statement of Financial Position and notes to the financial statements, including the summary of significant accounting policies set out in the notes. The financial reporting framework that has been applied in their preparation is Irish Law and Accounting Standards including FRS 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland (Irish Generally Accepted Accounting Practice).

In our opinion the financial statements:

•	give a true and fair view of the assets, liabilities and financial position of the company as at 31 December 2019 and of its result for the year then ended;

•	have been properly prepared in accordance with Irish Generally Accepted Accounting Practice; and

•	have been properly prepared in accordance with the requirements of the Companies Act 2014.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (Ireland) (ISAs (Ireland)) and applicable law. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with ethical requirements that are relevant to our audit of financial statements in Ireland, including the Ethical Standard issued by the Irish Auditing and Accounting Supervisory Authority (IAASA), and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other matters

In the prior year the Company availed of the dormant company audit exemption under section 365(2) of the Companies Act 2014 and accordingly the comparatives are unaudited. Our opinion is not modified in respect of this matter.

Conclusions relating to going concern

We have nothing to report in respect of the following matters, in relation to which ISAs (Ireland) require us to report to you where:

•	the directors’ use of the going concern basis of accounting in the preparation of the financial statements is not appropriate: or

•

the directors have not disclosed in the financial statements any identified material uncertainties that may cast significant doubt about the Company’s ability to continue to adopt the going concern basis of accounting for a period of at least twelve months from the date when the financial statements are authorised for issue.

Other information

The directors are responsible for the other information. The other information comprises the information included in the directors’ report other than the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether there is a material misstatement in the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

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Opinions on other matters prescribed by the Companies Act 2014

Based solely on the work undertaken in the course of the audit, we report that:

•	in our opinion, the information given in the directors’ report is consistent with the financial statements; and

•	in our opinion, the directors’ report has been prepared in accordance with the Companies Act 2014.

We have obtained all the information and explanations which we consider necessary for the purposes of our audit.

In our opinion the accounting records of the Company were sufficient to permit the financial statements to be readily and properly audited and the financial statements are in agreement with the accounting records.

Matters on which we are required to report by exception

Based on the knowledge and understanding of the company and its environment obtained in the course of the audit, we have not identified material misstatements in the directors’ report. The Companies Act 2014 requires us to report to you if, in our opinion, the disclosures of directors’ remuneration and transactions required by sections 305 to 312 of the Act are not made. We have nothing to report in this regard.

Respective responsibilities

Responsibilities of directors for the financial statements

As explained more fully in the directors’ responsibilities statement set out on page 6, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the directors are responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (Ireland) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A further description of our responsibilities for the audit of the financial statements is located on the IAASA’s website at: http://www.iaasa.ie/getmedia/b2389013-1cf6-458b-9b8f-a98202dc9c3a/Description_of_auditors_responsibilities_for_audit.pdf.

This description forms part of our auditor’s report.

The purpose of our audit work and to whom we owe our responsibilities

Our report is made solely to the Company’s members, as a body, in accordance with section 391 of the Companies Act 2014. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members, as a body, for our audit work, for this report, or for the opinions we have formed.

/S/ Dargan FitzGerald

Dargan FitzGerald

for and on behalf of Ernst & Young

Chartered Accountants and Statutory Audit Firm

Dublin

Date: 13/3/2020

2020 Aon Proxy Statement        B-7

INCOME STATEMENT AND STATEMENT OF COMPREHENSIVE INCOME

for the years ended 31 December 2019 and 2018

The Company is an Irish incorporated limited company, with Aon UK being the holder of the Company’s entire issued share capital, which currently consists solely of the Subscriber Share. The Company has not engaged in any business since its formation other than activities associated with the corporate reorganization. The Company did not earn income nor incur expenditure during the year (2018: Nil). Consequently, the Company made neither a profit nor a loss during the financial year (2018: Nil).

There were no recognised gains or losses arising in the year (2018: Nil).

B-8        2020 Aon Proxy Statement

STATEMENT OF CHANGES IN EQUITY

for the year ended 31 December 2019

	Called-up share capital USD ($)	Total USD ($)
At 1 January 2018	1	1
Transactions for year	—	—

At 31 December 2018	1	1

At 31 December 2018	1	1
Transactions for year	—	—

At 31 December 2019	1	1

2020 Aon Proxy Statement        B-9

STATEMENT OF FINANCIAL POSITION

at 31 December 2019

	Note	2019 USD ($)	2018 USD ($)
CURRENT ASSETS
Cash and cash equivalents	1	1	1

NET ASSETS		1	1

CAPITAL AND RESERVES
Ordinary share capital	2	1	1

		1	1

The financial statements were approved by the Board of Directors on March 13, 2020 and authorised for issue on March 13, 2020. They were signed on its behalf by:

Director:	/S/ Mary Moore Johnson
Mary Moore Johnson

Director:	/S/ Robert E. Lee III
Robert E. Lee III

Date:    13/3/2020

B-10        2020 Aon Proxy Statement

NOTES TO THE FINANCIAL STATEMENTS

31 December 2019

1.	Accounting Policies

Statement of compliance

The Company (formerly Linzicon Limited) is a limited liability company incorporated in the Republic of Ireland. The registered office is Metropolitan Building, James Joyce Street, Dublin 1, Ireland.

The Company’s financial statements have been prepared in accordance with accounting standards generally accepted in Ireland and Irish statute comprising the Companies Act 2014. Accounting standards generally accepted in Ireland in preparing financial statements giving a true and fair view are those promulgated by the Institute of Chartered Accountants in Ireland and issued by the Financial Reporting Council including FRS 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland (Generally Accepted Accounting Practice in Ireland).

Basis of preparation and change in accounting policy

The directors assess the ability of the company to continue in operational existence on an ongoing basis. After having considered the matters relevant to the company, the financial statements have been prepared on a going concern basis.

The financial statements are presented in USD, denoted by the symbol ‘$’, as this is the functional and presentational currency of the Company. Upon transfer of the Subscriber Share from Matsack Nominees Limited to Aon UK, the company concluded that the functional currency of the reporting entity would be changed from EUR to USD.

Comparative amounts

In the prior year the Company availed of the dormant company audit exemption under section 365(2) of the Companies Act 2014 and accordingly the comparatives are unaudited.

Taxation

Corporation tax is calculated at current applicable rates.

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the statement of financial position date where transactions or events have occurred at that date that will result in an obligation to pay more, or right to pay less, tax. Deferred tax is measured on an undiscounted basis at tax rates enacted or substantively enacted at the statement of financial position date that are expected to apply in the periods in which timing differences reverse.

Cash flow statement

The Company is a “qualifying entity” under FRS 102 and is exempt from the requirement of section 3.17 of FRS102 to prepare a cash flow statement.

Foreign currencies

Transactions in foreign currencies are initially recorded in the entity’s functional currency (USD) by applying the spot exchange rate ruling at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the statement of financial position date. All differences are taken to the income statement.

Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprise cash at banks and in hand.

Classification of shares as debt or equity

An equity instrument is a contract that evidences a residual interest in the assets of an entity after deducting all its liabilities.

When shares are issued any component that creates a financial liability of the Company is presented as a liability in the statement of financial position and is measured initially at fair value net of transaction cost until extinguished on

2020 Aon Proxy Statement        B-11

conversion or redemption. The corresponding dividends relating to the liability component are charged as interest expense to the income statement. The initial fair value of the liability component is determined using a market rate for an equivalent liability without a conversion feature.

The remainder of the proceeds on issue is allocated to the equity component and included in shareholders’ equity, net of transaction costs. The carrying amount of the equity component is not re-measured in subsequent years.

Transaction costs are apportioned between the liability and equity components of the shares based on the allocation of proceeds to the liability and equity components when the instruments are first recognised.

The ordinary share capital of the Company is presented as equity.

2.	Share Capital

	2019		2018
Ordinary Shares Authorised	USD	($)	USD	($)
1 ordinary share of €1	1		1

Issued Allotted	USD	($)	USD	($)
1 ordinary share of €1	1		1

The Company was incorporated with 1 subscriber share having a nominal value of €1 for aggregate consideration of €1.

3.	Ultimate and Immediate Parent Company

The immediate and ultimate parent company is Aon plc. The Company is included in the consolidated accounts of Aon plc forming the largest and smallest body of undertakings of which the Company forms a part as a subsidiary undertaking. The registered office of Aon plc is located at The Aon Centre, 122 Leadenhall Street, London, England EC3V 4AN and from where the consolidated financial statements are available.

4.	Related Party Transactions

The Company is availing of the exemption under FRS 102 not to present a related party note, as the Company is a 100% subsidiary of a parent undertaking which prepares publicly available consolidated financial statements including transactions between two or more members of the group.

5.	Subsequent Events

On March 10, 2020, the Company approved the allotment of 24,999 additional ordinary shares of €1 to Aon plc in exchange for subscription monies of €1.

6.	Approval of Financial Statements

The financial statements were approved and authorised for issue by the Board of Directors on March 13, 2020.

B-12        2020 Aon Proxy Statement

About Aon

Aon plc (NYSE:AON) is a leading global provider

of risk management, insurance brokerage and

reinsurance brokerage, and human resources

solutions. Aon unites to empower results for clients

in over 120 countries via innovative risk and people

solutions. For further information on our capabilities and

to learn how we empower results for clients,

please visit: http://aon.mediaroom.com.

Notice Of 2020 Annual General Meeting

of Shareholders and Proxy Statement

001CSN4424

C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Votes submitted electronically must be received by 11:59 PM, Eastern Time, on June 18, 2020. Online
Go to www.envisionreports.com/AON or scan the QR code - login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AON Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual General Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 5.
1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Lester B. Knight 04 - Jeffrey C. Campbell 07 - J. Michael Losh 10 - Gloria Santona 02 - Gregory C. Case 05 - Fulvio Conti 08 - Richard B. Myers 11 - Carolyn Y. Woo 03 - Jin-Yong Cai 06 - Cheryl A. Francis 09 - Richard C. Notebaert For Against Abstain For Against Abstain 2. Advisory vote to approve executive compensation
4. Re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law
3. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm
5. Authorize the Board of Directors or the Audit Committee of the Board to determine the remuneration of Ernst & Young Chartered Accountants as the Company’s Statutory Auditor under Irish Law B Authorized Signatures - This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.
C 1234567890 J N T 1UPX 460196
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 0390AC

2020 Annual Meeting Admission Ticket
2020 Annual General Meeting of Aon plc Shareholders
June 19, 2020, 8:30 a.m. CDT 200 East Randolph Street Chicago, Illinois
Upon arrival, please present this admission ticket and photo identification at the registration desk.
The 2020 Annual Meeting of Shareholders of Aon plc will also be held virtually via live webcast at www.meetingcenter.io/228952011.
To access the virtual meeting, you must have the 15-digit control number that is printed in the circle in the shaded bar located on the reverse side of this form.
The password for this meeting is - AON2020.
Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AON
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
AON plc Notice of 2020 Annual General Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting - June 19, 2020
The Chairman, Chief Executive Officer, Company Secretary, and any Assistant Company Secretary, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Aon plc to be held on June 19, 2020 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-5.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
If you hold your shares in the Aon plc Canadian ESPP or Aon plc Direct Stock Purchase and Dividend Reinvestment Plan your vote must be received by 11:59 p.m. Eastern Time on June 16, 2020.
In the case of registered joint holders (i) only one need sign, and (ii) the vote of the senior holder who tenders a vote, whether in person or by proxy or (in the case of a corporation) by authorized representative, will alone be counted. For this purpose seniority will be determined by the order in which the names appear in the register of shareholders of Aon plc in respect of the joint holding.
(Items to be voted appear on reverse side)
C Non-Voting Items
Change of Address - Please print new address below. Comments - Please print your comments below.